Exhibit 99.3

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE
PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL
A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY
COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR
APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

THE DEBTORS RESERVE THE RIGHT TO AMEND THIS
DISCLOSURE STATEMENT AT ANY TIME PRIOR TO THE
DISCLOSURE STATEMENT HEARING

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
Chapter 11
In re:	:
Case No. 05-17930 (ALG)
:
NORTHWEST AIRLINES CORPORATION,		Jointly Administered
NWA FUEL SERVICES CORPORATION,	:
NORTHWEST AIRLINES HOLDINGS CORPORATION,
NWA INC.,	:
NORTHWEST AEROSPACE TRAINING CORPORATION,
NORTHWEST AIRLINES, INC.,	:
NWA AIRCRAFT FINANCE, INC.,
MLT INC.,	:
COMPASS AIRLINES, INC. F/K/A NORTHWEST AIRLINES
CARGO, INC.,	:
NWA RETAIL SALES INC.,
MONTANA ENTERPRISES, INC.,	:
AIRCRAFT FOREIGN SALES, INC.,
NW RED BARON LLC, AND	:
NWA WORLDCLUB, INC.
:
Debtors.
:

DISCLOSURE STATEMENT WITH RESPECT TO
DEBTORS’ FIRST AMENDED JOINT AND CONSOLIDATED
PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Bruce R. Zirinsky (BZ 2990) CADWALADER, WICKERSHAM & TAFT LLP One World Financial Center New York, New York 10281 Telephone: (212) 504-6000 Facsimile: (212) 504-6666	Mark C. Ellenberg (ME 6927) CADWALADER, WICKERSHAM & TAFT LLP 1201 F St. N.W., Suite 1100 Washington, DC 20004 Telephone: (202) 862-2200 Facsimile: (202) 862-2400

Dated: February 15, 2007

SUMMARY OF THE PLAN OF REORGANIZATION

A.                                    Introduction.

Northwest Airlines Corporation (“NWA Corp.”) and its subsidiaries (collectively “the Debtors” or “Northwest”) are soliciting votes from their unsecured creditors for the acceptance of their Plan of Reorganization. The Plan will permit Northwest to continue in business on a sound economic footing and will maximize recoveries for all creditors by preserving the going concern value of Northwest. Please refer to the attached Glossary for definitions of terms used in this Disclosure Statement.

Under the Plan, Allowed administrative, priority and secured claims are unimpaired and will be satisfied in full. The acceptance of the Plan by holders of these Claims is not required and Northwest is not soliciting their votes.

Holders of General Unsecured Claims are impaired under the Plan and are entitled to vote. Northwest is asking that all holders of General Unsecured Claims vote to accept the Plan.

Under the Plan, holders of Allowed General Unsecured Claims against any of the Debtors other than Northwest Airlines, Inc., NWA Corp., Northwest Airlines Holdings Corporation, and NWA Inc. (the “Consolidated Debtors”) will receive payment in full, in Cash, without interest. Holders of Allowed General Unsecured Claims against the Consolidated Debtors of $20,000 or less, or who elect to reduce their Allowed General Unsecured Claims to $20,000, will also receive payment in full, in Cash, without interest.

Holders of all other Allowed General Unsecured Claims against the Consolidated Debtors will receive shares of New Common Stock of NWA Corp. in exchange for their Claims, and Eligible Holders will also be entitled to subscribe for additional shares of New Common Stock of NWA Corp. pursuant to the underwritten Rights Offering more fully described in this Disclosure Statement. Please refer to section V.D. for a discussion of the Rights Offering.

The substantive consolidation of the Consolidated Debtors will eliminate claims based on a guaranty of a Consolidated Debtor of the primary obligation of another Consolidated Debtor. However, holders of Allowed General Unsecured Claims against one of the Consolidated Debtors who also hold a guaranty from another Consolidated Debtor will be entitled to receive additional shares of New Common Stock of NWA Corp. as compensation for the impact of the consolidation.

Based on the current estimates of the Reorganized Debtors’ value, and the current estimates of General Unsecured Claims that will ultimately be Allowed, holders of Allowed General Unsecured Claims will receive New Common Stock having a value between 66% and 83% of their Allowed Claims, with a midpoint estimate of 74%. Holders of Allowed General Unsecured Claims who also have a guaranty from a Consolidated Debtor will receive additional shares of New Common Stock having a value between 6% and 8% of their guaranty, with a midpoint estimate at 7%, bringing the estimated overall recovery for such holders to 72%-91%, with a midpoint estimate of 81%.

Under the Plan, 235,577,228 shares of New Common Stock will be issued to holders of Allowed General Unsecured Claims against the Consolidated Debtors (less a portion of the New Common Stock reserved for issuance under a management equity plan), 8,622,772, shares of New Common Stock will be issued to holders of Allowed General Unsecured Claims against the Consolidated Debtors who also hold a guaranty from a Consolidated Debtor, and 23,611,111 shares of New Common

i

Stock will be sold pursuant to the Rights Offering. In addition, the Rights Offering Sponsor will purchase directly 4,166,667 shares of New Common Stock. Please refer to section V.F. for a discussion of the New Common Stock. Please refer to section IX.E for a discussion of the management equity plan.

Shareholders of NWA Corp. will receive no distributions under the Plan and their outstanding stock will be cancelled. Accordingly, shareholders of NWA Corp. are deemed to reject the Plan and are not entitled to vote.

The Plan provides for the substantive consolidation of the Consolidated Debtors and treatment of Claims against each Consolidated Debtor as Claims against a single Consolidated Debtor. Claims against each other Debtor are treated separately under the Plan.

The following table summarizes the treatment accorded creditors and other shareholders of Northwest under the Plan.

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
	Administrative Expense Claims	Payment in full (or as otherwise agreed).	No	Ordinary course	100%
	Compensation of Professionals Claims	Payment in full (or as otherwise agreed).	No	$42,285,000	100%
	Priority Tax Claims	Payment in full on the Effective Date or over six years from the date of assessment of the tax with interest or payment as otherwise agreed.	No	$66,834,000	100%
	DIP Claims	Payment in full/conversion to Exit Facility.	No	$1,225,000,000	100%
1A 2A 3A 4A 5A 6A 7A 8A 9A 10A 11A	Priority Non-Tax Claims	Payment in full.	No	Not Material	100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
1B-1	1110(a) Aircraft Secured Claims	The maturity will be reinstated as such maturity existed before default and paid in accordance with the terms of the applicable loan agreements. Claimants will retain security interests and are unimpaired by the Plan.	No	$2,539,460,000	100%
1B-2	Restructured Aircraft Secured Claims	The Claims in this Class will be treated in accordance with the applicable restructuring agreement and the Final Order that approved such agreement and are unimpaired by the Plan.	No	$1,422,041,000	100%

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
1B-3	N301US and N303US Aircraft Secured Claims	The maturity of Claims will be reinstated as such maturity existed before default, the Debtors will cure such default and pay the balance of the Claims in accordance with the terms of the applicable loan agreements. Claimants will retain security interests and are unimpaired by the Plan.	No	9,285,000	100%
1C 3B	Other Secured Claims	The treatment of each Other Secured Claim is set forth in Schedule 4.5 attached to the Plan.	No	$263,922,000 $124,218,000	100% 100%
1D	General Unsecured Claims Consolidated Debtors

(i) Pro Rata share of New Common Stock For Distribution to Creditors and (ii), if the Eligible Holder elected to participate in the Rights Offering, its Pro Rata share of the New Common Stock For Distribution Pursuant to Rights Offering. In addition, each holder who also holds a guaranty from one or more Consolidated Debtors with respect to its claim will receive, as compensation for the impact of the substantive consolidation its share of the New Common Stock For Distribution to Creditors With a Guaranty.

			Yes	$8,750,000,000 – $9,500,000,000	66% –83% midpoint estimate of 74%
2B 3C 4B 5B 6B 7B 8B 9B 10B 11B	General Unsecured Claims Non-Consolidated Debtors	Full payment in Cash.	Yes	$53,000 $67,000 $5,605,000 $0 $0 $0 $0 $0 $0 $0	100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
1E	Convenience Class Claims	Full payment in Cash.	Yes	$14,974,000(1)	100%
1F 2C 3D 4C 6C 9C 11C	Intercompany Claims	$1.00	Yes	$548,144,000 $2,044,000 $0 $0 $640,000 $0 $64,952,000	N/A
1G 2D 3E 4D	Equity Interests in Debtors Other than NWA Corp.	Unimpaired.	No		N/A

(1) This number does not reflect potential Claims held by General Unsecured Creditors who make the Convenience Class Election, as further discussed in section V.C.

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
5C 6D 7C 8C 9D 10C 11D
1H	Preferred Stock Interests in NWA Corp.	Cancellation of Equity Interests and no distribution.	No		0%
1I	Common Stock Interests in NWA Corp.	Cancellation of Equity Interests and no distribution.	No		0%

B.                                    Rights Offering.

As part of the Plan, Northwest will raise $750 million in new capital through the sale of additional common stock. This will include (i) the offer and sale of 27,777,778 shares of New Common Stock pursuant to a Rights Offering, representing $637.5 million of the total amount of capital to be raised; and (ii) the sale of 4,166,667 additional shares to the Rights Offering Sponsor, representing $112.5 million of the total amount of capital to be raised. The Plan gives certain unsecured creditors with an Allowed General Unsecured Claim against the Consolidated Debtors as of the Subscription Rights Record Date at least a Pro Rata right to purchase the additional common stock in the Rights Offering (the “Eligible Holders”). Such Eligible Holders have the right, but not the obligation, to participate in the Rights Offering. The Rights Offering will also allow each Eligible Holder to subscribe for common stock not purchased by other Eligible Holders by electing to subscribe for up to 200% of such Eligible Holder’s initial Rights Offering common share allotment.

The Rights Offering will commence on the Subscription Commencement Date, which is a Business Day approved by the Bankruptcy Court pursuant to the Debtors’ Solicitation Procedures Motion. The Rights Offering shall expire on the Rights Offering Expiration Date, which will be 30 days after the Subscription Commencement Date (a period currently expected to be coterminous with the solicitation period). Each Eligible Holder of a Class 1D General Unsecured Claim intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Right(s) on or prior to the Rights Offering Expiration Date. Eligible Holders electing to subscribe for additional shares must indicate that amount of shares in the appropriate place on the Subscription Form and pay for such additional shares in the same manner as the shares purchased pursuant to the Subscription Right are paid for.

A form for the exercise of the right to purchase additional common stock will be sent in addition to the ballot for Eligible Holders of Allowed Class 1D General Unsecured Claims. If you received this form, and you want to purchase additional stock, you must return the filled out form and full payment for the new stock by the Rights Offering Expiration Date.

After the Rights Offering Expiration Date, the shares in respect of unexercised Subscription Rights shall be acquired by the Rights Offering Sponsor pursuant to a Rights Offering Sponsor Agreement in the form attached as Exhibit A to the Plan. The Rights Offering Sponsor is JPMorgan Securities Inc. and its affiliates. This stand-by commitment and additional equity investment guarantees that all of the common stock will be purchased and that Reorganized Northwest will receive the full $750 million of new capital. Under the Rights Offering Sponsor Agreement, the Debtors retain the right to seek up to an additional $150 million private equity investment.

C.                                    Exit Financing.

The Plan contemplates that Northwest will convert the existing debtor in possession financing facility into an exit financing facility. This conversion is expressly provided for in the debtor in possession financing facility documentation. Upon conversion, the exit financing facility would consist of a $175 million revolving credit facility including a $75 million sub-limit letter of credit facility and a $1.050 billion term loan, each with a maturity date of August 21, 2013. The terms and conditions associated with the exit facility were approved by the Bankruptcy Court on August 8, 2006 when the debtor in possession financing facility was put in place. The Plan also provides Northwest the option to elect alternative exit financing, or amend the existing facility from time to time with appropriate consents, should comparable or more attractive financing become available on better terms.

D.                                    Voting on the Plan and Subscribing to the Rights Offering.

Holders of unsecured Claims are impaired under the Plan and are entitled to vote. Northwest is asking that all holders of unsecured Claims vote for the acceptance of the Plan. Because the Allowed Claims against Northwest will exceed the value of its assets, it is anticipated that creditors will not receive full recoveries on their Claims. In addition, stockholders of NWA Corp. will not receive any recovery. Stockholders of NWA Corp. will be deemed to have rejected the Plan and their votes are not being solicited. A copy of the Plan is attached as Exhibit A to this Disclosure Statement.

This Disclosure Statement provides the information needed to make an informed decision whether to accept or reject the Plan or to subscribe under the Rights Offering. Not everyone is entitled to vote or to subscribe. If you are entitled to vote, a ballot form will be included in this package. If a ballot is not included, you are not entitled to vote. If you are entitled to subscribe, a Subscription Form will be included in this package. If a Subscription Form is not included, you are not entitled to subscribe. Please note that if there is any inconsistency between the Plan and the descriptions in the Disclosure Statement, the terms of the Plan will govern. This Disclosure Statement and the Plan are the only materials creditors should rely upon to determine whether to accept or reject the Plan.

The last day to vote to accept or reject the Plan is May 7, 2007. To be counted, your ballot must be actually received by the Balloting Agent by this date.

The record date for determining which creditors may vote on the Plan is March 26, 2007.

Recommendation: Debtors urge creditors to vote to accept the Plan.

If you are entitled to subscribe to additional shares of New Common Stock under the Rights Offering, you must exercise your rights in the following manner and within the following time period and deadlines:

The last day to exercise the Subscription Rights is May 7, 2007. To exercise the Subscription Rights, (i) you must return a duly completed Subscription Form to the Subscription Agent so that such form is actually received by the Subscription Agent on or before this date; and (ii) you must pay the Subscription Purchase Price on or before this date, either by wire transfer to the Subscription Agent in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Subscription

v

Agent along with the Subscription Form. If you are electing to subscribe for additional shares you must indicate that amount of shares in the appropriate place on the Subscription Form and pay for such additional shares in the same manner as described above.

The record date for determining which creditors may exercise the Subscription Rights is March 26, 2007.

Copies of this Disclosure Statement are available upon request made to the Balloting Agent, at the following address:

Balloting Agent
Overnight or Hand/Delivery
Bankruptcy Services LLC
757 Third Avenue, Third Floor
New York, New York, 10017
Tel: (866) 715-0768
Fax: (646) 282-2501

First Class Mail:
c/o Bankruptcy Services, LLC
FDR Station
PO Box 5014
New York, NY 10150-5014

Attn: Northwest

Only actual votes will be counted. A failure to return a ballot will not be counted either as a vote for or against the Plan. Any improperly completed or late ballot will not be counted. Any Ballot that indicates both an acceptance and rejection of the Plan, will be deemed a vote to accept the Plan. If no votes to accept or reject the Plan are received with respect to a particular class, the class will be deemed to have voted to accept the Plan. If a creditor casts more than one Ballot voting the same claim or interest before the Voting Deadline, the latest dated Ballot received before the Voting Deadline will be deemed to reflect the voter’s intent and thus to supersede any prior Ballots. Creditors must vote all of their claims within a particular class with respect to a particular Debtor under the Plan either to accept or reject the Plan and may not split their votes within a particular class; thus, a Ballot (or a group of Ballots) within a particular class of a particular Debtor received from a single creditor that partially rejects and partially accepts the Plan will be deemed to have voted to accept the Plan.

E.                                      Disclosure Statement Enclosures.

Accompanying this Disclosure Statement are copies of: (i) the Plan (Exhibit A); (ii) Northwest’s liquidation analysis (Exhibit B); (iii) the Court’s order approving this Disclosure Statement (Exhibit C); (iv) the notice of the time for filing acceptances or rejections of the Plan, the date and time of the hearing to consider confirmation of the Plan and for filing objections to confirmation of the Plan (Exhibit D); (v) the notice of the time for the exercise of rights to subscribe for additional common stock in Reorganized NWA Corp. (Exhibit E); (vi) overview of the business plan (Exhibit F.1); (vii) financial projections (Exhibit F.2); and (vii) a summary of unsecured claims Allowed in the Chapter 11 Cases (Exhibit G). In addition, those parties eligible to vote will receive a ballot for voting on the Plan. Those parties eligible to exercise Subscription Rights will receive a form for exercising Subscription Rights in addition to a ballot for voting on the Plan.

F.                                      Disclaimer.

The Bankruptcy Court’s approval of this Disclosure Statement does not constitute either a guaranty of the accuracy of the information contained herein or an endorsement of the Plan by the Bankruptcy Court. This Disclosure Statement, along with any letter from the Creditors Committee, is the only document authorized by the Bankruptcy Court to be used in connection with the solicitation of votes accepting the Plan. No representations other than those explicitly set forth in this Disclosure Statement are authorized concerning Northwest, including the prospects of its reorganized business, the value of its assets, or the Claims of its creditors. The information contained in this Disclosure Statement is for purposes of soliciting acceptances of the Plan and for purposes of exercising Subscription Rights and may not be relied upon for any other purposes.

This Disclosure Statement contains summaries of certain provisions of the Plan, certain statutory provisions, certain documents related to the Plan, certain events in the case and certain financial information. Although Northwest believes that the Disclosure Statement and related document summaries are fair and accurate, they are qualified to the extent that they do not set forth the entire text of the Plan, such documents or any statutory provisions. The terms of the Plan govern in the event of any inconsistency with this Disclosure Statement. All exhibits to the Disclosure Statement are incorporated into and are a part of this Disclosure Statement as if set forth in full herein. The statements contained in this Disclosure Statement are made as of the date hereof, unless otherwise specified, and Northwest disclaims any obligation to update any such statements after the hearing on the approval of the Disclosure Statement.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements contained herein or otherwise made by Northwest involve material risks and uncertainties and are subject to change based on numerous factors, including factors that are beyond Northwest’s control. Accordingly, Northwest’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in this Disclosure Statement. Northwest does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

This Disclosure Statement has been prepared pursuant to section 1125 of the code and Rule 3016(b) of the Federal Rules Of Bankruptcy Procedure and is not necessarily in accordance with federal or state securities laws or other similar laws. Neither the offer of New Common Stock nor the Rights Offering to holders of certain classes of Claims has been registered under the Securities Act of 1933, as amended, (the “Securities Act”) or similar state securities or “blue sky” laws. The offers and issuances are being made in reliance on the exemption from registration specified in section 1145 of the Bankruptcy Code. None of the stock to be issued on the Effective Date or pursuant to the Rights Offering has been approved or disapproved by the Securities and Exchange Commission or by any state securities commission or similar public, governmental, or regulatory authority, and neither the Securities and Exchange Commission nor any such state authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or upon the merits of the Plan. Any representation to the contrary is a criminal offense. Persons or entities trading in or otherwise purchasing, selling or transferring securities of Northwest should evaluate this Disclosure Statement and the Plan in light of the purposes for which they were prepared.

Except as otherwise specifically noted, the financial information contained herein has not been audited by a certified public accountant and has not necessarily been prepared in accordance with generally accepted accounting principles.

All parties in interest are encouraged to read the entire Disclosure Statement carefully, including the Plan and other exhibits, before deciding to vote either to accept or reject the Plan. Holders of Claims should, however, not construe the contents of this Disclosure Statement as providing any legal, business, financial, or tax advice and should consult with their own advisors.

		2.	United Technologies Corporation	17
		3.	General Electric Company and Affiliates	18
			(a) General Electric Capital Corporation and Affiliates	18
			(b) General Electric Company and Safran	19
		4.	SAAB	19
		5.	AVRO 146-RJ85A Fleet Restructuring	19
		6.	CRJ Fleet Restructuring	20
		7.	Embraer 175 Purchase Agreement	21
		8.	Boeing and Rolls-Royce	21
		9.	Refinancing from Citigroup for up to 13 Airbus Aircraft	22
		10.	Defeasement of Trust 1 Debt	22
		11.	1996-1 EETC Restructuring	23
		12.	2000-1 EETC Restructuring	23
		13.	1999-1 EETC Restructuring	24
		14.	Retirement of DC-10 Aircraft	24
	F.	Regional Airline Partnerships		24
		1.	Mesaba	25
		2.	Pinnacle	25
		3.	Compass	25
	G.	Management Contracts		25
	H.	Labor Issues		26
	I.	Claims Process and Bar Date		26
		1.	Schedules and Statements	26
		2.	Bar Date For Filing Proofs of Claim	26
	J.	Omnibus Claims Objections		26
	K.	Assumption of Significant Non-Aircraft Executory Contracts		27
	L.	Recharacterization and Rejection of Special Facilities Lease Obligations		27
		1.	Series 2001A and Series 2005A Bonds, and the Minneapolis-St. Paul Metropolitan Airports Commission	27
		2.	Series 1995 Special Airport Facilities Revenue Refunding Bonds relating to Detroit Metropolitan Wayne County Airport	27
	M.	Exclusivity		28
	N.	Request for Equity Committee		28

IV.	Labor Issues			29

	A.	Modification of Existing CBAs		29
	B.	Retiree Medical Benefits		30
	C.	Pension Plan Issues		32

V.	Treatment Of Creditors And Shareholders Under The Plan			33

	A.	Substantive Consolidation		33
	B.	Summary of Classification and Treatment		34
		1.	Classification by Debtor	34
		2.	Treatment of Claims by Class	35
	C.	Description of the Classes For the Debtors		38
		1.	Priority Non-Tax Claims	38
		2.	1110(a) Aircraft Secured Claims	38
		3.	Restructured Aircraft Secured Claims	38
		4.	N301US and N303US Aircraft Secured Claims	39
		5.	Other Secured Claims	39

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		6.	General Unsecured Claims	39
			(a) General Unsecured Claims – Consolidated Debtors	40
			(b) General Unsecured Claim – Non-Consolidated Debtors	40
		7.	Convenience Class Claims	41
		8.	Intercompany Claims	41
		9.	Equity Interests in Debtors Other than NWA Corp.	41
		10.	Preferred Stock Interests in NWA Corp.	41
		11.	Common Stock Interests in NWA Corp.	41
	D.	The Rights Offering		41
		1.	Subscription Rights	42
		2.	Subscription Period	42
		3.	Exercise of Subscription Rights	42
		4.	Oversubscription Rights	42
		5.	Undersubscription	43
		6.	Purchased Shares	43
		7.	Rights Offering Sponsor Agreement	43
		8.	Syndication Agreement	43
		9.	Transfer of Subscription Rights; Revocation	44
		10.	Withdrawal of Rights Offering	44
		11.	Limitation on Acquisition of Shares	44
	E.	Restructuring Transactions		44
	F.	New Common Stock to Be Issued or Authorized Under the Plan		45
	G.	Administrative Expenses		45
		1.	Administrative Expenses	45
		2.	Priority Tax Claims	46
		3.	Debtor in Possession Financing	46
		4.	Postpetition Aircraft Purchase and Lease Obligations	47
		5.	Satisfaction of Exit Conditions under A330 Financing Indentures	47
		6.	Satisfaction of Conditions Under ISDA Master Agreements	47
		7.	Fees and Expenses of Professionals	47
		8.	Indenture Trustee Fees	48
		9.	Management Contracts	48
	H.	Securities Law Matters		48
		1.	Issuance and Resale of New Securities Under the Plan	48
		2.	Listing of New Common Stock	49
		3.	Registration Rights	49
	I.	Reservation of “Cram Down” Rights		50

VI.	Voting Procedures And Requirements			50

	A.	Vote Required for Acceptance by a Class		51
	B.	Classes Deemed to Accept or Reject		51
	C.	Voting		51

VII.	Financial Information, Projections, And Valuation Analysis			51

	A.	Overview of Business Plan		51
	B.	Projections		52
	C.	Reorganization Valuation Analysis		52
		1.	Scope of Valuation Performed	52
		2.	Estimated Pre-Money Equity Value	52
		3.	Baseline Valuation	53

			(a) Comparable Company Analysis	53
			(b) Discounted Cash Flow Analyses	54
		4.	Unsecured Creditors Hypothetical Recovery Values	55
		5.	Possible Adjustments to Baseline Valuation Range	55
		6.	Certain Factors Affecting Valuation	56
			(a) Factors Biasing Current Market Valuation Higher	56
			(b) Factors Potentially Causing Lower Market Valuation in the Future	56
		7.	Limitations to Valuation Analyses	56

VIII.	Governance Of Reorganized Northwest			59

	A.	Boards of Directors		59
	B.	Senior Management		59
	C.	Corporate Governance and Anti-Takeover Provisions		59
		1.	Anti-Takeover Effects of Provisions of Delaware Law	59
		2.	Authorized but Unissued Preferred Stock	60
		3.	Classified Board	60
		4.	Removal of Directors; Vacancies	60
		5.	Limitation on Calling Special Meetings of Stockholders	60
		6.	Advance Notice Requirements for Stockholder Proposals and Director Nominations	61
		7.	No Stockholder Action by Written Consent	61
		8.	Supermajority Provisions	61
		9.	Stockholder Rights Plan	61

IX.	Other Aspects Of The Plan			62

	A.	Distributions		62
		1.	Distributions Through Agents	62
		2.	Timing and Conditions of Distributions	62
			(a) Date of Distributions	62
			(b) Initial Distributions	62
			(c) Subsequent Distributions	63
			(d) Distribution Reserve	63
			(e) Surrender of Certain Securities Necessary for Distribution	63
			(f) Fractional Shares	64
			(g) Fractional Rights	64
		3.	Procedures For Treating Disputed Claims Under the Plan	64
			(a) Disputed Claims	64
			(b) Objections to Claims	64
	B.	Treatment Of Executory Contracts And Unexpired Leases		64
		1.	Contracts and Leases Not Expressly Rejected Are Assumed	64
		2.	Restructured Collective Bargaining Agreements	65
		3.	Management Agreements	65
		4.	Employee-Related Agreements	65
		5.	Cure of Defaults	65
		6.	Rejection Claims	65
	C.	Effect Of Confirmation		66
		1.	Discharge of Claims against the Debtors and Termination of Equity Interests in NWA Corp.	66
		2.	Indemnification	66

		3.	Exculpation	66
	D.	Releases		66
	E.	Management Equity Plan		67
	F.	Committees		67
	G.	Miscellaneous Provisions		68

X.	Certain Factors To Be Considered			68

	A.	Certain Bankruptcy Considerations		68
	B.	Risks Relating to the Plan Securities		69
		1.	Variances from Projections	69
		2.	Significant Holders	69
		3.	Lack of Trading Market	69
		4.	Dividend Policies	70
		5.	Restrictions on Transfer	70
	C.	Risks Associated with the Businesses and the Airline Industry		70
		1.	The airline industry is intensely competitive	70
		2.	Approval of the Northwest’s Plan of Reorganization is at risk	70
		3.	A strike or other form of self-help by the flight attendants could have a material adverse effect on Northwest	71
		4.	Northwest’s degree of leverage may limit their financial and operating activities	71
		5.	The Covenants in the Debtors’ Exit Facility may restrict the Reorganized Debtors’ activities and will require them to satisfy certain financial tests	72
		6.	Changes in government regulations could increase our operating costs and limit Northwest’s ability to conduct its business	72
		7.	Northwest is vulnerable to increases in aircraft fuel costs	72
		8.	Northwest’s insurance costs have increased substantially and further increases could harm our business	72
		9.	Northwest is exposed to foreign currency exchange rate fluctuations	73
		10.	Northwest is exposed to changes in interest rates	73
		11.	Due to industry seasonality, operating results for any interim periods are not necessarily indicative of those for the entire year	73

XI.	Confirmation Of The Plan			73

	A.	Confirmation Hearing		73
	B.	General Requirements of Section 1129		74
	C.	Best Interests Tests		75
	D.	Feasibility		76
	E.	Section 1129(b)		76
		1.	No Unfair Discrimination	76
		2.	Fair and Equitable Test	76

XII.	Certain U.S. Federal Income Tax Consequences Of The Plan			77

	A.	Tax Consequences to the Debtors		78
		1.	The Cancellation of Debt	78
		2.	Limitations on Loss Carryforwards and Other Tax Benefits	79
			(a) General Section 382 Limitation	79
			(b) Built-In Gains and Losses	80
			(c) Special Bankruptcy Exception	80

			(d) Avoiding a Second Ownership Change	81
		3.	Alternative Minimum Tax	82
		4.	Implementation of the Restructuring Transactions	82
	B.	Consequences to Holders of Certain Claims		82
		1.	Consequences to Holders of Claims That Do Not Constitute Securities for U.S. Federal Income Tax Purposes	83
		2.	Consequences to Holders of Claims that Constitute Securities of NWA Corp. for U.S. Federal Income Tax Purposes	84
		3.	Consequences to Holders of Claims that are Employees or other Service Providers	85
		4.	Consequences to Holders of Claims Against a Debtor Other Than NWA Corp.	85
		5.	Tax Treatment of the Exercise or Lapse of Subscription Rights	85
		6.	Distributions in Discharge of Accrued but Unpaid Interest	85
		7.	Recapture of Gain on Subsequent Disposition of New Common Stock	86
		8.	Ownership and Disposition of New Common Stock	86
			(a) Dividends	86
			(b) Gain or Loss on Disposition of New Common Stock	87
		9.	Holders of Aircraft Secured Claims or Other Secured Claims	87
	C.	Information Reporting and Withholding		87

XIII.	Conclusion			88

I.

Introduction

Northwest Airlines Corporation (“NWA Corp.”) and its subsidiaries (collectively “the Debtors” or “Northwest”) are soliciting votes from their unsecured creditors for the acceptance of their Plan of Reorganization. The Plan will permit Northwest to continue in business on a sound economic footing and will maximize recoveries for all creditors by preserving the going concern value of Northwest.

This Disclosure Statement sets forth certain information regarding the Debtors’ pre-petition history, significant events that have occurred during the Chapter 11 Cases and the reorganization and anticipated post-reorganization operations and financing of the Reorganized Debtors. This Disclosure Statement also describes the terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the securities to be issued under the Plan and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims eligible to vote must follow for their votes to be counted.

For a summary of the Plan, please see section V. hereof. For a discussion of certain factors to be considered prior to voting, please see section X. hereof.

This Disclosure Statement contains summaries of certain provisions of the Plan, certain statutory provisions, certain documents related to the Plan, certain events in the Debtors’ Chapter 11 Cases and certain financial information. Although the Debtors believe that such summaries are fair and accurate, such summaries are qualified in their entirety to the extent that they do not set forth the entire text of such documents or statutory provisions. Factual information contained in this Disclosure Statement has been provided by the Debtors’ management except where otherwise specifically noted.

II.

Business Description And Reasons For Chapter 11

A.                                    The Debtors’ Businesses.

Northwest operates one of the world’s largest airlines and is engaged in the business of transporting passengers and cargo. Northwest began operations in 1926. Northwest’s business focuses on the operation of a global airline network through strategic assets that include:

•                  domestic hubs at Detroit, Minneapolis/St. Paul and Memphis;

•                  an extensive Pacific route system with a hub in Tokyo;

•                  a transatlantic joint venture with KLM Royal Dutch Airlines (“KLM”), which operates through a hub in Amsterdam;

•                  a domestic and international alliance with Continental Airlines, Inc. (“Continental”) and Delta Air Lines, Inc. (“Delta”);

•                  membership in SkyTeam, a global airline alliance with KLM, Continental, Delta, Air France, Alitalia, Aeroméxico, CSA Czech Airlines, Korean Air and Aeroflot;

•                  agreements with three domestic regional carriers, including Pinnacle Airlines, Inc. (“Pinnacle”) and Mesaba Aviation, Inc. (“Mesaba”), each of which operates as Northwest Airlink, and Compass Airlines, Inc. (“Compass”), a wholly owned subsidiary, which will operate as a Northwest Airlink carrier.

•                  a cargo business that operates 12 dedicated freighter aircraft through hubs in Anchorage and Tokyo.

For the fiscal year ended December 31, 2006, Northwest had operating revenues of $12.568 billion. As of December 31, 2006, Northwest had approximately 30,000 full time equivalent employees, and operated a fleet of 372 aircraft and directly served (together with its regional carriers operating a fleet of 190 aircraft) more than 240 destinations in 26 countries in North America, Asia and Europe. Northwest and its SkyTeam alliance and other travel partners provide a global network to over 900 cities in more than 160 countries on six continents.

As of December 31, 2006, Northwest’s assets, as reflected in its unaudited consolidated financial statements, were $13.2 billion. As of December 31, 2006, NWA Corp. had approximately 87,350,660 shares of common stock issued and outstanding. As of December 31, 2006, there were 3,357 registered holders. NWA Corp.’s common stock ceased trading on the Nasdaq National Market on September 26, 2005 and now trades in the “over-the-counter” market under the symbol NWACQ.PK.

The following is a brief description of Northwest’s operations. Additional information concerning the Debtors’ chapter 11 restructuring may be located through the Debtors’ restructuring website at: http://www.nwa-restructuring.com.

1.                                       Operations and Route Network.

Northwest and its Northwest Airlink carriers operate substantial domestic and international route networks and directly serve more than 240 destinations in 26 countries in North America, Asia and Europe.

(a)                                  Domestic System.

Northwest operates its domestic system through its hubs at Detroit, Minneapolis/St. Paul and Memphis.

Detroit. Detroit is the ninth largest origination/destination hub in the United States. Northwest and its Northwest Airlink carriers together serve over 150 destinations from Detroit. For the six months ended June 30, 2006, Northwest enplaned 56% of originating passengers from Detroit, while the next largest competitor enplaned 13%.

Minneapolis/St. Paul. Minneapolis/St. Paul is the eighth largest origination/destination hub in the United States. Northwest and its Northwest Airlink carriers together serve over 160 destinations from Minneapolis/St. Paul. For the six months ended June 30, 2006, Northwest enplaned 61% of originating passengers from Minneapolis/St. Paul, while the next largest competitor enplaned 13%.

Memphis. Memphis is the seventeenth largest origination/destination hub in the United States. Northwest and its Northwest Airlink carriers together serve 90 destinations from Memphis. For the six months ended June 30, 2006, Northwest enplaned 60% of originating passengers from Memphis, while the next largest competitor enplaned 12%.

Other Domestic System Operations. Domestic “non-hub” operations include service to as many as 16 destinations from Indianapolis, service from several heartland cities to New York, Washington D.C. and Florida destinations, and service from several west coast gateway cities to Hawaii.

(b)                                 International System.

Northwest operates international flights to the Pacific and/or the Atlantic regions from its Detroit, Minneapolis/St. Paul and Memphis hubs, as well as from gateway cities such as Boston, Honolulu, Los Angeles, San Francisco, Seattle and Portland.

Pacific. Northwest has served the Pacific market since 1947 and has one of the world’s largest Pacific route networks. Northwest’s Pacific operations are concentrated at Narita International Airport in Tokyo, where it has 376 permanent weekly takeoffs and landings (“slots”) as of December 31, 2006, the most for any non-Japanese carrier. As a result of a 1952 United States– Japan bilateral aviation agreement, Northwest has the right to operate unlimited frequencies between any point in the United States and Japan as well as extensive “fifth freedom” rights. Fifth freedom rights allow Northwest to operate service from any gateway in Japan to points beyond Japan and to carry Japanese originating passengers. Northwest and United Airlines, Inc. (“United”) are the only United States passenger carriers that have fifth freedom rights from Japan. Northwest uses these slots and rights to operate a network linking seven gateways and twelve Asian destinations via Tokyo. The Asian destinations served via Tokyo are Bangkok, Beijing, Busan, Guam, Guangzhou, Hong Kong, Manila, Nagoya, Saipan, Seoul, Shanghai, and Singapore. Additionally, Northwest flies nonstop between Detroit and Osaka and Nagoya, and uses its fifth freedom rights to fly beyond Osaka to Taipei and beyond Nagoya to Manila.

Atlantic. Northwest and KLM operate an extensive transatlantic network pursuant to a commercial and operational joint venture. This joint venture benefits from having antitrust immunity, which allows for coordinated pricing, scheduling, product development and marketing. In 1992, the United States and the Netherlands entered into an “open-skies” bilateral aviation treaty, which authorizes the airlines of each country to provide international air transportation between any U.S.-Netherlands city pair and to operate connecting service to destinations in other countries. Northwest and KLM operate joint service between Amsterdam and 17 cities in the U.S., Canada and Mexico, as well as between Amsterdam and India. Codesharing between Northwest and KLM has been implemented on flights to 59 European, 7 Middle Eastern, 13 African, 5 Asian and 176 United States cities. Codesharing is an agreement whereby an airline’s flights can be marketed under the two-letter designator code of another airline, thereby allowing the two carriers to provide joint service with one aircraft. After September 2007, the joint venture can be terminated on three years’ notice. In May 2004, Air France acquired KLM, and KLM and Air France became wholly-owned subsidiaries of a new holding company.

(c)                                  Alliances.

In addition to its transatlantic joint venture with KLM, Northwest has strengthened its network through other alliance partnerships. Long-term alliances are a cost-effective way for Northwest to enter markets that it would not be able to serve alone. Alliance relationships can include codesharing, reciprocal frequent flyer programs, “through” luggage check-in, reciprocal airport lounge access, joint marketing, sharing of airport facilities and joint procurement of certain goods and services.

Since 1998, Northwest and Continental have been in a domestic and international commercial alliance that connects the two carriers’ networks and includes extensive codesharing, frequent flyer program reciprocity and other cooperative marketing programs. The alliance agreement has a term through 2025.

In August 2002, Northwest entered into a commercial alliance agreement with Continental and Delta. This agreement is designed to connect the three carriers’ domestic and international networks and provides for codesharing, reciprocity of frequent flyer programs, airport club use and other cooperative marketing programs. The combined network has increased Northwest’s presence in the South, East and Mountain West regions of the U.S., as well as in Latin America. The alliance agreement has a term through June 12, 2013; after that date, it continues in effect until terminated on not less than 12 months notice.

In September 2004, Northwest, together with KLM and Continental, joined the global SkyTeam Alliance. The addition of Northwest, KLM and Continental made SkyTeam the world’s second largest airline alliance. The ten members of the SkyTeam alliance, Northwest, KLM, Continental, Delta, Air France, Alitalia, Aeroméxico, CSA Czech Airlines, Korean Air and Aeroflot, currently serve over 372 million passengers annually with more than 14,600 daily departures to 728 destinations in 133 countries. Northwest customers are now able to accrue and redeem frequent flyer miles in their WorldPerks accounts and enjoy travel on any flight operated by a SkyTeam Alliance member. This alliance affords customers the benefits and service options when traveling on multiple airlines while being treated similarly to a customer traveling on a single airline. The alliance agreement has a term through June 12, 2012, and if not terminated on that date, continues in effect for 5 more years.

Northwest also has domestic frequent flyer and codesharing agreements with several other airlines including Alaska Airlines, Horizon Air, Hawaiian Airlines, American Eagle, Gulfstream International Airlines, and Big Sky Airlines. In Central America, Northwest has a frequent flyer agreement with Copa Airlines. In the Pacific, Northwest has frequent flyer agreements with Malaysia Airlines, Japan Airlines, Jet Airways of India, Garuda Indonesia, Cebu Pacific Airlines, Air Tahiti Nui, and China Southern. In the Atlantic, in addition to its extensive relationship with KLM, Northwest has frequent flyer agreements with KLM Cityhopper, Air Europa, Kenya Airways and Malev Hungarian Airlines.

Northwest and its SkyTeam Alliance and other travel partners currently provide a global network to over 900 cities in more than 160 countries on six continents.

(d)                                 Regional Partnerships.

Northwest has airline services agreements with three regional carriers: Pinnacle, Mesaba and Compass. Pursuant to the airline service agreements, these regional carriers are required to operate their flights under the Northwest “NW” code and operate as Northwest Airlink. The purpose of these airline services agreements is to provide service to small cities and more frequent service to larger cities, increasing connecting traffic at Northwest’s domestic hubs. The business terms of these agreements involve capacity purchase arrangements. Under these arrangements, Northwest controls the scheduling, pricing, reservations, ticketing and seat inventories for Pinnacle and Mesaba flights. Northwest is generally entitled to all ticket, cargo and mail revenues associated with these flights. The regional carriers are paid based on operations for certain expenses and receive reimbursement for other expenses.

Pinnacle. Pinnacle is the operator of 139 of Northwest’s fleet of CRJ200 aircraft. Northwest owns 11.4% of the common stock of Pinnacle Airlines Corp., the holding company of Pinnacle. The Pinnacle Airlines Corp. common stock had a market value of $41.9 million and a book value of $11.8 million as of December 31, 2006. See the discussion in section III. F. for further information with respect to the Debtors’ relationship with Pinnacle.

Mesaba. Mesaba, a wholly-owned subsidiary of MAIR Holdings, Inc. (“MAIR”), is the operator of 49 SAAB turbo-prop aircraft and 1 CRJ200 aircraft. On October 13, 2005, Mesaba filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota (Case No. 05-39258 (GFK)). In accordance with the provisions of the Bankruptcy Code, Mesaba continues to operate its business as a debtor-in-possession. As of December 31, 2006, the Debtors owned 27.5% of MAIR’s common stock. The market value of this investment as of December 31, 2006, was $40.6 million and the book value was $19.8 million. Northwest has entered into an agreement to acquire Mesaba and has announced its intention, subject to consummation of the transaction, to have Mesaba operate 36 76-seat CRJ900 Bombardier aircraft, which are currently on order. See the discussion in section III.F. for further information with respect to the Debtors’ relationship with Mesaba.

Compass. In 2006, Northwest established Compass to operate as a Northwest Airlink carrier. Compass is an indirect subsidiary of NWA Corp. When Compass commences flight operations, which is expected to occur later in 2007, it initially will operate a 50-seat CRJ200 aircraft. Thereafter, Northwest expects to place up to 36 76-seat Embraer 175 aircraft, which are currently on order, at Compass to be operated by Compass under an airline services agreement with Northwest.

(e)                                  Cargo.

Northwest is the largest cargo carrier among United States passenger airlines based on revenue, and the only one to operate a dedicated freighter fleet. In 2006, cargo accounted for 7.5% of Northwest’s operating revenues, with approximately 77% of its cargo revenues resulting from cargo originating in or destined for Asia. Through its cargo hubs in Anchorage and Tokyo, Northwest serves most major air freight markets between the United States and Asia with a fleet of 12 Boeing 747-200 freighter aircraft. In addition to revenues earned from the dedicated freighter fleet, Northwest also generates cargo revenues in domestic and international markets through the use of cargo space on its passenger aircraft.

In 2004, the United States and the People’s Republic of China agreed to a series of amendments to the 1980 United States – China Air Transport Agreement. The amendments provide for a significant expansion of air services between the two countries. On September 3, 2004, the Department of Transportation (the “DOT”) awarded Northwest six additional United States – China all-cargo frequencies, which Northwest is using for freighter service to Shanghai, via its cargo hubs in Anchorage and Tokyo. Additionally, on February 22, 2005, the DOT awarded Northwest three additional United States – China all-cargo frequencies which became available on March 25, 2006. Northwest used these frequencies to expand cargo service to Guangzhou via the Tokyo hub. On August 24, 2006, the DOT awarded Northwest four additional United States – China all-cargo frequencies that will become available on March 25, 2007.

Effective September 30, 2005, Northwest joined SkyTeam Cargo. SkyTeam Cargo is the largest global airline cargo alliance. The eight members of SkyTeam Cargo, Northwest, Aeroméxico Cargo, Air France Cargo, Delta Air Logistics, Korean Air Cargo, Alitalia Cargo, CSA Cargo, and KLM Cargo, currently serve more than 900 cities in more than 229 countries. This alliance offers customers a consistent standard of performance, quality and detailed attention to service.

2.                                       Other Travel Related Activities.

MLT Inc. MLT Inc. (“MLT”), an indirect wholly-owned subsidiary of NWA Corp., is among the largest vacation wholesale companies in the United States. MLT develops and markets Worry-Free Vacations that include air transportation, hotel accommodations and car rentals. In addition to its Worry-Free Vacations charter programs, MLT markets and supports Northwest’s WorldVacations travel packages to destinations throughout the United States, Canada, Mexico, the Caribbean, Europe and Asia, primarily on Northwest. These vacation programs, in addition to providing a competitive and quality tour product, increase the sale of Northwest services and promote and support new and existing Northwest destinations. In 2006, MLT had $495 million in operating revenues.

Frequent Flyer Program. Northwest operates a frequent flyer loyalty program known as “WorldPerks.” WorldPerks is designed to retain and increase traveler loyalty by offering incentives for their continued patronage. Under the WorldPerks program, miles are earned by flying on Northwest or its alliance partners and by using the services of program partners for such things as credit card use, hotel stays, car rentals and other activities. Northwest sells mileage credits to the program partners. WorldPerks members accumulate mileage in their accounts and later redeem mileage for free or upgraded travel on Northwest and other participating airlines. WorldPerks members that achieve certain mileage thresholds also receive enhanced service benefits from Northwest like special service lines, advance flight boarding and upgrades.

3.                                       Employees.

As of December 31, 2006, Northwest had approximately 30,000 full time equivalent employees. Approximately 85% of Northwest’s employees are represented by unions. The unions currently representing Northwest’s domestic employees are ALPA, the AFA, the IAM, AMFA, ATSA, NAMA and TWU. Included in the number for full time equivalent employees are approximately 1,900 foreign national employees, working primarily in Asia. Collective bargaining agreements with other unions are in place for the majority of these foreign national employees.

Prior to the filing, salary and benefit costs were Northwest’s largest operating expense and reducing these expenses by approximately $1.4 billion per year has been a major goal of Northwest’s restructuring plan.

For a detailed description of Northwest’s labor contracts, including status of union negotiations and contract amendments, please see section IV below.

4.                                       Regulation.

Northwest is subject to various federal, international and local laws and regulations governing, among other things, aviation security, environmental matters, baggage liability, consumer protection and labor relations.

While the Airline Deregulation Act of 1978, as amended, eliminated domestic economic regulation of passenger and freight air transportation in many regards, the industry, nevertheless, remains regulated in a number of areas. The DOT has jurisdiction over international route authorities and various consumer protection matters, such as advertising, denied boarding compensation, baggage liability and access for persons with disabilities. Northwest is subject to regulations of the DOT and the Federal Aviation Administration (the “FAA”) because it holds certificates of public convenience and necessity, air carrier operating certificates and other authority granted by those agencies. The FAA regulates flight operations, including air space control and aircraft standards, maintenance, ground facilities, transportation of hazardous materials and other technical matters. The Department of Justice (the “DOJ”)

has jurisdiction over airline competition matters, including mergers and acquisitions, under federal antitrust laws. The Transportation Security Administration (the “TSA”) regulates airline and airport security. Other federal agencies have jurisdiction over postal operations, use of radio facilities by aircraft and certain other aspects of Northwest’s operations.

Northwest is also subject to federal labor regulation through The Railway Labor Act (the “RLA”). The RLA governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty upon air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements. The RLA contains detailed procedures that must be exhausted before a lawful work stoppage may occur. Pursuant to the RLA, Northwest has collective bargaining agreements with six domestic unions representing nine separate employee groups. Northwest has implemented contract terms for its flight attendants pursuant to the process established by section 1113 of the Bankruptcy Code. In addition, Northwest has agreements with four unions representing its employees in countries throughout Asia. These agreements are not subject to the RLA, although Northwest is subject to local labor laws.

Northwest is also subject to FAA jurisdiction pertaining to aircraft maintenance and operations, including equipment, dispatch, communications, training, flight personnel and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires all United States airlines to obtain operating, airworthiness and other certificates, which are subject to suspension or revocation for cause.

Under FAA regulations, Northwest has established, and the FAA has approved, maintenance programs for all aircraft operated by Northwest. These programs provide for the ongoing maintenance of Northwest’s aircraft, ranging from frequent routine inspections to major overhauls. Northwest’s aircraft require various levels of maintenance or “checks” and periodically undergo complete overhauls. Maintenance programs are monitored closely by the FAA, with FAA representatives routinely present at Northwest’s maintenance facilities. The FAA issues Airworthiness Directives (the “ADs”), which mandate changes to an air carrier’s maintenance program. These ADs (which include requirements for structural modifications to certain aircraft) are issued to ensure that the nation’s transport aircraft fleet remains airworthy. Northwest is currently, and expects to remain, in compliance with all applicable requirements under all ADs and the FAA approved maintenance programs.

A combination of FAA and Occupational Safety and Health Administration regulations on both the federal and state levels apply to all of Northwest’s ground-based operations in the United States.

Northwest is also subject to regulation under various environmental laws and regulations, including the Clean Air Act, the Clean Water Act and Comprehensive Environmental Response, Compensation and Liability Act of 1980. In addition, many state and local governments have adopted environmental laws and regulations to which Northwest’s operations are subject. Environmental laws and regulations are administered by numerous federal and state agencies.

In November 2005, the Environmental Protection Agency (the “EPA”) issued a rule implementing the aircraft emissions standards previously approved by the International Civil Aviation Organization, of which the United States is a member. Following issuance of the EPA rule, a lawsuit was filed in the United States Court of Appeals for the District of Columbia Circuit on behalf of state and local air regulators against the EPA challenging its rule regulating aircraft emissions on the grounds that the international emissions standards codified by the EPA rule are not stringent enough. Northwest believes it is in compliance with the emissions standards that were codified by the EPA rule.

Northwest, along with other airlines, has been identified as a potential responsible party at various environmental sites. Management believes that Northwest’s share of liability for the cost of the remediation of these sites, if any, will not have a material adverse effect on Northwest’s financial condition.

B.                                    Prepetition Indebtedness.

Northwest had significant prepetition indebtedness. As of September 14, 2005, Northwest had indebtedness and other obligations of approximately $13.5 billion consisting of long term debt, capital lease obligations, and the present value of off-balance sheet aircraft leases. This indebtedness included the following:

Secured Debt	Collateral	Balance ($ millions)
Bank Credit Facility	Pacific routes & 53 aircraft	975
Enhanced Equipment Trust Certificates (“EETCs”)	88 Aircraft	2,256
Private Aircraft Mortgages	92 Aircraft	2,961
Manufacturer Term Loans	Aircraft, spare engines, and spare parts	470
Facility Financings	Various buildings, land, and equipment	228
Other	Land, buildings, and ground equipment	377
Total Secured Debt		7,267
Present Value of Aircraft Leases	309 Aircraft	4,587
Unsecured Notes		1,688
Total Indebtedness		13,542

In addition to the obligations described above, Northwest has other debts and liabilities, including ordinary course payables, litigation claims and obligations under executory contracts, leases and pension obligations. Subsequent to the Commencement Date, significant additional obligations that are treated as prepetition debt have been created. For a further explanation of these obligations please refer to Exhibit G.

1.                                       The Senior Lender Agreement.

As of September 14, 2005, Northwest’s bank credit facility consisted of that certain Second Amended and Restated Credit and Guarantee Agreement, dated as of April 15, 2005, among Northwest Airlines as borrower, NWA Corp., Northwest Airlines Holdings Corporation and NWA Inc. as guarantors, JPMorgan Chase Bank, NA as administrative agent, ABN Amro Bank NV as agent, Deutsche Bank Securities Inc. and Calyon New York Branch as syndication agent, Citicorp USA, Inc., as documentation agent, and U.S. Bank as co-documentation agent, and the several banks and financial institutions from time to time parties thereto (the “Senior Lender Agreement”). The aggregate outstanding principal amount of term loans provided under this agreement was $975 million and the facility was comprised of three tranches bearing different interest rates with different principal amortization periods. The term loans were secured by Northwest’s Pacific route system and 53 aircraft.

See section III.C. for a discussion of the Debtors’ refinancing of the Senior Lender Agreement and entry into a replacement debtor-in-possession financing facility.

2.                                       Enhanced Equipment Trust Certificates.

As of September 14, 2005, Northwest had financed or refinanced 88 aircraft and leased 73 aircraft using enhanced equipment trust certificates (the “EETCs”). Approximately $2.3 billion of equipment notes underlying pass-through trust certificates issued for 88 aircraft were direct obligations of Northwest. Interest on the pass-through trust certificates is payable semi-annually or quarterly. If a leveraged lease is obtained for any aircraft, under which the aircraft would be acquired, then sold and leased back to Northwest, the debt associated with the aircraft becomes part of the lease and is not counted as a direct obligation of Northwest. Northwest has restructured much of its EETC debt during the Chapter 11 Cases, as described in section III.E.11-13. below.

3.                                       Private Aircraft Financing.

Northwest has financed a large portion of its fleet through private financing arrangements. These financings take many forms, including manufacturer financing, bank debt, private leveraged leases, German leveraged leases (the “GLLs”), Canadian government financing, among others. The largest private secured aircraft creditors of owned aircraft include Airbus, GE, Pratt & Whitney, KfW, Boeing, Bank of Scotland, and PK AirFinance.

As of September 14, 2005, approximately $2.96 billion of secured loans issued for approximately 92 aircraft were direct obligations of Northwest. In addition, as of September 14, 2005, Northwest had 309 aircraft under leases with various owner participants including leveraged leases with public EETC debt. The present value of the off-balance sheet obligations under aircraft leases totaled $4.6 billion. See section III.E for a discussion of the Debtors’ fleet restructuring during the Chapter 11 Cases.

4.                                       Unsecured Notes.

As of the Commencement Date, Northwest had eight issuances of unsecured notes outstanding, totaling approximately $1.69 billion. These were:

Issue and Indenture	Outstanding Principal
10% Notes due 2009, issued as of January, 2004 under Indenture dated as of March 1, 1997	$300,000,000
9.875% Notes due 2007, issued as of March, 2002, under Indenture dated as of March 1, 1997	$300,000,000
8.875% Notes due 2006, issued as of May 2001, under Indenture dated as of March 1, 1997	$270,027,000
9.5% Notes due 2039, issued as of August 1999, under Indenture dated as of March 1, 1997	$142,500,000
7.875% Notes due 2008, issued as of March 1998, under Indenture dated as of March 1, 1997	$200,000,000
8.70% Notes due 2007, issued as of March 1997 under Indenture dated as of March 1, 1997	$100,000,000
6.625% Convertible Notes due 2023, issued 2003 under Indenture dated as of May 20, 2003	$150,000,000
7.625% Convertible Notes due 2023, issued 2003 under Indenture dated as of May 20, 2003	$225,000,000

C.                                    Events Leading up to the Chapter 11 Cases.

Beginning in 2001 and continuing through 2005, the U.S. airline industry suffered a substantial reduction in revenues, both on an absolute basis and relative to historical trends. U.S. industry revenues as reported by the Air Transport Association of America for the period 2000 through 2005 were $86,214,463,000, $74,414,297,000, $68,178,678,000, $68,333,321,000, $74,389,345,000 and $80,692,061,000, respectively. The decline in industry revenues during this period was the result of a combination of factors, including the terrorist attacks of September 11, 2001, an economic recession, the war in Iraq, and SARS, among others. As a result, Northwest and other legacy carriers incurred significant operating losses during the period. From January 2001 through June 30, 2005, legacy carriers, as a group, reported losses of almost $35 billion and their long-term debt increased from $26 billion to almost $56 billion as of June 30, 2005. For the same period, Northwest reported losses of $3.6 billion and its long-term debt increased from $4.0 billion to $9.0 billion.

During this same period, a permanent structural difference in the industry environment took place that contributed to the overall industry revenue decline. The rapid growth of low cost airlines has had a profound impact on industry revenues. Using the advantage of low unit costs, driven in large part by lower labor costs, these carriers are able to operate profitably while offering substantially lower fares. By targeting such fares at business passengers, in particular, these carriers are shifting the demand of historically profitable travelers away from larger and more established airlines. Low cost carriers now transport approximately 30% of all domestic U.S. passengers, compared to less than 10% a decade ago. They now compete for, and thus influence industry pricing on, approximately 75% of all domestic U.S. passenger ticket sales. Moreover, as a result of their better financial performance, low cost carriers possess the resources necessary to increase their market share and currently have large numbers of aircraft on order to continue their expansion.

The effect of the competitive changes brought by low cost carriers was amplified by a change in the airline ticket distribution system. While internet travel Web sites have driven significant distribution cost savings for airlines, such sites have also allowed consumers to become more efficient at finding lower fare alternatives than in the past by providing them with more powerful pricing information. The increased price consciousness of both business and leisure travelers, as well as the growth in new distribution channels, has further motivated airlines to price aggressively to gain market share advantages.

During this period, Northwest attempted to lower its operating costs – both labor and non-labor. However, Northwest’s efforts to restructure its operations to cope with the radical changes in the airline industry were significantly complicated by the enormous increase in the price of jet fuel in 2004 and 2005. In 2003, Northwest’s fuel expense was $1.6 billion; in 2004, Northwest’s fuel expense increased to $2.2 billion; and in 2005, it increased to $3.1 billion (almost doubling in two years).

Northwest attempted to avoid bankruptcy through a voluntary restructuring of its businesses. However, as losses mounted, fuel prices continued to increase, and Northwest did not reach agreements with its unions that met its saving targets, bankruptcy ultimately became unavoidable. The Debtors have used the provisions of the Bankruptcy Code to reorganize their businesses on a sustainable basis. The chapter 11 process has allowed the Debtors to realize three major goals essential to their transformation: first, a competitive cost structure, based on reductions in both labor and non-labor costs; second, a resizing and optimization of the Debtors’ fleet to better serve Northwest’s markets and third, a restructuring and recapitalization of the Debtors’ balance sheet.

D.                                    Pending Litigation & Other Legal Matters.

1.                                       The Chase Action.

In October 1996, an antitrust class action, Chase v. Northwest Airlines and Airline Reporting Corporation (the “Chase Action”) was filed against Northwest, among other airlines, in the United States District Court for the Eastern District of Michigan. The action purported to be brought on behalf of a class defined as all persons who purchased tickets on certain routes into Northwest’s hubs at Detroit, Minneapolis/St. Paul and Memphis from October 11, 1992 to the present. The complaint alleged that Northwest’s imposition of restrictions prohibiting the sale of “hidden city” tickets constitutes monopolization in violation of the Sherman Act. The complaint sought injunctive relief, unspecified damages for the class, and costs and attorneys’ fees.

The attorneys for the plaintiff in the Chase Action filed three additional class actions in the same court against other airlines and Northwest with parallel allegations similar to those in Chase, including allegations that the defendant airlines conspired to deter hidden city ticketing. These cases are:Keystone Business Machines, Inc. v. U.S. Airways and Northwest Airlines (U.S. D.C. Eastern District of Michigan, Civ. Action No. 99-72474), BLT Contracting, Inc. v. U.S. Airways, Northwest Airlines and the Airline Reporting Corporation (U.S. D.C. Eastern District of Michigan, Civ. Action No. 99-72988), andVolk and Nitrogenous Industries Corp. v. U.S. Airways,Northwest Airlines, Delta Air Lines, and the Airline Reporting Corporation (U.S. D.C. Eastern District of Michigan, Civ. Action No. 99-72987) .. All three actions were assigned to the judge in the Chase Action. On August 21, 2006, the plaintiffs voluntarily dismissed the litigation against Northwest and the other defendants and on August 25, 2006 the plaintiffs withdrew their proof of claim.

2.                                       The Spirit Action.

In March 2000, Spirit Airlines v. Northwest Airlines (the “Spirit Action”) was filed against Northwest in the United States District Court for the Eastern District of Michigan (“Michigan District Court”) alleging that Northwest had monopolized, or attempted to monopolize, air transportation service between Detroit and Philadelphia and between Detroit and Boston in 1996 by engaging in predatory pricing and other actions to exclude Spirit Airlines, Inc. from those markets. Northwest believes the case to be without merit and intends to defend against the claim. On March 31, 2003, the court granted Northwest’s motion for summary judgment. In October 2005, the Bankruptcy Court approved a stipulation to lift the stay for the limited purpose of permitting the Sixth Circuit to issue its opinion. On November 9, 2005, the Sixth Circuit issued a decision reversing the trial court’s grant of summary judgment in favor of Northwest. Northwest then filed a petition for en banc reconsideration before the Sixth Circuit. On April 13, 2006, the Sixth Circuit denied Northwest’s request for en banc review. On October 2, 2006, the Supreme Court denied Northwest’s petition for certiorari. The case was remanded to the Michigan District Court and continues to be stayed due to the Debtors’ bankruptcy filing.

3.                                       The Series C Preferred Stock Actions.

In June 2003, the International Brotherhood of Teamsters (the “IBT”) and certain related parties commenced litigation against NWA Corp. in New York state court, International Brotherhood of Teamsters, Local 2000 et al. v. Northwest Airlines Corporation (New York Sup. Ct., Case No. 601742/03). In August 2003, the IAM and a related party also commenced litigation against NWA Corp. in New York state court, International Association of Machinists and Aerospace Workers et al. v. Northwest Airlines Corporation (New York Sup. Ct., Case No. 602476/03) (together with the IBT’s action, the “Series C Preferred Stock Actions”). Both lawsuits challenged NWA Corp.’s decision not to purchase its Series C Preferred Stock and sought to compel NWA Corp. to repurchase the Series C Preferred Stock that had been put to NWA Corp. On March 24, 2005, the court ruled that NWA Corp.

had breached the arrangements related to the Series C Preferred Stock, and indicated that a trial on damages would be necessary. On August 24, 2005, NWA Corp. and the plaintiffs reached an agreement, among other things, to cancel the trial on damages and to establish the amount of damages owed to employees represented by the plaintiffs should the trial court’s liability determination be upheld (nearly $277 million). The agreement also established the procedural process for NWA Corp. to appeal the trial court’s liability judgment and to seek a stay of enforcement of the judgment. The plaintiffs also agreed not to take any action to enforce the judgment unless and until the New York State Appellate Division denies NWA Corp.’s motion to stay enforcement of the judgment. The case continues to be stayed due to the Debtors’ bankruptcy filing.

4.                                       Other Legal Issues.

The Debtors are also party to various other legal actions which are incidental to the operation of their businesses. The Debtors believe that the outcome of the proceedings to which they are currently a party (including those described above) will not have a material adverse effect on the Debtors’ financial position.

III.

Significant Events During the Chapter 11 Cases

A.                                    Filing and First Day Orders.

On September 14, 2005, NWA Corp. and twelve of its subsidiaries filed their petitions under chapter 11 of the Bankruptcy Code. NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., filed its petition under chapter 11 on September 30, 2005. In connection with the filing of the Chapter 11 Cases, the Bankruptcy Court approved certain orders designed to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization.

•                  Case Administration Orders. These orders: (i) authorized joint administration of the Chapter 11 Cases; (ii) authorized the Debtors to operate their businesses and implement the automatic stay; (iii) established interim compensation procedures for professionals (this order was entered on October 19, 2005); (iv) granted an extension of the time to file the Debtors’ schedules and statements; (v) approved notice procedures and authorized email service; and (vi) established notification and hearing procedures for trading in claims and equity securities during the pendency of the cases (a final order was entered on October 28, 2005).

•                  Payments Authorized on Account of Certain Prepetition Claims. The Bankruptcy Court authorized the payment of prepetition: (i) employee wages, salaries, benefits and other obligations in the ordinary course of business; (ii) amounts to foreign vendors, service providers and governments; (iii) amounts related to fuel supply, distribution, and storage contracts; (iv) amounts to certain outside mechanics, shippers and maintenance providers holding mechanics, materialmen’s or similar liens or interests (a final order was entered October 7, 2005); (v) obligations under interline traffic agreements, industry agreements and related clearinghouse agreements pending assumption (a final order authorizing the assumption of such agreements was entered on October 7, 2005) and frequent flyer obligations to other airlines and certain obligations to other airlines that are settled through airline clearinghouses.

•                  Business Operations. The Bankruptcy Court authorized the Debtors to: (i) maintain their existing bank accounts and operate their Cash management system substantially as it existed prior to the Commencement Date; (ii) continue utilizing their prepetition investment guidelines and to continue performance under and provide credit support under hedging and derivative contracts (a final order was entered on October 7, 2005); (iii) provide adequate assurance to utility companies and establish procedures for determining requests for additional adequate assurance (an order was entered October 4, 2005); (iv) honor prepetition customer service programs, including the Debtors’ frequent flyer miles program, and to otherwise maintain such programs in the ordinary course of business; (v) grant administrative expense status to undisputed obligations arising from the postpetition delivery of goods ordered prepetition and make payment on such claims in the ordinary course of business; and (vi) assume certain contracts related to credit card processing agreements and continue letter of credit facilities with U.S. Bank National Association (a final order was entered on October 7, 2005).

B.                                    Appointment of the Creditors Committee.

On September 30, 2005, the United States Trustee for the Southern District of New York, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed a statutory committee of creditors (the “Creditors Committee”) in the Debtors’ Chapter 11 Cases.

Since that appointment, the Debtors have consulted with the Creditors Committee on all matters material to the administration of the Chapter 11 Cases. The Debtors have also discussed their business operations with the Creditors Committee and its financial advisors and have sought concurrence of the Creditors Committee for actions and transactions outside of the ordinary course of business. The Creditors Committee has participated actively in reviewing the Debtors’ business operations, operating performance and business plan.

The Creditors Committee consists of the following nine members.

Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005	HSBC Bank USA, National Association as Indenture Trustee 452 Fifth Avenue New York, NY 10018-2706

AVSA, S.A.R.L. (Airbus) 2 rond point Maurice Bellonte 31707 Biagnac CEDEX France	Bombardier, Inc. 400 Cote-Vertu Road West Dorval-Quebec H4S 1Y9

Air Line Pilots Association, International C/O NWA MEC Office 7900 International Drive, Suite 875 Bloomington, MN 55425	International Association of Machinists and Aerospace Workers AFL-CIO 9000 Machinists Place Upper Marlboro, MD 20772

General Electric Company c/o GE Commercial Aviation Services LLC 201 High Ridge Road, 1st Floor Stamford, CT 06927-4900	Sky Chefs, Inc. 6191 North State Highway 161 Irving, TX 75038

U.S. Bank National Association,
as Indenture Trustee
Corporate Trust Services
60 Livingston Avenue, Third Floor
St. Paul, MN 55107-2292

The Creditors Committee retained the following advisors:

Counsel Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue New York, NY 10169	Financial Advisor Lazard Freres & Co. 30 Rockefeller Plaza New York, New York 10020

Financial Advisor FTI Consulting, Inc. 3 Times Square 11th Floor New York 10036

C.                                    Postpetition Financing.

This section discusses certain postpetition financings the Debtors have entered into during the Chapter 11 Cases. Please refer to section III.E. below for a discussion of additional postpetition financings the Debtors have entered into in connection with certain fleet restructuring agreements.

1.                                       DIP Credit and Exit Facility Agreement.

The DIP Credit and Exit Facility Agreement is the Super Priority Debtor In Possession And Exit Credit And Guarantee Agreement, dated as of August 21, 2006, among Northwest Airlines, as Borrower, NWA Corp., Northwest Airlines Holdings Corporation and NWA Inc., as Guarantors, and Citicorp USA, Inc., as Administrative Agent (the “DIP Agent”), JP Morgan Chase Bank, N.A., as Syndication Agent, Deutsche Bank Trust Company Americas, as Documentation Agent, Morgan Stanley Senior Funding, Inc., as Co-Syndication Agent, Calyon New York Branch, as Co-Documentation Agent, U.S. Bank National Association, as Agent, Citigroup Global Markets Inc, J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Runners for the DIP Facilities, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Runners for the Exit Facilities, Morgan Stanley Senior Funding, Inc., as Co-Arranger, and Calyon New York Branch, as Co-Arranger and the several lenders from time to time parties thereto (collectively, the “DIP Lenders”). The Debtors entered into the DIP Credit and Exit Facility Agreement to insure sufficient liquidity to fund the expenses associated with their Chapter 11 Cases and to take advantage of lower interest rates and more competitive market terms.

The lenders under the DIP Credit and Exit Facility Agreement agreed to provide a total credit facility of up to $1.225 billion, with a $75 million sublimit for letters of credit. The seven-year DIP Credit and Exit Facility Agreement includes a two-year commitment of DIP financing and a commitment for a minimum of five years of exit financing. Thus, at the option of the Debtors, the facility will not be repaid on the Effective Date, but rather will convert to exit financing subject to the satisfaction of certain conditions precedent set forth therein.

Claims of the DIP Agent and the DIP Lenders against the Debtors are accorded superpriority administrative expense status in each of the Debtors’ Chapter 11 Cases. That is, they are to be paid before any other obligations of the Debtors, including administrative expenses and other Claims entitled to priority under the Bankruptcy Code.

The entire amount of the revolver portion of the facility is required to be fully drawn during the bankruptcy cases. The entire $1.225 billion has been drawn and remains outstanding under the DIP Credit and Exit Facility Agreement. The proceeds of the term loans were used by Northwest to pay all amounts outstanding under the Senior Lender Agreement, other than certain disputed amounts. Northwest used the remaining net proceeds from the financing for working capital and other general corporate purposes.

Borrowings under the DIP Credit and Exit Facility Agreement bear interest at 2.50% per annum plus the current LIBOR as quoted by the DIP Agent for interest periods of one, two, three or six months (at the borrower’s option), payable at the end of the relevant interest period, but in any event at least quarterly. The interest rate credit spread is subject to a potential increase of up to an additional 50-100 basis points if certain minimum thresholds of the facility’s credit rating and/or the ratio of debt outstanding under the DIP Credit and Exit Facility Agreement to the appraised value of the collateral are not met.

The DIP Credit and Exit Facility Agreement is secured by first priority liens on Northwest’s Pacific route system. The DIP Credit and Exit Facility Agreement primes certain liens of U.S. Bank, National Association and, initially, the Pension Benefit Guaranty Corporation (“PBGC”). Subsequent to closing on the DIP Credit and Exit Facility Agreement, the third lien held by the PBGC was released, upon Bankruptcy Court approval on February 5, 2007.

The DIP Credit and Exit Facility Agreement provides a carve out from liens and superpriority Claims granted in the DIP Credit and Exit Facility Agreement in the event of the occurrence and during the continuance of an Event of Default for (i) the payment of allowed professional fees and disbursements incurred by professionals retained by the Debtors and the Creditors Committee in an aggregate amount not to exceed $30 million; and (ii) fees pursuant to 28 U.S.C. § 1930 and any fees payable to the clerk of the Bankruptcy Court.

On July 18, 2006, the Debtors filed their Motion For Order Under 11 U.S.C. §§ 105, 362, 363 And 364 And 507(b)(I) Authorizing Debtors to Obtain Secured Postpetition Financing on a Super-Priority Secured and Priming Basis, (II) Authorizing Debtors to Replace or Provide Cash Collateral for $150 Million of Prepetition Secured Obligations with U.S. Bank, (III) Finding that No Pre-Payment Fee is Payable In Respect of the Payment in Full of the Debtors’ $975 Million Prepetition Secured Credit Facilities with J.P. Morgan Chase Bank, N.A. and Escrowing Disputed Interest Amounts, (IV) Authorizing Debtors to File Supplemental Documents Under Seal, and (V) Granting Related Relief (Docket No. 3092) (the “DIP Motion”).

On August 2, 2006, JPMorgan Chase Bank, NA (“JPMorgan”), the administrative agent under the Senior Lender Agreement (described in section II.B. above), filed an objection on behalf of the senior lenders under the agreement to the Debtors’ DIP Motion (Docket No. 3198) arguing that, in addition to repayment, the Debtors owed a pre-payment fee and interest at the default rate. On August 8, 2006, the Bankruptcy Court entered an order approving the DIP Motion and reserving the objections of JPMorgan and requiring the Debtors to fund a segregated account for the full amount of JPMorgan’s objections (the “DIP Order”). Thereafter, the Debtors settled their disputes with JPMorgan regarding disputed amounts allegedly owed under the Senior Lender Agreement, and on November 21, 2006, the Bankruptcy Court entered an order approving the settlement.

Pursuant to the DIP Order, the Debtors were authorized to make indefeasible payment in full of the amounts due under the Senior Lender Agreement and effect the termination of all commitments thereunder and the termination of all liens securing the obligations thereunder.

2.                                       U.S. Bank LC Facilities.

In the normal course of their business operations, the Debtors are required to provide letters of credit to secure the payment or performance of certain obligations. U.S. Bank National Association (“U.S. Bank”) provides three letter of credit facilities to the Debtors for these purposes; (i) a $98 million letter of credit facility, under which letters of credit are used primarily to secure obligations under workers compensation policies; (ii) a $40 million letter of credit facility, under which letters of credit are used mostly to secure obligations under workers compensation policies; and (ii) a $55 million letter of credit facility provided to MLT Inc. and NWA Inc., under which letters of credit are used exclusively for the purpose of satisfying certain DOT requirements for airline charter operators.

On January 6, 2006, the Debtors filed a motion with the Bankruptcy Court seeking authorization to extend the $40 million letter of credit facility with U.S. Bank and increase its size by an additional $40 million. On January 31, 2006, the Bankruptcy Court entered an order approving the increase and extension of the $40 million letter of credit facility.

On March 28, 2006 the Debtors filed a motion seeking an extension of the $98 million letter of credit facility and the $55 million letter of credit facility until May 31, 2007. On April 12, 2006, the Bankruptcy Court entered an order approving the extension.

D.                                    Section 1110(a) Agreements, Section 1110(b) Agreements and Aircraft Adequate Protection Stipulations.

At the Commencement Date, the Debtors’ fleet consisted of approximately 700 aircraft (including 236 regional aircraft operated by Northwest Airlink partners). Many of the aircraft, and related pieces of aircraft equipment, were subject to leases or security agreements covered by section 1110 of the Bankruptcy Code. Section 1110 terminates the automatic stay, and lets lessor and lenders take possession of aircraft and aircraft equipment, on the 60th day after a bankruptcy case commences, unless the debtor either agrees to perform all future obligations under the applicable agreements and to cure existing defaults or enters into agreements with the relevant lessors and lenders to extend the 60-day period. Both agreements to perform obligations and cure defaults and agreements to extend the 60-day period are subject to the approval of the Bankruptcy Court.

On October 31, 2005, the Debtors filed a motion seeking to establish procedures authorizing them, subject to subsequent court approval, (a) to agree to perform obligations and cure defaults pursuant to section 1110(a) of the Bankruptcy Code; and (b) to enter into agreements to extend the 60-day period specified in section 1110(a) pursuant to section 1110(b) of the Bankruptcy Code. On November 10, 2005, the Court entered an order granting the motion, and additionally authorizing the Debtors to enter into agreements to provide adequate protection with respect to interests in aircraft equipment in lieu of agreements pursuant to section 1110(b) (the “1110 Procedures Order”). In accordance with the 1110 Procedures Order, and in order to address the fleet-related issues raised by section 1110, on November 14, 2005, the Debtors agreed to perform the obligations required under section 1110(a) with respect to 280 aircraft in their fleet and with respect to each of the spare engines leased by the Debtors. On that date and from time to time thereafter during their Chapter 11 Cases, the Debtors also entered into agreements with aircraft lenders/lessors with respect to numerous other aircraft in the Debtors’ fleet to extend the 60-day period in section 1110(a). The Debtors also entered into a number of section 1110(b) extension agreements and adequate protection agreements, with the intention of restructuring the obligations associated with the covered aircraft and aircraft equipment. The results of these restructuring efforts are described below.

E.                                      Fleet Restructuring.

As of the Commencement Date, the market values of many of the Debtors’ aircraft had declined substantially since the aircraft were originally leased or financed. Consequently, the Debtors were paying above market costs for many of their aircraft. The Debtors analyzed their route structure and aircraft fleet, the projected demand for air travel, maintenance requirements, labor costs, operating costs and other business goals and objectives. Based on this analysis, the Debtors developed a plan to rationalize costs relating to aircraft lease and debt obligations and to match their aircraft fleet to future operating needs. Bringing the ongoing ownership cost for their aircraft in line with current market values has been a central element of the Debtors’ restructuring efforts.

Since the Commencement Date, the Debtors have restructured the leases or financings relating to approximately 330 aircraft. As of December 31, 2006, the Debtors have also rejected and abandoned or otherwise removed from their operating fleet approximately 71 aircraft. The Debtors have sought to restructure or reject obligations representing approximately 50% of their fleet count and substantially completed approximately $400 million in annual aircraft ownership reductions, including interest, rent and depreciation expense. The fleet restructuring has also contributed to the significant deleveraging of the Debtors’ balance sheet. Of the $9.8 billion in aircraft debt and lease obligations as of the Commencement Date, approximately $2.5 billion has been eliminated. The Debtors’ fleet restructuring efforts have resulted in substantial savings to the Debtors, enabling the Debtors to meet their restructuring goals. Some of the more significant agreements for the restructuring of the fleet implemented by the Debtors during the Chapter 11 Cases are described below.

1.     Airbus.

On December 7, 2005, the Debtors filed a motion with the Court seeking authorization for Northwest Airlines to obtain postpetition financing from Airbus and to grant security interests and liens with respect thereto, assume certain amended sublease and aircraft purchase agreements and implement all other aspects of a Restructuring Term Sheet with Airbus S.A.S., AVSA, S.A.R.L., Airbus North America Customer Services, Inc., Airbus Leasing IV, Inc., Airbus Financial Services and Airbus Finance Company Ltd. (collectively, “Airbus”), dated December 7, 2005. On December 22, 2005, the Bankruptcy Court entered an order granting the motion.

Under the terms of the agreement, Northwest Airlines (i) took delivery of 2 new A319 aircraft that were scheduled for delivery in the fourth quarter of 2005; (ii) deferred and obtained rights to cancel A319 and A320 aircraft on order, (iii) restructured pre-delivery payment obligations associated with those aircraft; (iv) maintained its order for 14 A330 aircraft, preserving financing commitments from Airbus on the aircraft; (v) reduced to market cost the lease rate on ten A320s; and (vi) maintained a favorable rate on a term loan secured by various aircraft and spare parts. The settlement did not liquidate the unsecured claim against Northwest Airlines’ estate.

2.     United Technologies Corporation.

On December 7, 2005, in conjunction with the Airbus restructuring, the Debtors filed a motion with the Court seeking authorization for Northwest Airlines to obtain secured debtor-in-possession financing from UT Finance Corporation and to enter into and perform obligations under a term sheet entered into with United Technologies Corporation, acting through its Pratt & Whitney Division (“Pratt”), UTN676NW (II), Inc. (“UT-OP”), and UT Finance Corporation (“UTF” and, collectively, “UTC”) dated December 7, 2005, for the restructuring and assumption of certain lease and finance agreements. On December 22, 2005, the Bankruptcy Court entered an order granting the motion.

At September 14, 2005, Northwest Airlines and UTC (and related parties, including co-lenders and trustees) were parties to mortgages and other financing agreements with respect to certain Airbus aircraft powered by Pratt engines, and a certain lease, pursuant to which Northwest Airlines leased one Boeing 747 aircraft from UTC. In order to further its reorganization efforts, Northwest Airlines negotiated with UTC to restructure these agreements. The negotiations resulted in the parties entering into the term sheet, which provides for Northwest Airlines’ assumption of the Boeing 747 lease and modification of the financing agreements with respect to seven (7) aircraft. The term sheet allows Northwest Airlines to (i) resolve certain existing issues and claims among the parties; (ii) obtain favorable postpetition financing from UTC that will enable it to finance the purchase of four A330 aircraft from Airbus, which are necessary to satisfy its fleet needs; (iii) receive from UTC a Fleet Introductory Assistance payment, net of certain agreed offsets between the parties; (iv) receive from UTF a Restructuring Payment in exchange for Northwest Airlines’ satisfaction of its obligations under the Term Sheet; and (v) have the option to terminate the financing with respect to any of the aircraft, upon the occurrence of certain termination events, including the event that the number of aircraft in Northwest Airlines’ fleet falls below certain thresholds (with UTF entitled, under such circumstances, to a limited administrative claim). UTF was allowed a general unsecured claim against the estate of Northwest Airlines in the amount of the restructuring payment plus the agreed reduction in the outstanding principal balance of the loans relating to two aircraft.

3.     General Electric Company and Affiliates.

During their Chapter 11 Cases, the Debtors entered into a total of five restructuring agreements with General Electric Company and/or its affiliates (collectively, “GE”) for the restructuring of leases or financings relating to a total of 110 aircraft in the Debtors’ fleet. Four restructurings are described immediately below, and the fifth is described in the discussion of the restructuring of the Debtors’ CRJ fleet.

(a)                                  General Electric Capital Corporation and Affiliates.

On December 12, 2005, Northwest Airlines filed a motion to implement a restructuring agreement with General Electric Capital Corporation regarding nine Airbus A320-212 aircraft. Concurrently therewith, Northwest Airlines filed a motion to implement a restructuring agreement with Aircraft Services Corporation regarding a Boeing 757-200 aircraft. On December 22, 2005, the Bankruptcy Court entered orders granting the motions.

Pursuant to the restructuring agreements, Northwest Airlines entered into amendments to the prepetition leases for each of the Airbus A320 and Boeing 757 aircraft that allow Northwest Airlines to continue operating the aircraft, both during the pendency of the Chapter 11 Cases and upon Northwest Airlines’ emergence from bankruptcy, at substantially reduced rental rates and otherwise on terms and conditions favorable to Northwest Airlines’ estate. Unsecured claims totaling $128,478,607 in respect of the restructurings have been allowed against Northwest Airlines’ estate.

On October 5, 2006, as part of its motion to approve restructuring agreements involving GE relating to its CRJ fleet, Northwest Airlines sought to implement certain restructuring transactions and agreements with an affiliate of GE regarding loans on select Airbus A330 aircraft. On October 26, 2006, the Bankruptcy Court entered an order granting the motion. Pursuant to the restructuring agreement, Northwest Airlines entered into amendments to the prepetition financings for each of the Airbus A330 aircraft which provided it significant benefits from GE upon the pre-payment of the A330 loans. GE was allowed general unsecured claims against the estate of Northwest in the amount of the agreed reduction in the outstanding principal balance of the loans relating to the aircraft.

(b)                                 General Electric Company and Safran.

On January 20, 2006, Northwest Airlines filed a motion to implement certain restructuring transactions and agreements with General Electric Company and Safran regarding a term loan from GE, seven Airbus A320-200 aircraft, and one Airbus A319-100 aircraft. On January 31, 2006, the Bankruptcy Court entered an order granting the motion.

The restructuring of each of the financing arrangements and the engine purchase agreements provide Northwest Airlines substantial reductions in principal of the indebtedness relating to the aircraft, deferrals of principal payments with respect to other aircraft and the term loan, and deferral of progress payments with respect to purchase of the engines. The reductions in principal of the indebtedness relating to the aircraft, or amounts paid by GE and Safran to the lender(s) to effect the reductions in principal,together with any other deficiency suffered by GE and Safran as a result of such reductions, constitute general unsecured claims of GE and Safran.

4.     SAAB.

On January 20, 2006, the Debtors filed a motion to authorize Northwest Airlines to implement certain transactions, including entry into amended leases, regarding 49 Saab model 340B+ aircraft leased by Northwest Airlines and subleased to regional carrier Mesaba, which operates the aircraft on behalf of Northwest Airlines. On January 31, 2006, the Bankruptcy Court entered an order granting the motion.

By the motion, the Debtors sought approval of a Restructuring of Leases and Subleases for Saab Aircraft dated January 12, 2006, among the Debtor, Fairbrook Leasing, Inc. and Lambert Leasing, Inc. The head leases for the Saab aircraft were above market, and the duration of the leases did not match Northwest Airlines’ current business plan. Northwest Airlines renegotiated the leases to bring their costs in line with market, to reduce the basic term of the leases with options to renew, and to modify other terms favorably for Northwest Airlines. This restructuring provided significant savings over the life of the leases, as well as flexibility for Northwest Airlines to adjust its fleet of regional aircraft in the future according to market conditions or business needs. The settlement did not liquidate the unsecured claim against Northwest Airlines’ estate.

5.     AVRO 146-RJ85A Fleet Restructuring.

On February 24, 2006, the Debtors filed a motion seeking approval of a lease restructuring agreement with respect to ten British Aerospace AVRO 146-RJ85A (“AVRO”) regional jet aircraft leased by Northwest Airlines. On March 7, 2006, the Bankruptcy Court entered an order granting the motion. In addition, on June 23, 2006, the Debtors filed a motion seeking authorization to enter into an adequate protection stipulation with respect to thirteen AVRO aircraft owned or leased by Northwest Airlines in the Northwest 1999-3 EETC Transaction. On July 6, 2006, the Bankruptcy Court entered an order granting the motion.

The aircraft at issue in the motions were subleased to a regional carrier, Mesaba, which at the time operated the aircraft on the Debtors’ behalf. The Debtors’ costs for the aircraft under the leases and financings were above market, and the aircraft no longer fit into the Debtors’ long term fleet or business plans. Accordingly, the Debtors negotiated agreements to shorten lease terms and to schedule the return of the aircraft consistent with the Debtors’ fleet plan, bring the costs for the aircraft, until such return, in line with market rates. The agreements also settled all claims for administrative expense or adequate protection for the Debtors’ postpetition use of the aircraft in accordance with the terms of the agreement. As part of this restructuring, Northwest Airlines and BAE Systems plc and BAE Systems (Operations) Limited also entered into an agreement which provides for the termination of Northwest Airlines’ rights and obligations under certain long term manufacturer support agreements. The Debtors also negotiated corresponding agreements with Mesaba so that Mesaba’s use and return obligations were consistent with the Debtors’ obligations. The agreements provided significant savings for the Debtors, and contributed to bringing the Debtors’ fleet of regional aircraft in line with the Debtors’ long term fleet and business plans. In respect of the thirteen AVRO aircraft owned or leased by Northwest Airlines in the Northwest 1999-3 EETC Transaction, the Debtors have agreed, subject to Court approval, to allow general unsecured claims totaling $131,481,099.95 against each of the bankruptcy estates of Northwest Airlines and NWA Corp. as guarantor. No unsecured claim in respect of the agreement approved March 7, 2006 has been settled.

6.     CRJ Fleet Restructuring.

On October 5, 2006, the Debtors filed a motion seeking authorization for NWA Corp. and Northwest Airlines to implement certain restructuring agreements and transactions with General Electric Capital Corporation and certain of its affiliates (“GECC”), Export Development Canada (“EDC”), Her Majesty in Right of Canada (“HMRC”) and Bombardier Inc. (“Bombardier”) regarding the Debtors’ fleet of Bombardier CRJ200/440 aircraft, to purchase new Bombardier CRJ900 aircraft, and to obtain secured financing in connection therewith (the “CRJ Agreements”). On October 26, 2006, the Bankruptcy Court entered an order granting the motion.

The CRJ Agreements represent a global, integrated restructuring of the Debtors’ CRJ fleet, which, as of September 14, 2005, consisted of 141 aircraft. The leases for 55 GECC owned aircraft were restructured to reflect lower rent. The leases for 54 aircraft owned by various participants will be subject to restructuring payments from EDC (including 15 leases previously rejected by Northwest Airlines). The leases for 32 other CRJ aircraft were not modified. Additionally, the CRJ Agreements provided for (i) assumption of CRJ leases by the Debtors; (ii) reinstatement of leases for fifteen CRJ aircraft that were previously rejected by the Debtors; (iii) extinguishment of certain subsidy obligations owed to Northwest by Bombardier; (iv) purchase from Bombardier of a minimum of 36 Bombardier Canadair Regional Jet CRJ900 aircraft, with financing provided or arranged by Bombardier and EDC in connection with such purchases; (v) assumption of an existing purchase agreement with Bombardier as it relates to 87 CRJ aircraft that have been delivered to the Debtors, and rejection of the existing purchase agreement as it relates to 13 CRJ aircraft that have not been delivered; (vi) allowance of certain prepetition general unsecured claims; (vii) payment by Northwest of certain fees and expenses of GECC, EDC and Bombardier incurred in connection with the CRJ Agreements; and (viii) modification of the procedures applicable to the trading of certain claims by EDC.

The Debtors’ interrelated agreements with GECC, EDC, HMRC and Bombardier provide for the restructuring of the leases and financing arrangements relating to the CRJ aircraft, resulting in substantial savings over the existing leases. At the same time, the CRJ Agreements provide favorable terms for the Debtors’ purchase and financing of a number of new CRJ900 aircraft that are necessary for the Debtors’ future fleet and business plans. The 76-seat CRJ900 regional jets offer attractive economics for the Debtors on numerous routes and growth opportunities for the Debtors in critical domestic markets. The new 76-seat aircraft will replace other less efficient regional aircraft in the Debtors’ fleet, expand the markets that the Debtors may profitably serve, and will allow the Debtors to upgrade, where appropriate, 50-seat markets that can support 76-seat aircraft. The agreements also provided for the rejection of an existing purchase agreement for the purchase of 13 additional CRJ200/440 aircraft that are not needed by the Debtors, while preserving the Debtors’ rights to credits, warranties, and other product support, without offset, in respect of 87 CRJ aircraft that have been delivered under the purchase agreement. The agreements also settled claims resulting from the modification of existing leases and financings, certain claims related to prior restructurings involving GECC previously approved by the Bankruptcy Court, and claims related to the leases for fifteen CRJ aircraft that were previously rejected in the Chapter 11 Cases. EDC was allowed a general unsecured claim against the estate of Northwest Airlines in the aggregate amount of $295,000,000 in respect of the amended leases for CRJ aircraft with respect to which GE is owner participant. EDC was also allowed a general unsecured claim against the estate of Northwest Airlines in the aggregate amount of $75,711,113.49 in respect of (i) certain restructuring payments to be made by EDC to Northwest Airlines under the restructuring agreements and (ii) certain rental obligations not paid under the leases for the fifteen CRJ aircraft that had been previously rejected by Northwest Airlines. In addition, Bombardier was entitled to a general unsecured claim against Northwest Airlines’ estate in respect of the rejection of the existing purchase agreement as it relates to the 13 CRJ aircraft that have not been delivered, which the Debtors have agreed, subject to Court approval, to allow in the amount of $33,503,000.

7.     Embraer 175 Purchase Agreement.

On October 5, 2006, the Debtors filed a motion seeking authorization for NWA Corp. and Northwest Airlines to purchase a minimum of 36 new Embraer 175 aircraft from Empresa Brasileira de Aeronautica S.A. (“Embraer”), to obtain secured financing from Embraer in connection with the new aircraft purchases, and to purchase ten spare engines from General Electric Company. On October 26, 2006, the Bankruptcy Court entered an order granting the motion.

The Debtors determined that acquiring large regional jet aircraft is critical to their future fleet and business plans. The 76-seat Embraer 175 regional jets offer attractive economics for the Debtors on numerous routes and growth opportunities for the Debtors in critical domestic markets. The new 76-seat aircraft replace other less efficient regional aircraft in the Debtors’ fleet, expand the markets that the Debtors may profitably serve, and allow the Debtors to upgrade, where appropriate, 50-seat markets that can support 76-seat aircraft. The purchase agreement with Embraer, together with the Debtors’ purchase agreement with Bombardier described above, will fill the Debtors’ large regional jet needs. The Debtors also obtained financing commitments from Embraer for the aircraft purchases with favorable financing terms, and entered into an agreement with General Electric Company for the delivery of necessary spare engines that may be used with either the Embraer 175 or Bombardier CRJ900 aircraft.

8.     Boeing and Rolls-Royce.

On October 19, 2006, the Debtors filed a motion seeking authorization for Northwest Airlines to obtain postpetition financing from Boeing and to grant security interests and liens with respect thereto, use cash collateral to repay certain prepetition loans, amend and perform under certain prepetition loans, assume an aircraft purchase agreement, settle claims, and implement all other aspects of an agreement with The Boeing Company and Boeing Capital Loan Corporation (together, “Boeing”). On November 8, 2006, the Bankruptcy Court entered an order granting the motion.

Northwest Airlines and Boeing are parties to certain prepetition finance and security agreements, including (i) a revolving credit facility secured by certain credit card, passenger and cargo receivables (the “AR Loan”); (ii) a loan secured by common stock in Pinnacle and Mesaba (the “Stock Loan”); and (iii) a loan secured by aircraft, spare parts and spare engines (the “Equipment Loan”). Northwest Airlines and Boeing are also parties to agreements for the purchase of a number of Boeing model 787 aircraft (the “787 Aircraft”). Under the restructuring agreement with Boeing, Northwest Airlines (i) used pre-petition cash collateral from pre-petition accounts receivable to pre-pay the AR Loan and Stock Loan and obtain a release of excess cash collateral and the Stock Loan collateral; (ii) modified the existing AR Loan documents to, among other things, reduce the facility size to the amount previously drawn under the facility and permit future draws secured by new receivables; (iii) amended the terms of certain cross-collateralized prepetition loans and certain other prepetition loans from Boeing; (iv) agreed to perform obligations under prepetition loans, as amended; (v) assumed agreements for the purchase of Boeing model 787 aircraft (including related engines) and related agreements, and obtained Boeing’s affirmation of its commitment to facilitate such acquisitions by Northwest through financing; (vi) obtained consideration from Boeing to enhance the operational performance of other Boeing equipment; and (vii) settled Boeing’s claims against Northwest Airlines’ estate. The agreement with Boeing allows

Northwest Airlines to acquire new aircraft that are necessary for its future operations and business plan, free excess cash collateral securing prepetition loans, amend certain loan agreements to reduce the debt outstanding and/or provide other benefits for the estate, and enhance the operating capabilities of a number of other Boeing aircraft currently in the fleet. Boeing’s claim for goods and services provided prepetition by Boeing was allowed as a general unsecured claim against Northwest Airlines’ estate in the amount of $1,354,800.19, and Boeing was also allowed a general unsecured claim against Northwest Airlines’ estate in the amount of the reduction of the outstanding principal of certain loans as provided in the agreement.

The new 787 Aircraft are to be equipped with Rolls-Royce engines, and concurrently with the motion for approval of the agreement with Boeing, Northwest Airlines filed a motion for approval of an agreement with Rolls-Royce that included, among other things, (i) amendment of agreements with Rolls-Royce for support and maintenance of Rolls-Royce engines for Boeing 787 aircraft, and Northwest Airlines’ assumption of such agreements, as amended; (ii) Rolls-Royce’s facilitation of postpetition financing for Northwest Airlines for predelivery payments required on Boeing 787 aircraft; and (iii) Rolls-Royce’s affirmation of its commitments to facilitate Northwest Airlines’ acquisition of 787 aircraft and related spare engines following Northwest Airlines’ exit from bankruptcy. The agreement with Rolls-Royce addresses the treatment in Northwest Airlines’ bankruptcy case of each prepetition agreement between Northwest Airlines and Rolls-Royce and, together with Northwest Airlines’ agreement with Boeing, will preserve the arrangements among Northwest Airlines, Rolls-Royce and Boeing to facilitate the acquisition of Boeing 787 aircraft that are necessary for Northwest Airlines’ long term fleet and business plans. On November 8, 2006, the Bankruptcy Court entered an order granting the motion.

9.     Refinancing from Citigroup for up to 13 Airbus Aircraft.

On November 6, 2006, Northwest Airlines filed a motion for authority to (i) obtain postpetition financing of up to $778,760,000 on a secured and subordinated superpriority basis arranged by Citigroup Global Markets Inc.; and (ii) in connection therewith, use proceeds to finance and refinance 11 Airbus A330, 1 A319 and 1 A320 aircraft. On November 21, 2006, the Bankruptcy Court entered an order granting the motion.

The new loans, which closed on December 22, 2006, will provide savings to Northwest Airlines over the existing loans and financing commitments that the new loans replaced. The new postpetition credit facility will continue beyond Northwest Airlines’ emergence from bankruptcy provided certain conditions are satisfied.

10.   Defeasement of Trust 1 Debt.

On November 2, 2005, the Debtors filed a motion to defease secured debt and execute related transactions with regard to NWA Trust No. 1 (the “Defeasement Motion”). On November 10, 2005, the Bankruptcy Court entered an order granting the motion.

In March 1994, Northwest Airlines consummated a financing transaction in which six Boeing 747-200 and four Boeing 757 aircraft were sold to an owner trust, NWA Trust No. 1 (“Trust 1”) of which Debtor NWA Aircraft Finance, Inc. (“Aircraft Finance”), an indirect subsidiary of NWA Corp., is the sole equity participant. A portion of the purchase price was financed through the issuance of $177 million of 8.26% Class A Senior Aircraft Notes and $66 million of 9.36% Class B Subordinated Aircraft Notes. The aircraft were simultaneously leased back to Northwest Airlines. The notes were payable semi-annually from rental payments made by Northwest Airlines under the lease of the aircraft and were secured by the aircraft subject to the lease as well as the lease itself. Aircraft Finance was the owner participant in this leveraged-lease transaction.

By the Defeasement Motion, Northwest Airlines purchased from its co-debtor, Aircraft Finance, Aircraft Finance’s beneficial interest in Trust 1 for approximately $36.9 million. Aircraft Finance then transmitted the funds received from Northwest Airlines and $5.5 million of retained cash to the Trust 1 owner trustee to defease the remaining debt of Trust 1. Northwest Airlines terminated Trust 1 and took title to the assets of Trust 1, free and clear of liens and encumbrances. Finally, Northwest Airlines and Trust 1 terminated the lease agreement pursuant to which Northwest had been leasing the ten aircraft.

11.   1996-1 EETC Restructuring.

On January 20, 2006, Northwest Airlines filed a motion to implement certain restructuring transactions, including rejection of existing leases and entry into new leases with respect to aircraft subject to the 1996-1 EETC transaction. On February 16, 2006, the Bankruptcy Court entered an order granting the motion.

By the motion, Northwest Airlines sought to implement a Restructuring of Financing for Aircraft Subject to Northwest 1996-1 EETC Transaction, dated January 20, 2006, among Northwest Airlines, U.S. Bank National Association, as Indenture Trustee and Subordination Agent, and U.S. Bank Trust National Association, as Pass Through Trustee. The motion related to eleven Boeing 747 and 757 aircraft. The existing leases for the aircraft were above market and Northwest Airlines negotiated new leases for the aircraft to bring their costs in line with market, and to modify other terms from the existing leases favorably for Northwest Airlines. This restructuring provided significant savings over the life of the new leases, and settled a number of claims and disputes between the parties, including claims for adequate protection with respect to the aircraft. An unsecured claim in the amount of $480 million was allowed against each of the bankruptcy estates of Northwest Airlines and NWA Corp. as guarantor in respect of the restructuring.

12.   2000-1 EETC Restructuring.

On February 24, 2006, the Debtors filed a motion to authorize Northwest Airlines to implement certain restructuring transactions and agreements, including the purchase of secured notes, relating to six Boeing 757 aircraft subject to the Northwest 2000-1 EETC Transaction. On March 13, 2006, the Bankruptcy Court entered an order granting the motion.

By the motion, Northwest Airlines sought approval of a term sheet among Northwest Airlines, MBIA Insurance Corporation (“MBIA”) as Controlling Party, and U.S. Bank National Association as Indenture Trustee and as Subordination Agent (the “2000-1 EETC Parties”) and entitled “Northwest Airlines, Inc./Purchase Of Secured Certificates Relating To Six Boeing 757-251 Aircraft Subject To Northwest 2000-1 EETC Transaction,” dated February 24, 2006. The agreement provided that Northwest Airlines would purchase the indebtedness relating to all six aircraft for an aggregate purchase price favorable to the estate. This restructuring allowed Northwest Airlines to terminate the financings relating to each of the aircraft at a substantial discount from the current outstanding amount of the indebtedness, resulting in substantial savings for the estate. The term sheet also settled other claims and disputes between the parties. The Debtors have agreed, subject to Court approval, to allow a general unsecured claim in the amount of approximately $80 million against Northwest Airlines’ estate in respect of the transaction.

On February 2, 2007, the Debtors filed a motion for an order authorizing NWA Corp. and Northwest Airlines to implement certain restructuring transactions and agreements relating to the Northwest 2000-1 EETC Class G Equipment Notes, and to settle certain claims. By the motion, the Debtors are seeking to implement a term sheet among the 2000-1 EETC Parties and entitled the “Northwest Airlines, Inc. / Restructuring Of Series G Secured Certificates Relating To Airbus A319-114 Aircraft Subject To Northwest 2000-1 EETC Transaction / Summary Of Terms And Conditions,” dated

January 12, 2007. Northwest Airlines owns each of the thirteen aircraft at issue in the motion, subject to security interests granted in connection with the Debtors’ 2000-1 EETC transaction. NWA Corp. guaranteed Northwest Airlines’ obligations with respect to the aircraft. The Debtors have negotiated with MBIA to reduce the interest rate of the series G equipment notes in the 2000-1 EETC relating to all thirteen aircraft, resulting in substantial savings for the estate, and to amend the prepayment provisions of the notes favorably for the Debtors. The agreement will also settle certain existing claims between the parties. This motion is subject to Bankruptcy Court approval.

13.   1999-1 EETC Restructuring.

On March 17, 2006, the Debtors filed a motion seeking authorization for NWA Corp. and Northwest Airlines to reject certain existing EETC leases and enter into new leases with respect to four Boeing 747 aircraft subject to the Northwest 1999-1 EETC Transaction. On April 13, 2006, the Bankruptcy Court entered an order granting the motion.

By the motion, the Debtors sought approval to enter into the Restructuring of Financing for Aircraft Subject to Northwest 1999-1 EETC Transaction Agreement, dated March 17, 2006, agreement among Northwest Airlines, U.S. Bank National Association, as Indenture Trustee and Subordination Agent, and U.S. Bank Trust National Association, as Pass Through Trustee. The agreement provided that Northwest Airlines would reject the existing prepetition leases and enter into new leases for the operation of four Boeing B747-451 aircraft. The agreement also provided for the allowance of general unsecured claims against the estate of Northwest Airlines. The EETC restructuring provided significant savings and settled a number of potential claims and disputes between the parties, including claims for postpetition use of the aircraft and for rejection of the existing leases as part of the restructuring. An unsecured claim in the amount of $284.9 million was allowed against each of the bankruptcy estates of Northwest Airlines and NWA Corp. as guarantor in respect of the restructuring.

14.   Retirement of DC-10 Aircraft.

Upon analysis of their fleet, the Debtors determined that it was in the best interests of their estates to retire their fleet of DC-10 aircraft. These aircraft were being replaced by more fuel-efficient aircraft and no longer fit into the Debtors’ fleet plan. After marketing their DC-10-30 aircraft to numerous parties, the Debtors found that in the current market, most potential purchasers of DC-10s are interested in purchasing the aircraft only for parts. After extensive negotiation and marketing, Northwest Airlines entered into purchase and sale agreements with Omni and ATA, who intended to fly most of the aircraft. The Debtors believe the agreements represent the best deals that could be obtained for the aircraft, particularly because the operating aircraft were sold as flying aircraft. The sale also relieved the estate of continuing maintenance, storage and other costs associated with the aircraft.

On June 30, 2006, the Debtors filed a motion seeking authorization for Northwest Airlines to sell six DC-10 aircraft to Omni Air International, Inc. (“Omni”). On July 10, 2006, the Bankruptcy Court entered an order granting the motion. On December 4, 2006, the Debtors filed a motion seeking authorization for Northwest Airlines to sell nine DC-10 aircraft/airframes to ATA Airlines, Inc. (“ATA”). On December 14, 2006, the Bankruptcy Court entered an order granting the motion.

F.                                      Regional Airline Partnerships.

As discussed above, Northwest has airline services agreements with three regional carriers: Pinnacle, Mesaba and Compass, pursuant to which these regional carriers are required to operate their flights under the Northwest “NW” code and operate as Northwest Airlink.

1.                                       Mesaba.

Mesaba is the operator of 49 SAAB turbo-prop aircraft and 1 CRJ200 aircraft. On January 22, 2007, Northwest Airlines entered into a Stock Purchase and Reorganization Agreement (the “SPRA”) with Mesaba pursuant to which Northwest Airlines will acquire all the equity interests in an entity resulting from a bankruptcy plan of reorganization of Mesaba. The principal consideration in such acquisition will consist of the Mesaba bankruptcy estate having an allowed general unsecured claim in Northwest’s bankruptcy case in an amount equal to $145 million and Northwest Airlines having an allowed general unsecured claim in Mesaba’s bankruptcy case in an amount equal to $7.3 million.

On January 22, 2007, Northwest Airlines and MAIR entered into a Stock Purchase Agreement (the “SPA”), pursuant to which (a) Northwest Airlines will sell to MAIR all 5,657,113 shares of MAIR Common Stock that Northwest Airlines owns for an aggregate purchase price of approximately $35.4 million; (b) Northwest Airlines’ warrant to purchase 4,112,500 shares of the MAIR Common Stock will be cancelled; (c) MAIR has consented to and fully supports the Mesaba bankruptcy plan of reorganization and the transactions contemplated by the SPRA; and (d) if the transactions contemplated by the SPA are consummated, upon consummation of the transactions contemplated by the SPRA, Northwest Airlines will assign its claim in Mesaba’s bankruptcy case to MAIR.

On February 2, 2007, the Debtors filed motions seeking approval of both transactions. Subject to the closing of these transactions, Northwest has announced its intention to have Mesaba operate 36 76-seat CRJ900 Bombardier aircraft.

2.                                       Pinnacle.

Pinnacle is the operator of 139 of Northwest’s fleet of CRJ200 aircraft. On December 21, 2006, the Debtors filed a motion for entry into an amended airline services agreement (the “Amended Pinnacle ASA”) and related agreements with Pinnacle. On January 11, 2007, the Bankruptcy Court entered an order granting the motion.

Pursuant to the Amended Pinnacle ASA and related agreements, Pinnacle will continue to provide regional airline services. By the motion, Pinnacle and Northwest Airlines agreed that any plan of reorganization proposed by Northwest that contemplates that Northwest will remain in the passenger air transportation business would provide for the assumption of the Amended Pinnacle ASA. In connection with such assumption, Northwest Airlines granted an allowed general unsecured claim of $377.5 million, subject to adjustments, to Pinnacle in full and final satisfaction of any and all claims filed against the Debtors by Pinnacle and in satisfaction of any cure obligations upon the assumption of the Amended Pinnacle ASA.

3.                                       Compass.

In 2006, Northwest established Compass to operate as a Northwest Airlink carrier. Compass is an indirect subsidiary of NWA Corp. When Compass commences flight operations, which is expected to occur later in 2007, it initially will operate a 50-seat CRJ200 aircraft. Thereafter, Northwest expects to place up to 36 76-seat Embraer 175 aircraft, which are currently on order, at Compass to be operated by Compass under an airline services agreement with Northwest.

G.                                    Management Contracts.

On October 20, 2006, the Debtors filed a motion seeking authorization to assume thirty-six prepetition, executory management employment contracts and to enter into five new management employment contracts for officers promoted during the pendency of the Chapter 11 Cases.

On November 21, 2006, the Bankruptcy Court entered an order finding that the contracts were enforceable against the estate of Northwest Airlines and authorizing the Debtors to assume the contracts upon confirmation of a plan of reorganization.

The contracts govern the employment of Northwest’s forty-one officer employees, including its Chief Executive Officer, four Executive Vice Presidents, nine Senior Vice Presidents and twenty-seven Vice Presidents. In the event of a liquidation of the Debtors’ estates, the contracts do not give rise to any administrative expense, except for amounts accrued or earned prior to the termination of an officer’s employment. As a condition of the order, each of the officers’ rights, if any, to terminate his or her employment, or exercise any other remedy under their respective agreement based upon the reduction in management compensation and benefits implemented by Northwest to date, was waived. These contracts are listed on Schedule 8.3 to the Plan.

H.                                    Labor Issues.

For a detailed description of Northwest’s negotiations with its unions and the status of its various labor contracts see section IV. below.

I.                                         Claims Process and Bar Date.

1.                                       Schedules and Statements.

On May 1, 2006, each of the Debtors filed with the Bankruptcy Court their Schedules Of Assets And Liabilities and Schedule Of Executory Contracts And Unexpired Leases. On June 15, 2006, each of the Debtors filed their Statements of Financial Affairs (collectively, as may be amended, the “Schedules”).

2.                                       Bar Date For Filing Proofs of Claim.

By order dated May 19, 2006 (as amended on May 22, 2006 and supplemented by orders dated June 19, 2006 and August 31, 2006), the Bankruptcy Court fixed August 16, 2006, at 5:00 p.m., as the last date and time by which proofs of claim could be filed in the Debtors’ bankruptcy cases. In accordance with the order fixing the bar date, on or about June 3, 2006, notices of the bar date were mailed to all creditors listed on the schedules of assets and liabilities. In addition, consistent with that order, the Debtors published notice of the bar date in USA Today, The Wall Street Journal (National Edition), The New York Times (National Edition), the Detroit Free Press, the Minneapolis Star Tribune, the Memphis Commercial Appeal, the Asahi Shimbun (Japan), De Telegraaf (Amsterdam), the Financial Times and the International Herald Tribune.

J.                                      Omnibus Claims Objections.

Over 12,000 proofs of claim were filed. The dollar amount of all Claims filed against the Debtors totals approximately $129 billion. On August 18, 2006, the Debtors filed a motion seeking to establish procedures for objecting to and settling claims. An order granting this motion was entered on September 13, 2006.

Pursuant to the Court approved procedures, the Debtors commenced objecting to certain categories of unsecured Claims by filing the Debtors’ First Omnibus (Tier I) Objection To Proofs Of Claim on October 11, 2006. The Debtors have subsequently filed 19 additional omnibus Claims objection motions, and more will be filed shortly. To date, all of the omnibus objections which have been decided by the Bankruptcy Court have been granted, except where the Debtors have agreed to continue or withdraw an objection as to a particular party. The Debtors have also filed objections to specific Claims.

Through the first six omnibus objections, the Court has approved the expungement of 747 Claims in the aggregate amount of approximately $4.5 billion. The Debtors anticipate filing several more omnibus Claims objection motions, as well as objections to specific Claims, before and after any confirmation of a plan of reorganization.

K.                                    Assumption of Significant Non-Aircraft Executory Contracts.

Since the Commencement Date, the Debtors have assumed, or have agreed to assume upon the effective date of a plan of reorganization, various significant contracts. Apart from those assumed contracts previously discussed in section III.E. on Fleet Restructuring and section III.F on Regional Airline Partnerships, these include credit card processing agreements with U.S. Bank and American Express Travel Related Services Company, Inc. Additional contracts assumed or to be assumed include: (i) a loan agreement and certain ground leases relating to real estate property in Tokyo, Japan; (ii) an insurance agreement with Continental Airlines, Inc.; (iii) agreements relating to frequent flyer miles with MCI Communications Services, Inc., formerly known as MCI WorldCom Communications, Inc.; (iv) an agreement with Microsoft Licensing, GP to provide Northwest Airlines with various Microsoft products, including software licenses, maintenance and upgrades; (v) a service agreement with Aeronautical Radio, Inc. to provide the Debtors with aeronautical communications services; and (vi) an interline agreement with LAX TWO CORP. The Debtors have also assumed agreements with each of their global distribution system providers, including Worldspan, L.P., Orbitz, LLC, Galileo International LLC and Galileo Nederland, B.V, G2 Switchworks, Corp. and Amadeus IT Group, S.A. In connection with certain of these agreements, the Debtors have resolved the counterparty’s claims against the estates.

L.                                     Recharacterization and Rejection of Special Facilities Lease Obligations.

1.                                       Series 2001A and Series 2005A Bonds, and the Minneapolis-St. Paul Metropolitan Airports Commission.

On March 23, 2006, Northwest Airlines commenced an adversary proceeding against the Manufacturers and Traders Trust Company, as Trustee of the Series 2001A and Series 2005A Bonds, and against the Minneapolis-St. Paul Metropolitan Airports Commission (Case No. 06-01374), in which Northwest Airlines sought a declaration that the transactions pursuant to which Northwest Airlines obtained financing for certain capital improvements at the Minneapolis-St. Paul International Airport should be treated in Northwest Airlines’ bankruptcy case as a borrowing by Northwest Airlines and not as a “true lease” subject to section 365(d)(3) of the Bankruptcy Code. Northwest also sought a judgment avoiding a post-petition payment made by Northwest Airlines under the financing and order that such payment be returned to Northwest Airlines. This litigation is ongoing.

2.                                       Series 1995 Special Airport Facilities Revenue Refunding Bonds relating to Detroit Metropolitan Wayne County Airport.

Northwest is the lessee under a Special Facilities Lease covering terminal improvements, a flight kitchen, and certain fuel system components, all located at Detroit Metropolitan Wayne County Airport. The terminal became obsolete. It has been torn down and replaced with a new, state-of-the-art facility. Accordingly, Northwest intends to replace the flight kitchen and fuel components and to reject the Special Facilities Lease. The rents under the Special Facilities Lease were pledged to collateralize the repayment of certain bonds issued by the airport authority.

On November 22, 2006, Northwest Airlines commenced an adversary proceeding against U.S. Bank, National Association, solely in its capacity as Trustee (the “Detroit Trustee”) with respect to the Special Airport Facilities Revenue Refunding Bonds (Northwest Airlines, Inc., Facilities), Series 1995

(the “Refunding Bonds”) relating to Detroit Metropolitan Wayne County Airport. The complaint seeks a declaration that (i) if Northwest Airlines rejects the Special Facilities Lease and related Fuel Farm Lease and Pipe Line Right of Way dated April 22, 1991, (A) the Detroit Trustee (by compelling the airport authority to act, or otherwise) may not evict Northwest Airlines from certain existing non-bond funded fuel components, and (B) the Detroit Trustee (by compelling the airport authority to act, or otherwise) may not re-let such existing non-bond funded fuel components to a third party; (ii) in operating the airport, the airport authority does not owe the Detroit Trustee any fiduciary duty in making decisions regarding its entry into agreements with the Debtor, and (iii) no provision in the Refunding Bond documents restricts the right of the airport authority and Northwest Airlines to enter into a ground lease for the existing non-bond funded fuel system components and a ground lease and associated documentation to allow Northwest Airlines to construct new improvements for the storage and transportation of jet fuel at the airport and the airport authority or Northwest Airlines may do so without violating any obligation either may have to the Detroit Trustee. The Detroit Trustee filed certain counterclaims against Northwest Airlines and the airport authority.

On December 28, 2006, the Debtors filed a motion seeking authority for Northwest to enter into a new lease with the Wayne County Airport Authority to build replacement fuel facilities. On January 11, 2007, the Bankruptcy Court entered an order granting the motion, provided that such order did not affect any of the parties’ rights and remedies in the adversary proceeding. This litigation is ongoing.

M.                                  Exclusivity.

On December 30, 2005, the Debtors filed a motion with the Court seeking an extension of the periods within which they can exclusively file a chapter 11 plan (the “Exclusive Filing Period”), and solicit acceptances thereof (the “Exclusive Solicitation Period”, and, together with the Exclusive Filing Period, the “Exclusive Periods”), for an additional 180 days through July 13, 2006 and September 12, 2006, respectively, without prejudice to their right to seek additional extensions thereof. On January 10, 2006, the Bankruptcy Court entered an order granting the extension of the Exclusive Periods. Subsequent orders have been entered extending the Exclusive Periods through January 16, 2007 and March 16, 2007, respectively.

On January 12, 2007, the Debtors filed the Plan. Also on January 12, 2007, the Bankruptcy Court entered an order granting the Debtors’ ex parte application for an extension of their time to file their Disclosure Statement until February 15, 2007.

N.                                    Request for Equity Committee.

On or about November 22, 2006, certain equity holders of the Debtors requested by letter that the United States Trustee appoint a committee of equity security holders. By letters dated December 26, 2006, the United States Trustee denied this request. On January 11, 2007, an ad hoc committee of equity security holders filed a motion in the Bankruptcy Court seeking to compel the United States Trustee to appoint an equity committee. The Debtors do not believe this request is appropriate, and will file papers with the Bankruptcy Court in support of their objection.

IV.

Labor Issues

A.                                    Modification of Existing CBAs.

One of the primary goals of the Debtors’ restructuring was to attain a competitive labor cost structure. The Debtors sought to reduce their labor costs per year by approximately $1.4 billion. During the Chapter 11 Cases, the Debtors reached ratified collective bargaining agreements (the “CBAs”) with ALPA, the IAM, the ATSA, the TWU, and the NAMA, which were implemented on or before August 1, 2006. Two rounds of salaried and management employee pay and benefit cuts have also been achieved and implemented. In addition, Northwest imposed contract terms on its technicians represented by AMFA in August 2005 and, under section 1113(c) of the Bankruptcy Code, implemented contract terms for its flight attendants represented by the AFA on July 31, 2006. As a result of the foregoing, the Debtors believe they have achieved their $1.4 billion cost savings objective.

On November 6, 2006, Northwest reached a ratified agreement with AMFA to end the labor dispute with the airline’s technicians. The agreement maintains the necessary annual labor cost savings from AMFA-represented employees.

Section 1113(c) of the Bankruptcy Code permits a debtor to move to reject its CBAs if the debtor first satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval of the rejection or the expiration of the statutorily prescribed time period. After bargaining in good faith and sharing relevant information with its unions, a debtor makes proposals to modify its existing CBAs based on the most complete and reliable information available at the time. The proposed modifications must be necessary to permit the reorganization of a debtor and must provide that all the affected parties are treated fairly and equitably. Ultimately, rejection of the CBAs is appropriate if the unions refuse to agree to a debtor’s necessary proposal “without good cause” and the Bankruptcy Court determines that the balance of the equities favors rejection. In October 2005, the Debtors commenced section 1113(c) proceedings with ALPA, the IAM, and the Professional Flight Attendants Association (“PFAA”) and, as described above, subsequently reached consensual agreement with ALPA and the IAM.

With respect to the Debtors’ flight attendants, the Debtors reached a tentative consensual agreement on a new contract with their flight attendants represented by the PFAA on March 1, 2006 (the “March TA”). On June 6, 2006, the PFAA announced that its flight attendants failed to ratify the tentative agreement. As a result of the flight attendants’ failure to ratify this agreement, the Debtors requested a ruling from the Bankruptcy Court on their section 1113(c) motion to reject their existing flight attendant labor agreement and to permit the Debtors to impose new contract terms. On June 29, 2006, the Bankruptcy Court granted the Debtors’ section 1113(c) motion to reject its contract with the flight attendants and authorized the Debtors to implement the terms of the March TA; however, the Bankruptcy Court stayed implementation of the order until July 17, 2006.

Following the Bankruptcy Court’s June 29, 2006 ruling, the Debtors and the PFAA commenced negotiations to reach a new agreement. On July 6, 2006, the Debtors’ flight attendants voted to change their union representation from the PFAA to the AFA. Subsequently, the Debtors and the AFA continued negotiations to reach a new agreement, and on July 17, 2006, the parties announced that they reached a tentative consensual agreement (the “July TA”). On July 31, 2006, the AFA announced that its members failed to approve the July TA. As a result of the flight attendants’ failure to ratify the July TA, and in accordance with the Bankruptcy Court’s previous authorization, effective July 31, 2006, the Debtors implemented new contract terms and conditions for their flight attendants, consistent with the terms and conditions of the March TA.

On July 31, 2006, the AFA provided the Debtors with a 15-day notice of its intent to strike or engage in other work actions, including CHAOS (Create Havoc Around Our System). In response, on August 1, 2006, the Debtors filed a motion with the Bankruptcy Court seeking to obtain an injunction against such activities. The AFA subsequently extended the strike deadline by 10 days to August 25, 2006, in response to terrorist threats against air travel to and within the United States. On August 17, 2006, the Bankruptcy Court denied the Debtors’ request for an injunction. On August 18, 2006, the Debtors filed an appeal of the Bankruptcy Court’s decision with the United States District Court for the Southern District of New York (the “U.S. District Court”). On August 25, 2006, the U.S. District Court issued an injunction pending appeal that temporarily prevented any work action by the AFA while the court considered the Debtors’ appeal. The U.S. District Court reversed the Bankruptcy Court’s decision on September 15, 2006, and granted the Debtors’ request for a preliminary injunction to prevent a threatened strike or work action by the AFA. Subsequently, the AFA appealed the U.S. District Court’s ruling to the U.S. Second Circuit Court of Appeals. Arguments related to this matter were heard on November 28, 2006. In addition, the Debtors are currently in mediated negotiations with the AFA and representatives of the National Mediation Board (the “NMB”). The AFA has requested that it be released from further negotiations by the NMB; to date, the NMB has not granted this request. A strike or other form of self-help could have a material adverse effect on the Debtors.

On February 12, 2007, the AFA filed a motion with the Bankruptcy Court seeking reconsideration of the Bankruptcy Court’s decision to grant the Debtors’ section 1113(c) motion to reject the Debtors’ collective bargaining agreement with the flight attendants. The Debtors believe the motion is without merit and will oppose the AFA’s motion in the Bankruptcy Court.

B.                                    Retiree Medical Benefits.

On November 17, 2005, the Court appointed a Committee of Retired Employees (the “Retiree Committee”) to represent the interests of the Debtors’ retired employees.

As originally appointed, the Retiree Committee consisted of the following seven members:

O.V. Delle-Femine National Director Aircraft Mechanics Fraternal Association 67 Water Street - Suite 208 La Conia, NH 03246	Robert B. DePace Former President/Directing General Chair International Association of Machinist & Aerospace Workers 2510 Lexington Avenue South Mendota Heights, MN 55120

Guy Meek Former President Professional Flight Attendants Association 8101 34th Avenue South B Second Floor Bloomington, MN 55425	William W. Cameron Pilot Retiree 1920 Drew Avenue South Minneapolis, MN 55416

Arlo Bertsch Member Transport Workers Union of America 8024 Town Line Avenue S Bloomington, MN 55438	Paul C. Peyron Republic Airlines Retiree 456 Sierra Leaf Circle Reno, Nevada 89511

William D. Slattery Non-Union Retiree 21955 Minnetonka Blvd, #5 Excelsior, MN 55331

On December 1, 2005, the Bankruptcy Court entered an order amending the Retiree Committee by adding two additional members and changing the Republic Airlines Retiree representative. The Retiree Committee currently consists of the following nine members.

O.V. Delle-Femine National Director Aircraft Mechanics Fraternal Association 67 Water Street - Suite 208 La Conia, NH 03246	Robert B. DePace Former President/Directing General Chair International Association of Machinist & Aerospace Workers 2510 Lexington Avenue South Mendota Heights, MN 55120

Guy Meek Former President Professional Flight Attendants Association 8101 34th Avenue South B Second Floor Bloomington, MN 55425	William W. Cameron Pilot Retiree 1920 Drew Avenue South Minneapolis, MN 55416

Allan Goldstein President Aircraft Technical Support Association Deephaven, MN 55391 P.O. Box 11617 St. Paul, MN 55111-0617	Rory O’Loughlin Chairman Northwest Airlines Meteorology Association 1065 105TH Street W Inver Grove Heights, MN 55075

Arlo Bertsch Member Transport Workers Union of America 8024 Town Line Avenue S Bloomington, MN 55438	Robert L. Kohls Republic Airlines Retiree 663 E. Crystal Lake Road Burnsville, MN 55306

William D. Slattery Non-Union Retiree 21955 Minnetonka Blvd, #5 Excelsior, MN 55331

The Retiree Committee has retained the following advisors:

Counsel Jenner & Block LLP One IBM Plaza Chicago, Illinois 60611	Financial Advisor Kroll Zolfo Cooper LLC 101 Eisenhower Parkway Roseland, NJ 07068

Actuarial Consultants The Segal Company 1920 N. Street, NW, Suite 400 Washington D.C. 20036

The Debtors have engaged in negotiations with the Retiree Committee in an attempt to reach a mutual agreement on the restructuring of the Debtors’ retiree liabilities. The Debtors’ goal is to revise the terms on which medical benefits are made available to both active employees and current retirees to bring the costs and levels of such benefits in line with competitors.

The Debtors were unable to reach a consensual agreement with the Retiree Committee to modify their existing retiree benefits. Thus, on December 16, 2005, the Debtors filed with the Bankruptcy Court an Application To Modify Retiree Benefits Pursuant To 11 U.S.C. § 1114(f) and (g). Discussions with the Retiree Committee are ongoing.

C.                                    Pension Plan Issues.

Northwest has several noncontributory pension plans covering substantially all of its employees. As of December 31, 2005, Northwest’s pension plans were underfunded, as measured under the provisions of SFAS No. 87. Projected benefit obligations under the pension plans totaled $9.25 billion, approximately $3.82 billion in excess of the fair value of plan assets.

By letters dated April 15, 2003, the Internal Revenue Service granted Northwest certain conditional waivers (the “Conditional Waivers”) of the minimum funding standard for the plan year beginning January 1, 2003 with respect to the Northwest Airlines Pension Plan for Salaried Employees, Plan No. 001, EIN 41-0449230 and the Northwest Airlines Pension Plan for Contract Employees, Plan No. 004, EIN 41-0449230 (collectively, referred to herein as the “Pension Plans”).

In order to secure its obligations under such Conditional Waivers, Northwest, pursuant to (i) the certain Payment Agreement dated as of July 25, 2003 (the “Payment Agreement”), between Northwest and The Pension Benefit Guaranty Corporation (the “PBGC”) and (ii) the certain Security Documents, as defined in the Payment Agreement, granted PBGC for itself, and on behalf of the Pension Plans, liens on certain assets of Northwest (including domestic and foreign slots, international routes, aircraft and engines). The security interest in the bank collateral pool was junior to the secured bank term loan described above in section II.B. and a facility provided by US Bank, but was a first priority security interest with respect to other aircraft and slots.

As of the Commencement Date, Northwest was indebted and liable to the Pension Plans with respect to such Conditional Waivers, in the aggregate principal amount of approximately $371 million, plus all accrued but unpaid interest thereon and any fees, expenses, or other charges reimbursable under the terms of the Payment Agreement and/or the Security Documents.

On April 27, 2006, and later on August 9, 2006, the Bankruptcy Court approved stipulations between the Debtors and the PBGC granting adequate protection for the Conditional Waivers under the Payment Agreement Dated as of July 25, 2003, and Certain Related Security Agreements. Pursuant to these stipulations, Northwest agreed to pay in cash to the Pension Plans interest payments, each covering a 30-day period, payable in arrears at the non-default rate of interest of 8.5% per annum provided in the Payment Agreement, with such interest payments to be calculated on the full outstanding principal amount (excluding the amount of any accrued interest, fees or other charges) to be applied against the outstanding interest owed under the Payment Agreement and the Security Documents, and to reimburse the PBGC for reasonable fees and out of pocket expenses.

Pursuant to the amended collective bargaining agreements the Debtors have entered into, the Debtors have “frozen” accrued benefits under their underfunded defined benefit plans, thereby preserving all vested benefits for current and future retirees.

The Pension Protection Act of 2006 (“2006 Pension Act”) was signed into law on August 17, 2006. The 2006 Pension Act allows commercial airlines to elect special funding rules for defined benefit plans that are frozen. The unfunded liability for a frozen defined benefit plan may be amortized over a fixed 17-year period. The unfunded liability is defined as the actuarial liability calculated using an 8.85% interest rate minus the fair market value of plan assets. Northwest elected the special funding rules for frozen defined benefit plans under the 2006 Pension Act effective October 1, 2006.

Further, due to the election, the PBGC no longer has a secured claim against the Debtors for the Conditional Waivers. Accordingly, on January 12, 2007, the Debtors filed a stipulation to resolve all Claims filed by the PBGC. Pursuant to the stipulation, the Debtors agreed to pay unpaid premiums relating to the Pilot Plan, as well as certain fees and interests. The PBGC agreed to release its liens, and withdrew the remainder of its Claims (subject in some cases to reinstatement should the Debtors attempt to terminate their pension plans.) The Bankruptcy Court approved this stipulation on February 5, 2007.

V.

Treatment Of Creditors And Shareholders Under The Plan

The Plan governs the treatment of Claims against and Equity Interests in the Debtors in the Chapter 11 Cases. The Plan is premised upon the substantive consolidation of the Consolidated Debtors and the separate treatment of each other Debtor under the Plan. The table in section V.B. below summarizes the treatment under the Plan for each Class.

A.                                    Substantive Consolidation.

Under the Plan, the Consolidated Debtors are substantively consolidated forall purposes and actions associated with consummation of the Plan,including, without limitation, for purposes of voting and confirmation. On and after the Effective Date, (a) all assets and liabilities of the ConsolidatedDebtorsshall be treated as though they were merged into the NorthwestAirlines estate solely for purposes of thePlan, (b) no distributions shall be made under the Plan on account of Equity Interests between and among any of the Consolidated Debtors, (c) for all purposes associated with Confirmation, including, without limitation, for purposes of tallying acceptances and rejections of the Plan, the estates of the Consolidated Debtors shall be deemed to be one consolidated estate for Northwest Airlines, and (d) each and every Claim filed or to be filed in the Chapter 11 Cases of the Consolidated Debtors, shall be deemed filed against the Consolidated Debtors, and shall be Claims against and obligations of the Consolidated Debtors. As a result of the consolidation, any guaranty by one or more Consolidated Debtors of the obligations of another Consolidated Debtor will be eliminated, but each holder of an Allowed Unsecured Claim against a Consolidated Debtor who also has a guaranty from another Consolidated Debtor shall be compensated for the elimination of the guaranty, such that the substantive consolidation will not result in unfair treatment to creditors who relied on guarantees.

Substantive consolidation shall not affect: (a) the legal and organizational structure of the Consolidated Debtors; (b) pre and post-Commencement Date guarantees, liens, and securityinterests that are required to be maintained (i) pursuant to any Postpetition Aircraft Purchase and Lease Obligation, (ii) under the Bankruptcy Code or in connection with contracts or leases that were entered into during the Chapter 11 Cases or executory contracts or unexpired leases that have been or will be assumed, or (iii)

pursuant to the Plan; (c) Intercompany Claims and Equity Interests between and among the Consolidated Debtors; and (d) distributions from any insurance policies or proceeds of such policies.

B.                                    Summary of Classification and Treatment.

1.                                       Classification by Debtor.

The following table identifies the Classes of Claims at the Consolidated Debtors and each other Non-Consolidated Debtor.

Debtor	Classification of Claims
Consolidated Debtors

Class 1A Priority Non-Tax Claims: 1B-1 1110(a) Aircraft Secured Claims
Class 1B-2 Restructured Aircraft Secured Claims
Class 1B-3 N301US and N303US Aircraft Secured Claims
Class 1C Other Secured Claims
Class 1D General Unsecured Claims
Class 1E Convenience Class Claims
Class 1F Intercompany Claims
Class 1G Equity Interests in Debtors Other than NWA Corp.
Class 1H Preferred Stock Interests in NWA Corp.
Class 1I Common Stock Interests in NWA Corp.

NWA Fuel Services Corporation	Class 2A Priority Non-Tax Claims Class 2B General Unsecured Claims Class 2C Intercompany Claims Class 2D Equity Interests in Debtors Other than NWA Corp.
Northwest Aerospace Training Corporation	Class 3A Priority Non-Tax Claims Class 3B Other Secured Claims Class 3C General Unsecured Claims Class 3D Intercompany Claims Class 3E Equity Interests in Debtors Other than NWA Corp.
MLT Inc.	Class 4A Priority Non-Tax Claims Class 4B General Unsecured Claims Class 4C Intercompany Claims Class 4D Equity Interests in Debtors Other than NWA Corp.
Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc.	Class 5A Priority Non-Tax Claims Class 5B General Unsecured Claims Class 5C Equity Interests in Debtors Other than NWA Corp.
NWA Retail Sales Inc.	Class 6A Priority Non-Tax Claims Class 6B General Unsecured Claims Class 6C Intercompany Claims Class 6D Equity Interests in Debtors Other than NWA Corp.
Montana Enterprises, Inc.	Class 7A Priority Non-Tax Claims Class 7B General Unsecured Claims Class 7C Equity Interests in Debtors Other than NWA Corp.

NW Red Baron LLC	Class 8A Priority Non-Tax Claims Class 8B General Unsecured Claims Class 8C Equity Interests in Debtors Other than NWA Corp.
Aircraft Foreign Sales, Inc.	Class 9A Priority Non-Tax Claims Class 9B General Unsecured Claims Class 9C Intercompany Claims Class 9D Equity Interests in Debtors Other than NWA Corp.
NWA Worldclub, Inc.	Class 10A Priority Non-Tax Claims Class 10B General Unsecured Claims Class 10C Equity Interests in Debtors Other than NWA Corp.
NWA Aircraft Finance, Inc.	Class 11A Priority Non-Tax Claims Class 11B General Unsecured Claims Class 11C Intercompany Claims Class 11D Equity Interests in Debtors Other than NWA Corp.

2.                                       Treatment of Claims by Class.

The following table explains the division of the Claims against and Equity Interests in the Consolidated Debtors and each of the Non-Consolidated Debtors into Classes and summarizes the treatment for each Class. The table also identifies which Classes are entitled to vote on the Plan, based on rules set forth in the Bankruptcy Code. Finally, the table indicates an estimated recovery for each Class.

There are various uncertainties and other risks related to the Debtors’ businesses, including those listed below, that make it difficult to determine a precise value for the Debtors and the securities to be distributed under the Plan. The recoveries described in the following table represent the Debtors’ best estimates of those values given the information available at this time. These estimates do not predict the potential trading prices for securities issued under the Plan. The Debtors believe that the material risks and uncertainties that could affect the outlook of an airline operating in a global economy include, among others, the ability of Northwest to continue as a going concern, the ability of Northwest to obtain and maintain any necessary financing for operations and other purposes, the ability of Northwest to maintain adequate liquidity, the price and availability of jet fuel, the ability of Northwest to obtain and maintain normal terms with vendors and service providers, Northwest’s ability to maintain contracts that are critical to its operations, the ability of Northwest to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the ability of Northwest to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of Northwest to attract, motivate and/or retain key executives and employees, the future level of air travel demand, Northwest’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and Northwest, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein.

Unless otherwise specified, the information in the following table and in the sections below are based on calculations as of February 1, 2007. The estimation of recoveries makes the following assumptions:

•                  The Effective Date is assumed to occur on June 1, 2007. The Projections assume an Effective Date of July 1, 2007, but this would not cause a material difference in either the valuation or the Projections.

•                  The estimated Pre-Money Equity Value of the Reorganized Debtors will range from approximately $6.45 billion to $7.55 billion, with a mid-point of $7.0 billion. – See the valuation discussion in section VII.C.

•                  The estimated aggregate amount of Allowed General Unsecured Claims against the Debtors is in the range of $8.75-9.5 billion – For further discussion of Allowed General Unsecured Claims see Exhibit G to the Disclosure Statement.

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
	Administrative Expense Claims	Payment in full (or as otherwise agreed).	No	Ordinary course	100%
	Compensation of Professionals Claims	Payment in full (or as otherwise agreed).	No	$42,285,000	100%
	Priority Tax Claims	Payment in full on the Effective Date or over six years from the date of assessment of the tax with interest or payment as otherwise agreed.	No	$66,834,000	100%
	DIP Claims	Payment in full/conversion to Exit Facility.	No	$1,225,000,000	100%
1A 2A 3A 4A 5A 6A 7A 8A 9A 10A 11A	Priority Non-Tax Claims	Payment in full.	No	Not Material	100% 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
1B-1	1110(a) Aircraft Secured Claims	The maturity will be reinstated as such maturity existed before default and paid in accordance with the terms of the applicable loan agreements. Claimants will retain security interests and are unimpaired by the Plan.	No	$2,539,460,000	100%
1B-2	Restructured Aircraft Secured Claims	The Claims in this Class will be treated in accordance with the applicable restructuring agreement and the Final Order that approved such agreement and are unimpaired by the Plan.	No	$1,422,041,000	100%

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
1B-3	N301US and N303US Aircraft Secured Claims	The maturity of Claims will be reinstated as such maturity existed before default, the Debtors will cure such default and pay the balance of the Claims in accordance with the terms of the applicable loan agreements. Claimants will retain security interests and are unimpaired by the Plan.	No	9,285,000	100%
1C 3B	Other Secured Claims	The treatment of each Other Secured Claim is set forth in Schedule 4.5 attached to the Plan.	No	$263,922,000 $124,218,000	100% 100%
1D	General Unsecured Claims Consolidated Debtors

(i) Pro Rata share of New Common Stock For Distribution to Creditors and (ii), if the Eligible Holder elected to participate in the Rights Offering, its Pro Rata share of the New Common Stock For Distribution Pursuant to Rights Offering. In addition, each holder who also holds a guaranty from one or more Consolidated Debtors with respect to its claim will receive, as compensation for the impact of the substantive consolidation its share of the New Common Stock For Distribution to Creditors With a Guaranty.

			Yes	$8,750,000,000 – $9,500,000,000	66% –83% midpoint estimate of 74%
2B 3C 4B 5B 6B 7B 8B 9B 10B 11B	General Unsecured Claims Non-Consolidated Debtors	Full payment in Cash.	Yes	$53,000 $67,000 $5,605,000 $0 $0 $0 $0 $0 $0 $0	100% 100% 100% 100% 100% 100% 100% 100% 100% 100%
1E	Convenience Class Claims	Full payment in Cash.	Yes	$14,974,000(2)	100%
1F 2C 3D 4C 6C 9C 11C	Intercompany Claims	$1.00	Yes	$548,144,000 $2,044,000 $0 $0 $640,000 $0 $64,952,000	N/A
1G 2D 3E 4D	Equity Interests in Debtors Other than NWA Corp.	Unimpaired.	No		N/A

(2) This number does not reflect potential Claims held by General Unsecured Creditors who make the Convenience Class Election, as further discussed in section V.C.

Class	Description	Treatment	Entitled to Vote	Amount of Claim(s)	Estimated Recovery
5C 6D 7C 8C 9D 10C 11D
1H	Preferred Stock Interests in NWA Corp.	Cancellation of Equity Interests and no distribution.	No		0%
1I	Common Stock Interests in NWA Corp.	Cancellation of Equity Interests and no distribution.	No		0%

C.                                    Description of the Classes For the Debtors.

Unless otherwise indicated, the characteristics and amount of the Claims or Equity Interests in the following Classes are based on the books and records of the Debtors.

1.                                       Priority Non-Tax Claims (Class 1A, 2A, 3A, 4A, 5A, 6A, 7A, 8A, 9A, 10A, 11A).

The Claims in Class A are the types identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For the Debtors, these Claims relate primarily to prepetition wages and employee benefit plan contributions that had not been paid as of the Commencement Date. Most of these Claims have already been paid by the Debtors pursuant to an order entered by the Bankruptcy Court on the Commencement Date. The Debtors estimate that there are no Allowed Claims in these Classes.

Classes 1A, 2A, 3A, 4A, 5A, 6A, 7A, 8A, 9A, 10A, 11A are unimpaired and not entitled to vote.

2.                                       1110(a) Aircraft Secured Claims (Class 1B-1)

This Class includes Aircraft Secured Claims relating to Aircraft Equipment as to which the Debtors agreed under section 1110(a) of the Bankruptcy Code to perform all obligations under the applicable loan agreements. The Claims in this class are set forth in Schedule 4.2 to the Plan. In full settlement, satisfaction, release and discharge of such Claims, the maturity of such Claims will be reinstated as such maturity existed before default in accordance with section 1124(2)(B) of the Bankruptcy Code and paid in accordance with the terms of the applicable loan agreements. The Claimants will retain their security interests on the Aircraft Equipment which secure their respective claims.

Class 1B-1 is unimpaired and not entitled to vote.

3.                                       Restructured Aircraft Secured Claims (Class 1B-2).

The Claims in this Class consist of Aircraft Secured Claims as to which the Debtors and the claimants have agreed to a reduced and restructured Secured Claim and as to which the Bankruptcy Court has entered a Final Order approving the restructuring. The Claims in this Class are set forth in Schedule 4.3 to the Plan. In full settlement, satisfaction, release and discharge of such Claims and in accordance with section 1124(2) of the Bankruptcy Code, the Claims in this Class will be treated in accordance with the applicable restructuring agreement and the Final Order that approved such agreement and are unimpaired by the Plan.

Class 1B-2 is unimpaired and not entitled to vote.

4.                                       N301US and N303US Aircraft Secured Claims(Class 1B-3) (Unimpaired/Not Entitled to Vote).

The Claims in this Class consist of Aircraft Secured Claims relating to airframes bearing FAA Registration numbers N301US and N303US and related Aircraft Equipment. On the Effective Date, in accordance with section 1124(2) of the Bankruptcy Code and in full settlement, satisfaction, release and discharge of such Claims, the maturity of such Claims with respect to N301US and N303US will be reinstated as such maturity existed before default, cure any such default that occurred before or after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title or of a kind that section 365(b)(2) expressly does not require to be cured, and pay the balance of the Claims in accordance with the terms of the applicable loan agreements. The claimants will retain their respective security interests on the Aircraft Equipment securing the Claims.

Class 1B-3 is unimpaired and not entitled to vote.

5.                                       Other Secured Claims (Class 1C, 3B).

The Claims in these Classes consist of miscellaneous creditors secured under equipment leases (other than Aircraft Equipment), mechanics and tax liens, setoff, security deposits or similar Claims. The Debtors estimate that there are approximately $264 million and $124 million of Allowed Claims in Classes 1C and 3B, respectively.

The Claims in each of these Classes and the treatment of each claim is set forth in Schedule 4.5 to the Plan. At the option of the Reorganized Debtors, the Debtors will (a) pay these secured Claims in Cash in an amount equal to (i) the unpaid amount of the Allowed Other Secured Claim; or the proceeds of the sale or disposition of the collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in the Allowed Other Secured Claim; (b) surrender the collateral securing such Allowed Other Secured Claim; (c) issue a note with periodic Cash payments having a present value equal to the amount of the Allowed Other Secured Claim; (d) allow for treatment that leaves unaltered the legal, equitable and contractual rights to which the holder of such Allowed Other Secured Claim is entitled; or (e) provide such other distribution as necessary to satisfy the requirements of the Bankruptcy Code or as agreed to by the Debtors and the claimholder.

Any Claim in Classes 1C or 3B that the Debtors choose to pay in Cash will be paid by the Debtors or the Reorganized Debtors on the Effective Date or as soon as practicable thereafter. To the extent the Claim of a creditor exceeds the value of the collateral in which it has an interest, such excess will become part of Class 1D or Class 3B (General Unsecured Claims). To the extent a secured Claim accrues interest under applicable local law and the holder of such Claim is entitled to interest based on the value of the collateral, such secured Claim will include interest.

Classes 1C and 3B are unimpaired and not entitled to vote to accept or reject the Plan.

6.                                       General Unsecured Claims (Class 1D, 2B, 3C, 4B, 5B, 6B, 7B, 8B, 9B, 10B, 11B).

The Claims in these Classes include the Claims of certain aircraft lessors, of fuel suppliers and other vendors, of airports with prepetition rent Claims or Claims based on rejection of leases, union Claims, prepetition personal injury, prepetition wrongful death, employment litigation, and property damage claims, to the extent not covered by insurance, parties to contracts with the Debtors that are being rejected, claims based on guarantees, and other General Unsecured Claims. The Debtors estimate that, on completion of the claims resolution process, the aggregate amount of Allowed Claims in this Class will be reduced to between $8.75 and $9.5 billion (for further explanation see Exhibit G to the Disclosure Statement). In addition, the Debtors estimate that there will be Allowed Claims based on a guaranty of approximately $3.6 billion.

(a)                                  General Unsecured Claims – Consolidated Debtors Class 1D.

On the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed General Unsecured Claim against the Consolidated Debtors will receive, in full settlement, satisfaction, release and discharge of its Claim, (i) its Pro Rata share of the New Common Stock For Distribution to Creditors; and (ii), if the Eligible Holder elected to participate in the Rights Offering, its Pro Rata Share of the New Common Stock For Distribution Pursuant to Rights Offering purchased pursuant to the Subscription Rights.

The substantive consolidation of the Consolidated Debtors will eliminate any guarantees by any Consolidated Debtor of the primary obligation of another Consolidated Debtor; provided, however, each holder of an Allowed Class 1D Claim who also holds a guaranty from one or more Consolidated Debtors with respect to such claim will receive, in addition to the distribution prescribed in the immediately preceding paragraph, as compensation for the impact of the consolidation, its share of the New Common Stock For Distribution to Creditors With a Guaranty, determined by multiplying the number of shares of New Common Stock For Distribution to Creditors With a Guaranty by the Allocation Fraction for such holder. If a primary obligation of Northwest Airlines was guaranteed by more than one of the other Consolidated Debtors, the holder will be treated as if it had only a single guaranty.

To the extent that a General Unsecured Claim against the Consolidated Debtors is a Subordinated Claim, the holder will not receive a distribution of either New Common Stock For Distributions to Creditors or New Common Stock For Distribution Pursuant to Rights Offering unless and until each holder of an Allowed Claim in Class 1D that possesses a senior right to payment receives New Common Stock For Distributions to Creditors of a value equal to its Allowed Claim amount, plus any applicable interest thereon.

Pursuant to the Convenience Class Election, a holder of a General Unsecured Claim of $20,000 or more may elect to have such Claim treated as a Convenience Class Claim by making the Convenience Class Election on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot. By making such Convenience Class Election, a holder of a General Unsecured Claim of $20,000 or more is agreeing to accept $20,000 in Cash in full satisfaction, discharge and release of such Claim.

Class 1D is impaired and entitled to vote on the Plan.

(b)                                 General Unsecured Claim – Non-Consolidated Debtors (Class 2B, 3C, 4B, 5B, 6B, 7B, 8B, 9B, 10B, 11B).

On the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed General Unsecured Claim in Classes 2B, 3C, 4B, 5B, 6B, 7B, 8B, 9B, 10B and 11B will receive, in full settlement, satisfaction, release and discharge of its Claim, full payment in Cash.

To the extent that a holder of an Allowed General Unsecured Claim in Classes 2B, 3C, 4B, 5B, 6B, 7B, 8B, 9B, 10B and 11B filed a proof of Claim on the same debt against a Consolidated

Debtor, the proof of Claim against the Consolidated Debtor is deemed expunged without further action by any party.

Classes 2B, 3C, 4B, 5B, 6B, 7B, 8B, 9B, 10B and 11B are impaired and entitled to vote on the Plan.

7.                                       Convenience Class Claims(Class 1E).

On the Effective Date, or as soon as reasonably practicable thereafter, each holder of an Allowed Convenience Class Claim will receive in full settlement, satisfaction, release and discharge of its Claim, full payment in Cash.

On the Effective Date, if the holder of a General Unsecured Claim against the Consolidated Debtors for more than $20,000 has made the Convenience Class Election on the Ballot provided for voting on this Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot, then that holder will accept $20,000 in Cash in full satisfaction, discharge and release of such Claim.

Class 1E is impaired and entitled to vote on the Plan.

8.                                       Intercompany Claims(Class 1F, 2C, 3D, 4C, 6C, 9C, 11C).

Each holder of an Intercompany Claim in Classes 1F, 2C, 3D, 4C, 6C, 9C, 11Cwill receive, in full settlement, satisfaction, release and discharge of each Claim, $1.00 on the Effective Date, or as soon as reasonably practicable thereafter.

Classes 1F, 2C, 3D, 4C, 6C, 9C and 11C are impaired and entitled to vote on the Plan.

9.                                       Equity Interests in Debtors Other than NWA Corp. (Class 1G, 2D, 3E, 4D, 5C, 6D, 7C, 8C, 9D, 10C, 11D).

All Equity Interests in Classes 1G, 2D, 3E, 4D, 5C, 6D, 7C, 8C, 9D, 10C and 11D are unimpaired under the Plan. Such Equity Interests are not entitled to vote on the Plan.

10.                                 Preferred Stock Interests in NWA Corp. (Class 1H).

All Preferred Stock Interests will be deemed cancelled as of the Effective Date, and each holder of a Preferred Stock Interest will neither receive nor retain any property on account of such Preferred Stock Interest under the Plan.

Class 1H is impaired and deemed to reject the Plan.

11.                                 Common Stock Interests in NWA Corp. (Class 1I).

All Common Stock Interests will be deemed cancelled as of the Effective Date, and each holder of a Common Stock Interest will neither receive nor retain any property or interest in property on account of such Common Stock Interest under the Plan.

Class 1I is impaired and deemed to reject the Plan.

D.                                    The Rights Offering.

Subject to Bankruptcy Court approval, NWA Corp., Northwest Airlines, as Guarantor, and JPMorgan Securities Inc., as the Rights Offering Sponsor, will enter into the Rights Offering Sponsor

Agreement. Pursuant to the Rights Offering Sponsor Agreement, NWA Corp. will agree to sell 27,777,778 shares of its New Common Stock, of which 23,611,111 shares will be offered in the Rights Offering (representing $637,500,000) and 4,166,667 additional shares of New Common Stock will be purchased directly by the Rights Offering Sponsor (representing $112,500,000). The Debtors have filed a motion to approve the Rights Offering Sponsor Agreement. The closing date of the Rights Offering shall be the Effective Date of the Plan.

1.                                       Subscription Rights.

Pursuant to the Rights Offering, an Eligible Holder of an Allowed Class 1D Claim as of the Subscription Rights Record Date will be offered Subscription Rights to purchase up to its Pro Rata share of the 23,611,111 Shares of New Common Stock for Distribution Pursuant to Rights Offering at the Subscription Purchase Price of $27.00 per Share.

2.                                       Subscription Period.

The Rights Offering will commence on the Subscription Commencement Date and will end on the Rights Offering Expiration Date, which shall be 30 days after the Subscription Commencement Date.

3.                                       Exercise of Subscription Rights.

In order to exercise the Subscription Rights, each Eligible Holder of an Allowed Class 1D Claim must (a) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Rights Offering Expiration Date; and (b) pay an amount equal to the full Subscription Purchase Price of the number of shares of New Common Stock elected to be purchased by such Eligible Holder by wire transfer or bank or cashier’s check delivered to the Subscription Agent with the Subscription Form on or before the Rights Offering Expiration Date. If the Subscription Agent for any reason does not receive from a given Eligible Holder both a timely and duly completed Subscription Form and timely payment of such holder’s Subscription Purchase Price, such Eligible Holder will be deemed to have relinquished and waived its right to participate in the Rights Offering.

4.                                       Oversubscription Rights.

The Subscription Form will permit each Eligible Holder of an Allowed Class 1D Claim as of the Subscription Rights Record Date to subscribe for additional shares of New Common Stock at the Subscription Purchase Price up to an amount equal to 200% of the Eligible Holders’ Pro Rata share of the Rights Offering. Eligible Holders electing to subscribe for additional shares must indicate the amount of shares in the appropriate place on the Subscription Form and pay for such additional shares in the same manner as the shares purchased pursuant to the Subscription Rights. Any oversubscription exercise of Subscription Rights will be subject to proration in the event that the total number of Subscription Rights sought to be exercised, including oversubscriptions, exceeds the number of Subscription Rights issued under the Plan, as follows: (i) all Subscription Rights that shall have otherwise been validly and effectively exercised pursuant to primary exercise shall be deemed to have been validly and effectively exercised; and (ii) the number of Subscription Rights that shall be deemed to have been validly and effectively exercised by any Eligible Holder of Subscription Rights pursuant to an oversubscription (assuming that all other requirements for valid and effective exercise shall have been satisfied) shall be determined by (a) multiplying the aggregate number of Subscription Rights that were not validly and effectively exercised pursuant to primary exercises by a fraction, the numerator of which shall be the number of Subscription Rights exercised by such Eligible Holder pursuant to an oversubscription and the denominator of which shall be the number of oversubscription Subscription Rights exercised by all

Eligible Holders exercising oversubscription Subscription Rights; and (b) eliminating any resulting fractions. If the proration pursuant to the immediately preceding sentence would otherwise result in any Eligible Holder being deemed to have validly and effectively exercised a greater number of Subscription Rights than such Eligible Holder sought to exercise pursuant to its oversubscription, then such Eligible Holder will be deemed to have validly and effectively exercised only that number of Subscription Rights which such Eligible Holder sought to exercise pursuant to its oversubscription and any remaining Subscription Rights not otherwise deemed to have been validly and effectively exercised will be deemed to have been validly and effectively exercised by other Eligible Holders of Subscription Rights that have oversubscribed on the basis set forth in the immediately preceding sentence. This proration process will be repeated as necessary until all Subscription Rights shall have been deemed to have been validly and effectively exercised by such Eligible Holders.

5.                                       Undersubscription.

In the event that all the New Common Stock reserved for the Rights Offering is not purchased by creditors with Subscription Rights or by creditors who have exercised their oversubscription rights, the Rights Offering Sponsor will purchase on the closing date of the Rights Offering, for the Subscription Purchase Price per share, a number of shares of New Common Stock equal to the number of shares of New Common Stock for Distribution Pursuant to Rights Offering minus the number of shares of New Common Stock for Distribution Pursuant to Rights Offering subscribed for on or before the Rights Offering Expiration Date, including shares subscribed for pursuant to oversubscription rights (such shares in the aggregate, the “Unsubscribed Shares”).

6.                                       Purchased Shares.

In addition to its purchase of the Unsubscribed Shares, the Rights Offering Sponsor will purchase on the closing date of the Rights Offering, for the Subscription Purchase Price per share, 4,166,667 additional shares of New Common Stock.

7.                                       Rights Offering Sponsor Agreement.

The Debtors will pay to the Rights Offering Sponsor a backstop fee of $20,625,000 on the first Business Day after the tenth day after the entry of the Final Order approving the Rights Offering Sponsor Agreement. The Debtors will also reimburse or pay, as the case may be, the out-of-pocket expenses reasonably incurred by the Rights Offering Sponsor with respect to the Rights Offering, including the filing fee, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and expenses related thereto and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions, including all reasonable attorneys fees and expenses and reasonable fees and expenses of any other professionals retained by the Rights Offering Sponsor with the approval of the Debtors.

8.                                       Syndication Agreement.

Pursuant to the Rights Offering Sponsor Agreement, certain parties (the “Ultimate Purchasers”) and the Rights Offering Sponsor will enter into a syndication agreement, pursuant to which the Ultimate Purchasers will agree to purchase from the Rights Offering Sponsor certain Unsubscribed Shares and Purchased Shares purchased by the Rights Offering Sponsor. The syndicate will not include any person or entity that is a competitor of the Company. The Debtors will also reimburse or pay, as the case may be, the out-of-pocket expenses reasonably incurred by the Ultimate Purchasers with respect to the Rights Offering, including the filing fee, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and expenses related thereto and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions, including all reasonable attorneys fees and expenses and reasonable fees and expenses of any other professionals retained by the Ultimate Purchasers with the approval of the Debtors.

9.                                       Transfer of Subscription Rights; Revocation.

The Subscription Rights may not be sold, transferred, or assigned except with the express written consent of the Debtors. Once a holder of Subscription Rights has properly exercised its Subscription Rights, such exercise will be irrevocable.

10.                                 Withdrawal of Rights Offering.

The Debtors may, after consultation with the Creditors Committee, withdraw the Rights Offering.

11.                                 Limitation on Acquisition of Shares.

Unless the Debtors in consultation with the Creditors Committee agree to such acquisition, a claimant exercising its Subscription Rights (an “Exercising Claimant”) may not acquire New Common Stock for Distribution Pursuant to Rights Offering if, and to the extent, as a result of such acquisition for the purposes of Section 382 of the Internal Revenue Code, any person or entity (i) who would not otherwise be treated as owning more than 4.75% of the New Common Stock outstanding at the time of delivery of New Common Stock for Distribution Pursuant to Rights Offering would be so treated as a result of such acquisition; or (ii) who would otherwise be treated as owning more than 4.75% of the New Common Stock outstanding at the time of delivery of New Common Stock for Distribution Pursuant to Rights Offering would be treated as owning a greater percentage of shares of New Common Stock as a result of such acquisition.

Notwithstanding the foregoing, in the event the Rights Offering Sponsor is obligated to purchase a number of Unsubscribed Shares and Purchased Shares which would cause its ownership interest in NWA Corp. (including the shares of New Common Stock, if any, received by the Rights Offering Sponsor, in any capacity, pursuant to the Plan), as determined for the purposes of Section 382 of the Internal Revenue Code, to exceed 4.75% of the total number of shares of New Common Stock to be outstanding on the Closing Date, NWA Corp. will either reduce the Rights Offering Sponsor’s purchase obligation such that its ownership of New Common Stock would not exceed 4.75% or permit the Rights Offering Sponsor to purchase shares in excess of 4.75% to comply with its purchase obligation; provided that in the latter case, the board of directors of NWA Corp. will waive all restrictions contemplated by Section 5.6 of the Plan on the Rights Offering Sponsor’s ability to dispose of any Unsubscribed Shares owned by it. Likewise, the restrictions would be waived if any of the Ultimate Investors purchasing New Common Stock under the Syndication Agreement would be required to purchase shares which could cause its ownership of the New Common Stock to exceed 4.75%.

The Subscription Purchase Price paid by an Exercising Claimant will be refunded, without interest, in each case as soon as reasonably practicable after the Effective Date, if and to the extent that any limitation specified in the Plan (including in Section 9.13 to the Plan) or in Exhibit A to the Plan would operate to disallow acquisition of New Common Stock for Distribution Pursuant to Rights Offering by such Exercising Claimant.

E.                                      Restructuring Transactions.

On the Effective Date, but subsequent to the cancellation and discharge of all Claims, (i) Northwest Airlines Holdings Corporation will merge into NWA Inc., with NWA Inc. being the surviving entity, and (ii) thereafter, NWA Inc. will merge into Northwest Airlines, with Northwest Airlines being the surviving entity (the “Downstream Mergers”).

In addition to the Downstream Mergers, on or as of the Effective Date or as soon thereafter as practicable, within the discretion of the Debtors, and without further motion to or order of the Bankruptcy Court, the Debtors may, notwithstanding any other transactions described in Section 5.13 of the Plan, (i) merge, dissolve, transfer assets, or otherwise consolidate any of the Debtors in furtherance of the Plan; or (ii) engage in any other transaction in furtherance of the Plan. Any such transaction may be effected without any further action by the stockholders or directors of any of the Debtors, or the Reorganized Debtors.

F.                                      New Common Stock to Be Issued or Authorized Under the Plan.

Reorganized NWA Corp. will issue 271,977,778 shares of New Common Stock on the Effective Date pursuant to the Plan. A yet to be determined number of shares will be reserved for issuance under the Management Equity Plan, which will be filed with the Bankruptcy Court as a plan supplement. Of the total New Common Stock issued pursuant to the Plan, 235,577,228 shares of New Common Stock will be issued to holders of Allowed General Unsecured Claims against the Consolidated Debtors (less a portion of the New Common Stock reserved for issuance under the Management Equity Plan), 8,622,772, shares of New Common Stock will be issued to holders of Allowed General Unsecured Claims against the Consolidated Debtors who also hold a guaranty from a Consolidated Debtor, and 23,611,111 shares of New Common Stock will be sold pursuant to the Rights Offering. In addition, the Rights Offering Sponsor will purchase directly 4,166,667 shares of New Common Stock. After these issuances, approximately 128,022,222 million shares of New Common Stock will be authorized but unissued.

As a condition of closing of the Rights Offering Sponsor Agreement, Reorganized NWA Corp. is required to cause the shares of its New Common Stock to be listed on a national securities exchange or to qualify for listing on the Nasdaq National Market.

G.                                    Administrative Expenses.

1.                                       Administrative Expenses.

In order to confirm the Plan, Allowed Administrative Expense Claims, and Allowed Priority Tax Claims must be paid in full or in a manner otherwise agreeable to the holders of those Claims. Administrative expenses are the actual and necessary costs and expenses of the Debtors’ Chapter 11 Cases. Those expenses include, but are not limited to, postpetition salaries and other benefits for employees, postpetition rent for facilities and offices, amounts owed to vendors providing goods and services during the Chapter 11 Cases, tax obligations incurred after the commencement of the Chapter 11 Cases, including interest, if applicable, under relevant state law, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable, and necessary professional fees and expenses of the professionals retained by the Debtors and the Creditors Committee, the obligations outstanding under the Debtors’ debtor in possession financing agreements (if not converted into an Exit Financing Facility), personal injury Claims, tort claims or other similar litigation claims arising after the Commencement Date, once liquidated, to the extent not covered by insurance. Postpetition personal injury Claims covered by insurance, once liquidated, will be satisfied in the ordinary course of the Debtors’ businesses through applicable insurance coverage. The Debtors do not expect to pay any amounts with respect to postpetition personal injury Claims on or prior to the Effective Date.

Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for Allowed Administrative Expense Claims to be paid in full on the later of the Effective Date, or as soon as reasonably practicable thereafter, and the first Business Day after the date that is thirty (30) days after the date such Administrative Expense Claim becomes Allowed, except for Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or incurred by the Debtors, or Postpetition Aircraft Purchase and Lease Obligations, which will be paid in accordance with the past practice of the Debtors and the terms of the agreements governing such obligations.

A notice setting forth the Administrative Expense Claim Bar Date will be (i) filed on the Bankruptcy Court’s docket; (ii) posted on the Debtors’ case information website at http://www.nwa-restructuring.com/; and (iii) transmitted with the materials sent by the Debtors in the solicitation packages as set forth in the Debtors’ Solicitation Procedures Motion. No other notice of the Administrative Expense Claim Bar Date will be provided. All requests for payment of an Administrative Expense Claim that accrued on or before the Effective Date must be filed with the Claims Agent and served on counsel for the Debtors by the Administrative Claim Bar Date. Any requests for payment of Administrative Expense Claims that are not properly filed and served by the Administrative Expense Claim Bar Date will not appear on the register of claims maintained by the Claims Agent and will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors or any action by the Bankruptcy Court.

The Reorganized Debtors, in their sole and absolute discretion, may settle Administrative Expense Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtors shall have the right to object to any Administrative Expense Claim within 180 days after the Claims Objection Deadline, subject to extensions from time to time by the Bankruptcy Court, with the consent of the Post-Effective Date Committee. Unless the Debtors or the Reorganized Debtors object to a timely-filed and properly served Administrative Expense Claim, such Administrative Expense Claim will be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Expense Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Expense Claim should be allowed and, if so, in what amount.

Personal injury Claims, tort Claims or other similar litigation Claims arising after the Commencement Date are not subject to the discharge injunction and may be liquidated in the ordinary course of business without further order of the Bankruptcy Court. Personal injury claimants, tort claimants or other similar litigation claimants whose Claims arose after the Commencement Date will not be required to file an application for an Administrative Expense Claim and will not be subject to any deadline to file applications for administrative expenses.

2.                                       Priority Tax Claims.

Unless otherwise agreed with a holder of an Allowed Priority Tax Claim, the Debtors, in their sole discretion, may choose whether Allowed Priority Tax Claims will be paid in Cash either: (1) in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest from the Effective Date at a fixed annual rate equal to five percent (5%) over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim; or (2) in full on, or as soon thereafter as is reasonably practicable, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim.  The Debtors reserve the right to prepay, without penalty, at any time under option (1) above.

3.                                       Debtor in Possession Financing.

The Debtors are party to the DIP Credit and Exit Facility Agreement, as described above in section III.C. The Debtors estimate that there will be approximately $1.225 billion outstanding under the DIP Credit and Exit Facility Agreement on the Effective Date and approximately $75 million of outstanding letters of credit. At the option of the Debtors, the DIP Credit and Exit Facility Agreement includes a commitment for five years of exit financing. It is currently anticipated that the Debtors will exercise the option to convert the facility to an exit financing facility. Accordingly, the facility will not be repaid on the Effective Date, but rather will convert to exit financing at the option of the Debtors upon the satisfaction of certain conditions precedent. The liens in favor of the lenders will remain in place, and the Debtors will comply with all requirements of the DIP Credit and Exit Facility Agreement. The Debtors retain the option of obtaining an alternative exit facility, after consultation with the Creditors Committee, if one becomes available on more favorable terms.

4.                                       Postpetition Aircraft Purchase and Lease Obligations.

The Postpetition Aircraft Purchase and Lease Obligations will become obligations of the Reorganized Debtors or their successors, if applicable, on the Effective Date. The foregoing sentence will be specifically limited with respect to each Postpetition Aircraft Purchase and Lease Obligation by the express terms of the agreement pursuant to which such Postpetition Aircraft Purchase and Lease Obligation arises, and nothing contained in the Plan, the Disclosure Statement for the Plan or the Confirmation Order will be deemed to limit or otherwise affect the terms thereof. The Final Orders approving Postpetition Aircraft Purchase and Lease Obligations are set forth in Schedule 2.2 to the Plan.

5.                                       Satisfaction of Exit Conditions under A330 Financing Indentures.

The Secured Obligations under the A330 Financing Indentures will become obligations of the Reorganized Northwest Airlines or its successor, if applicable, on the Effective Date, and the security interests in the collateral securing the respective Secured Obligations will remain in place and continue to survive against the Reorganized Northwest Airlines.

6.                                       Satisfaction of Conditions Under ISDA Master Agreements.

The obligations under all ISDA Master Agreements (i.e., those agreements applicable to currency, fuel, and interest rate derivative transactions) entered into by the Debtors, specifically including the JPM ISDA Master Agreement, will become obligations of the Reorganized Northwest Airlines or its successor, if applicable, on the Effective Date, and Reorganized Northwest Airlines shall continue to pay all obligations thereunder in accordance with the agreements.

7.                                       Fees and Expenses of Professionals.

As of December 31, 2006, the Debtors have paid the various retained professionals in their chapter 11 cases an aggregate of approximately $54 million since the Commencement Date. The Debtors estimate that various professionals will file fee applications subsequent to December 31, 2006 for approximately $43 million, assuming the effective date of the Plan is June 1, 2007.

Pursuant to the Order Establishing Procedures For Interim Compensation and Reimbursement Of Expenses For Professionals And Committee Members, dated October 19, 2005 (the “Interim Compensation Order”), the Debtors were instructed to withhold, for all professionals, 20% of each professionals monthly fees (the “Holdback”). Pursuant to later procedures instituted by the Court, the Debtors were instructed to withhold the Holdback until the end of the Chapter 11 Cases.(3) Accordingly, in connection with the confirmation of a Plan, the Debtors’ professionals and the professionals retained by the Creditors Committee will each be filing a final fee application for approval

(3) There is no holdback for Dorsey & Whitney LLP due to a flat discount this firm provides to the Debtors.

and payment of the Holdback. The Debtors currently estimate that the Holdback outstanding is in the amount of $13 million as of December 31, 2006.

8.                                       Indenture Trustee Fees.

The Debtors shall pay the reasonable fees and expenses of the Indenture Trustees in Cash on the Effective Date.

9.                                       Management Contracts.

On October 20, 2006, the Debtors filed a motion seeking authorization to assume thirty-six prepetition, executory management employment contracts and to enter into five new management employment contracts for officers promoted during the pendency of these cases. On November 21 2006, the Bankruptcy Court entered an order finding that the contracts were enforceable against the estate of Northwest Airlines and authorizing the Debtors to assume the contracts upon confirmation of a plan of reorganization.

The contracts govern the employment of Northwest’s forty-one officer employees, including its Chief Executive Officer, four Executive Vice Presidents, nine Senior Vice Presidents and twenty-seven Vice Presidents. The order did not change the terms of the prepetition agreements, but, rather, simply made these agreements enforceable against the Debtors. In the event of a liquidation of the Debtors’ estates, the contracts do not give rise to any administrative expense, except for amounts accrued or earned prior to the termination of an officer’s employment. As a condition of the order, each of the officers’ rights, if any, to terminate his or her employment, or exercise any other remedy under their respective agreement based upon the reduction in management compensation and benefits implemented by Northwest to date, was waived. These contracts are set forth on Schedule 8.3 to the Plan.

H.                                    Securities Law Matters.

Holders of Allowed General Unsecured Claims against the Consolidated Debtors may receive securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a plan.

1.                                       Issuance and Resale of New Securities Under the Plan.

Section 1145(a)(i) of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933 (the “Securities Act”) the offer or sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or an equity interest in, such debtor, or if such securities are offered or sold principally in such exchange and partly for cash. In addition, in the case of rights so issued under a chapter 11 plan, section 1145(a)(2) also generally exempts the issuance of stock issued upon exercise of such rights. In reliance upon this exemption, the New Common Stock to be issued in respect of Claims and the exercise of the Subscription Rights by Eligible Holders of Allowed Claims in Class 1D as provided in the Plan will be exempt from the registration requirements of the Securities Act and of any state securities laws. In general, offers and sales of securities made in reliance on the exemption afforded under section 1145(a) of the Bankruptcy Code are deemed to be made in a public offering. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is a control person of the issuer of the securities or other issuer of the securities within the meaning of Section 2(11) of the Securities Act. The legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of a reorganized debtor may be presumed to be a “control person.”

Notwithstanding the foregoing, statutory underwriters may be able to sell their securities pursuant to the resale limitations of Rule 144 promulgated under the Securities Act. Rule 144 would, in effect, permit the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Parties who believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144.

Whether any particular person would be deemed to be an “underwriter” with respect to any security issued under the Plan would depend upon the facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving distributions under the Plan would be an “underwriter” with respect to any security issued under the Plan; and the Debtors recommend that potential recipients of securities pursuant to the Plan consult their own counsel concerning whether they may freely trade such securities.

The Rights Offering Sponsor may also receive shares of New Common Stock. Reorganized NWA Corp. will rely on Section 4(2) of the Securities Act and, to the extent applicable, Regulation D promulgated thereunder, and Section 18 of the Securities Act with respect to state securities law or Blue Sky Laws to exempt the offering, sale and issuance of New Common Stock to the Rights Offering Sponsor. Section 4(2) exempts from the registration requirements of the Securities Act any offering by an issuer not involving any public offering. Regulation D similarly exempts from the registration requirements of the Securities Act any offerings by an issuer of securities to “accredited investors,” as such term is defined under Regulation D, and to other qualified investors.

Under the Rights Offering Sponsor Agreement, NWA Corp. has agreed to file a resale registration statement for the Rights Offering Sponsor and the Ultimate Purchasers and to use its commercially reasonable efforts to cause such registration statement to be effective by June 30, 2007.

2.                                       Listing of New Common Stock.

As a condition of closing of the Rights Offering Sponsor Agreement, Reorganized NWA Corp. is required to cause the shares of its New Common Stock to be listed on a national securities exchange or to qualify for listing on Nasdaq National Market.

3.                                       Registration Rights.

The Rights Offering Sponsor Agreement provides for the execution of a registration rights agreement to be entered into between Reorganized NWA Corp. and the Rights Offering Sponsor, and any Ultimate Purchaser, as defined above.

I.                                         Reservation of “Cram Down” Rights.

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes – often referred to as “cram down” – is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

The Debtors each reserve the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any Class entitled to vote. In the event a Class votes to reject the Plan, the Debtors will request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such Class. The Debtors will also seek such a ruling with respect to each Class that is deemed to reject the Plan.

VI.

Voting Procedures And Requirements

Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. For purposes of the Plan, the following Classes are the only ones entitled to vote.

Class	Description
1D	General Unsecured Claims
2B	General Unsecured Claims
3C	General Unsecured Claims
4B	General Unsecured Claims
5B	General Unsecured Claims
6B	General Unsecured Claims
7B	General Unsecured Claims
8B	General Unsecured Claims
9B	General Unsecured Claims
10B	General Unsecured Claims
11B	General Unsecured Claims
1E	Convenience Class Claims
1F	Intercompany Claims
2C	Intercompany Claims
3D	Intercompany Claims
4C	Intercompany Claims
6C	Intercompany Claims
9C	Intercompany Claims
11C	Intercompany Claims

If your Claim is not in one of these Classes, you are not entitled to vote on the Plan and you will not receive a ballot with this Disclosure Statement. If your Claim is in one of these Classes, you should read your ballot and follow the listed instructions carefully. Please use only the ballot that accompanies this Disclosure Statement.

IF YOU HAVE ANY QUESTIONS CONCERNING THE BALLOT, YOU MAY CONTACT THE BALLOTING AGENT AT THE TELEPHONE NUMBER BELOW:

(866) 715-0768

A.                                    Vote Required for Acceptance by a Class.

Under the Bankruptcy Code, acceptance of a plan by a class of claims is determined by calculating the number and the amount of claims voting to accept, based on the actual total allowed claims voting. Acceptance requires an affirmative vote of more than one-half of the total allowed claims voting and two-thirds in amount of the total allowed claims voting.

B.                                    Classes Deemed to Accept or Reject.

Under the Bankruptcy Code, creditors or interest holders  that are unimpaired by the Plan are deemed to accept the Plan. Similarly, creditors or interest holders that are not entitled to receive property under the Plan are deemed not to have accepted the Plan. Based on this standard, for example, the holders of Priority Non-Tax Claims are deemed to accept the Plan. Shareholders of NWA Corp., by contrast, are not receiving any property and are therefore deemed not to have accepted the Plan. For a summary of the Classes entitled to vote, see the charts in the beginning Summary, V.B. and VI.

C.                                    Voting.

In order for your vote to be counted, your vote must be actually received by the Balloting Agent at the following address before the Voting Deadline of 5:00 p.m., Eastern Time, on May 7, 2007:

Balloting Agent:

Overnight/Hand Delivery
Bankruptcy Services, LLC
757 Third Avenue
3rd Floor
New York, NY 10017

First Class Mail:

c/o Bankruptcy Services, LLC

FDR Station

PO Box 5014

New York, NY 10150-5014

Attn: Northwest

If the instructions on your ballot require you to return the ballot to your bank, broker, or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Balloting Agent before the Voting Deadline. If a ballot is damaged or lost, you may contact the Debtors’ Balloting Agent at the number set forth above. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.

VII.

Financial Information, Projections, And Valuation Analysis

A.                                    Overview of Business Plan

An overview of the business plan for Northwest is attached as Exhibit F.1 to the Disclosure Statement.

B.                                    Projections.

Projected pro forma balance sheets and projected financial performance (the “Projections”) for Northwest are attached as Exhibit F.2 to the Disclosure Statement.

C.                                    Reorganization Valuation Analysis.

1.                                       Scope of Valuation Performed.

The Debtors directed Seabury Securities LLC, the broker-dealer affiliate of Seabury Group LLC (Seabury Securities LLC and Seabury Group LLC collectively “Seabury”), as the Debtors’ financial advisor, to prepare a valuation analysis of the Reorganized Debtors upon emergence from bankruptcy. Specifically, the equity valuation was developed for purposes of (i) evaluating the recoveries of holders of unsecured claims; (ii) evaluating whether the Plan met the so-called “best interests test” under section 1129(a)(7) of the Bankruptcy Code; and (iii) establishing a reasonable estimate of the initial stockholders’ equity value for fresh-start accounting reporting purposes. In preparing its analysis, Seabury has, among other matters, done the following: (i) reviewed certain recent financial statements of the Debtors; (ii) reviewed certain financial projections prepared by the Debtors’ senior management for the operations of the Reorganized Debtors for the years 2007 through 2010 that are attached to the Disclosure Statement as Exhibit F.2 (the “Projections”); (iii) reviewed the assumptions underlying such Projections; (iv) considered the valuations prepared by the parties agreeing to backstop the Rights Offering; (v) prepared a discounted cash flow analysis of the business on a “going-concern” basis; (vi) considered the current and historical market values of publicly traded companies that are reasonably comparable to the Debtors; (vii) considered certain economic and industry information relevant to the business of the  Reorganized Debtors; and (viii) discussed the current operations and prospects of the Debtors with the senior management of the Debtors.

2.                                       Estimated Pre-Money Equity Value.

Based on the analyses, reviews, discussions, considerations and assumptions, Seabury estimates that the pre-money equity value of the Debtors (the “Pre-Money Equity Value”), based upon the Debtor’s Projections, is in the range of approximately $6.45 billion to $7.55 billion, with a mid-point of $7.0 billion (the “Baseline Valuation Range”).

The Baseline Valuation Range does not include $750 million assumed to be raised as part of the Rights Offering and the sale of the Purchased Shares nor does it reflect any adjustments for any equity allocated to management equity programs. As discussed below under “Possible Adjustments to Baseline Valuation Range”, the Baseline Valuation Range and midpoint are lower than a pre-money equity value implied by current market prices for the Debtors’ unsecured claims, including unsecured bonds. Those trading prices, applied to the lower end of the Debtors’ estimates for guaranteed and unguaranteed claims, imply pre-money equity value of approximately $7.5 billion. However, since investors in the Debtors’ unsecured bonds and unsecured claims have used a wide range of estimated levels for the likely Allowed Claims and Allowed Claims based on a guaranty, Seabury believes the implied market pre-money equity value for the Reorganized Debtors derived from such estimated claims levels ranges principally from $7.25-7.5 billion. In Seabury’s view, the principal differences in valuation arise from investors’ expectations that the Debtors may experience somewhat higher unit revenue performance and/or somewhat lower fuel costs than contained in the Projections. These factors are discussed in greater detail below under “Possible Adjustments to Baseline Valuation Range.”

3.                                       Baseline Valuation.

Seabury’s estimated valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion.

The following is a brief summary of the financial analyses performed by Seabury to arrive at its estimated Baseline Valuation Range. Seabury relied primarily on the comparable company analysis (the “Comparable Company Analysis”) and two variants of discounted cash flow analysis (the “Discounted Cash Flow Analysis” or the “DCF Analysis”), which were weighted 40% and 60%, respectively, in the calculation of Baseline Valuation Range of the Reorganized Debtors. The rationale for weighting the Discounted Cash Flow Analyses more as compared to the Comparable Company Analysis is that the Discounted Cash Flow Analysis better captures several important aspects of the Debtors’ future financial performance including (i) the forecasted improvement in operating cash flow beyond 2007, (ii) anticipated capital expenditure requirements, and (iii) projected net operating loss tax shelter (“NOLs”) and deductions arising from issuance of New Common Stock, beyond 2007. The Comparable Company Analysis, which is based on 2007 projected cash flow performance and adjusted net debt, solely relies on the Reorganized Debtors’ forecasted performance for 2007.

VALUATION SUMMARY

(in millions)	Low	Median	High
EBITDAR Multiple	$6,194	$6,886	$7,578
DCF EBITDA Terminal Value	$6,846	$7,260	$7,695
DCF EBITDAR Terminal Value	$6,425	$6,910	$7,421

Weighted Average Pre-Money Value	$6,459	$7,005	$7,566
Seabury Baseline Valuation Range	$6,450	$7,000	$7,550

(a)                                  Comparable Company Analysis.

Comparable Company Analysis compares a company’s financial statistics to those of other companies that have similar industry and growth profiles. The analysis is developed based on financial ratios and multiples of the Comparable Companies, which are then applied to the financial projections developed by the Debtors to arrive at an Enterprise Value. Seabury determined that the companies which most closely approximate the industry and financial profile of the Debtors are AMR Corporation, Continental Airlines, Inc., (“Continental”), UAL Corporation and US Airways Group, Inc. (the “Comparable Companies”). Using securities analysts’ consensus estimates for 2007 earnings, and therefore estimated gross annual cash flow equal to the sum of earning before interest, taxes, depreciation, amortization and aircraft rent (“EBITDAR”) for such Comparable Companies, Seabury estimated that such companies currently trade in a range of approximately 5.3x-6.3x EBITDAR capitalization multiples, with the peer group average at 5.6x. The Company with the highest market capitalization multiple currently is Continental at approximately 6.3x 2007 EBITDAR consensus estimates.

Using such industry analysis as a foundation, Seabury prepared its Comparable Company Analysis for the Reorganized Debtors based on an EBITDAR multiple range of 5.7x to 6.3x, with a midpoint at 6.0x. Those capitalization multiples were then applied against the Reorganized Debtors’ projected 2007 EBITDAR performance to derive an adjusted enterprise valuation for the Reorganized Debtors and an implied equity value. Seabury believes this premium to the multiples for Comparable

Companies is merited for a variety of reasons including, but not limited to, the Reorganized Debtors’ expected relative position vis-a-vis the Comparable Companies with respect to (i) capital structure, (ii) unit labor costs, measured in a comparable stage-length adjusted basis, and (iii) length of time before labor agreements become amendable.

(b)                                 Discounted Cash Flow Analyses.

A DCF Analysis measures the projected multi-year, un-levered free cash flows which would be generated by the underlying business of the Reorganized Debtors. These amounts are then discounted back to the present using a discount rate equal to the estimated weighted average cost of capital (“WACC”) of the Reorganized Debtors.

Seabury estimated that the appropriate WACC for the Reorganized Debtors is in the range of 11%-13%. The analysis measures the sum of the present value of the cash flows generated both (i) during the projection period beginning on June 30, 2007 through December 31, 2010 and (ii) beyond the projection period (the “Terminal Value”). The Terminal Value of a company can be estimated in several different ways, but Seabury deemed two different approaches to be most relevant: (i) EBITDAR terminal multiple approach using a 5.9x EBITDAR multiple (versus approximately a 5.8x average EBITDAR multiple for the Debtors in the 1995-2000 time period), and (ii) EBITDA multiple approach using a 5.5x EBITDA multiple (versus a 5.5x average EBITDA multiple for the Debtors in the 1995-2000 time period).

As an integral part of the DCF analyses, Seabury separately calculated the value of the consolidated NOL carryforwards. The Debtors have estimated that the Reorganized Debtors will have approximately $4.0 billion of NOLs as of December 31, 2007. This amount represents the net NOLs after reductions attributable to cancellation of debt provisions. Of that amount, approximately $2.7 billion will remain at the Debtors’ disposal at the end of the projection period. The Debtors also estimate that the Reorganized Debtors will have approximately $1.4 billion of additional deductions relating to the distribution of stock pursuant to the Plan that would be available after the projection period, assuming all other elements of the Reorganized Debtors’ Projections are met. Seabury estimated that the present value of such NOLs taking into account such additional deductions, discounted at the cost of equity to be in the range of 16%-20%, would be $740-870 million, as set forth in the table below.

DISCOUNTED CASH FLOW ANALYSES

(in millions)	Low	Median	High
DCF EBITDA Terminal Value
Total DCF Value	10,520	10,875	11,246
PV NOLs Discounted @ COE	743	802	866
Less Net Debt June 2007	(3,667)	(3,667)	(3,667)
Total Post-Money Value	7,596	8,010	8,445
Pre-Money Value	$6,846	$7,260	$7,695

DCF EBITDAR Terminal Value
Total DCF Value	12,627	13,054	13,500
PV NOLs Discounted @ COE	743	802	866
Less Adj. Net Debt June 2007	(6,195)	(6,195)	(6,195)
Total Post-Money Value	7,175	7,660	8,171

Pre-Money Value	$6,425	$6,910	$7,421

4.                                       Unsecured Creditors Hypothetical Recovery Values.

The Debtors have estimated that the total Allowed General Unsecured Claims in Class 1-D will likely be in the range of $8.75-9.5 billion, although the Debtors have cautioned that such Allowed General Unsecured Claims may fall outside that range under certain conditions. This estimated range of Allowed General Unsecured Claims in Class 1-D is subject to significant uncertainties relating to the resolution of various Claims, including the resolution of contingent and unliquidated Claims, such as litigation Claims. Seabury has not independently verified the Debtors’ estimate of the range of Allowed General Unsecured Claims.

Based on this range of estimated Allowed General Unsecured Claims in Class 1-D and the aforementioned range of $6.45-7.55 billion for the Baseline Valuation Range of the Reorganized Debtors, Seabury estimates the hypothetical recovery for Allowed General Unsecured Claims in Class 1-D to be in the range of 66%-83%, with a midpoint estimate of 74%, prior to giving effect to dilution associated with any management equity plan in the form of granted New Common Stock of the Reorganized Debtors or employee stock options covering such New Common Stock.

In addition, the holders of certain General Unsecured Claims against a Consolidated Debtor also have a guaranty of that claim from another Consolidated Debtor. As a means of compensating the holders of such guarantees for the impact of the substantive consolidation, the Plan provides that 8,622,772 shares of the New Common Stock of the Reorganized Debtors shall be set aside for such Allowed Claims based on a guaranty. Using the range of Allowed General Unsecured Claims discussed above, and an estimated $3.6 billion of claims based on a guaranty, the incremental distribution of New Common Stock to guaranty holders is estimated to be approximately 6-8% per dollar of guaranty, with a midpoint estimate of 7%, and would result in such Allowed Claims based on a guaranty receiving estimated recoveries ranging from 72%-91%, with a midpoint estimate of 81%. As with the recovery estimates above, all such estimates are prior to any dilution associated with any management equity plan.

The Plan contemplates a Rights Offering to creditors and a direct purchase of shares by the Rights Offering Sponsor totaling $750 million. Since such equity investments will be at a buy-in price per share of New Common Stock within the valuation range, and in the aggregate represent a relatively small percentage of the total post-money value for the Reorganized Debtors, Seabury does not believe they will have a material impact on creditor recoveries.

5.                                       Possible Adjustments to Baseline Valuation Range.

As noted, the Projections are highly sensitive to certain assumptions made by management. In particular, the fuel price is a critical assumption. Based on the Reorganized Debtors’ projected 2007 fuel consumption, a change of $0.01 per gallon of jet fuel would change fuel expense for the Debtors in 2007 by approximately $17.8 million per year. If there was no associated change in revenue, this would increase or decrease the Reorganized Debtors’ 2007 EBITDAR by the same amount, and therefore, at the mid-point of the multiple range, increase or decrease the Comparable Company valuation for the Reorganized Debtors by approximately $107 million.

Similarly, the Debtors’ earnings are very sensitive to any change in unit passenger revenue (also known as passenger revenue per available seat mile, or “PRASM”). For example, a 0.25% change in the Reorganized Debtors’ 2007 system-wide PRASM would increase or decrease the Reorganized Debtors’ 2007 EBITDAR by approximately $26.2 million, and in turn increase or decrease the Comparable Company valuation for the Reorganized Debtors at the midpoint of the multiple range, by approximately $157 million.

As discussed, the Reorganized Debtors are expected to have substantial NOLs at emergence. The value of such NOL carryforwards and deductions arising from issuance of New Common Stock is a material part of the valuation calculated using a DCF method. Seabury has valued the resulting cash flows at an assumed cost of equity. If these cash flows were discounted at the WACC, instead of the cost of equity, the DCF valuation would increase by approximately $200-230 million. Based on the DCF weighting in the summary valuation, Seabury’s Baseline Valuation Range would increase by approximately $120-140 million.

6.                                       Certain Factors Affecting Valuation.

(a)                                  Factors Biasing Current Market Valuation Higher.

In preparing its valuation, Seabury notes the positive impact on its valuation range of Northwest’s strong competitive position in the U.S. and Asia, its unique and valuable trans-Atlantic joint venture with KLM, its competitive labor costs as a result of its restructuring process, the fact that the terms of its labor contracts are longer than those of other major airlines, its competitive overall cost structure, its strengthened capital structure and reduced financing costs, and its experienced management team.

(b)                                 Factors Potentially Causing Lower Market Valuation in the Future.

On the other hand, there are numerous factors that could have a material adverse impact on the Projections. For example, like any airline, the Reorganized Debtors are subject to considerable uncertainty with respect to their revenues, which are affected by the overall economy, competitive fare actions, fuel costs and other factors. Airlines are also particularly exposed to risks with respect to terrorism or infectious diseases, which could materially reduce revenue. Furthermore, the large aircraft order positions placed by U.S. low-cost carriers suggest that U.S. legacy carriers are likely to continue to be faced with substantial competitive pressures. The Debtors’ Projections are also very susceptible to large moves in the price of oil, which ranged from $50 to $77 in the last 12 months and averaged approximately $64 in that time period (versus approximately $58-62 in the current market). This, coupled with the recent failed attempts for fare increases by most U.S. legacy carriers, could potentially have a material adverse effect on the Reorganized Debtors’ projected profitability. The Reorganized Debtors also do not have a ratified collective bargaining agreement with their flight attendants. Under certain circumstances the flight attendants may be able to pursue job actions, including what they refer to as CHAOS. In addition, the joint venture with KLM, which provides a meaningful percentage of the profits of the Reorganized Debtors, by its terms remains in force without further action by either party; however, beginning in September 2007, either party may give written notice of termination to the either party, with the effective date of such termination being on the third anniversary of such notice.

The termination of such agreement could have a material adverse effect on the Reorganized Debtors. Any such factors could lead to a material under-performance by the Reorganized Debtors relative to that set forth in the Projections.

7.                                       Limitations to Valuation Analyses.

The estimates of value prepared by Seabury represent hypothetical reorganization values that were developed solely for the purposes described above. Such estimates of value reflect the application of various valuation techniques and do not purport to reflect or constitute appraisals of the actual market value that may be realized through the sale of the New Common Stock to be issued pursuant to the Plan. Similarly, the estimates of value do not necessarily reflect the values that may be realized if assets were sold in arms’ length transactions between buyers and sellers.

The estimates of value are inherently subject to uncertainties and contingencies. The actual market price of the New Common Stock at the time of issuance will depend upon prevailing interest rates; market conditions; the conditions and prospects of the Reorganized Debtors; the initial securities holdings of prepetition creditors, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis; and other factors that generally influence the prices of equity securities. The actual market price of the New Common Stock may be affected by the Debtors’ performance during the pendency of the Chapter 11 Cases, changes in the outlook for competition, revenue and fuel costs, and by other factors that are not possible to predict with certainty. Many of the analytical assumptions upon which the valuation is based are beyond the control of the Reorganized Debtors, and there will be variations between such assumptions and the actual facts. These variations may be, and historically for the airline industry have been, material in nature.

Certain of the statements made herein are forward-looking and are based upon information available to Northwest on the date hereof. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Northwest is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of Northwest. Any such statement is qualified by reference to the following cautionary statements. Northwest believes that the material risks and uncertainties that could affect the outlook of an airline operating under chapter 11 and in a global economy include, among others, the ability of Northwest to continue as a going concern, to obtain and maintain any necessary financing for operations and other purposes, the ability of Northwest to maintain adequate liquidity, the ability of Northwest to absorb escalating fuel costs, Northwest’s ability to obtain court approval with respect to motions in the chapter 11 proceedings prosecuted by it from time to time, the ability of Northwest to develop, confirm and consummate a plan of reorganization with respect to its chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for Northwest to propose and confirm a plan of reorganization, to appoint a chapter 11 trustee or to convert the cases to chapter 7 cases, the ability of Northwest to obtain and maintain normal terms with vendors and service providers, Northwest’s ability to maintain contracts that are critical to its operations, the ability of Northwest to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the chapter 11 proceedings on Northwest’s liquidity or results of operations, the ability of Northwest to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of Northwest to attract, motivate and/or retain key executives and associates, the future level of air travel demand, Northwest’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and Northwest, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein.

Developments in any of these areas, as well as other risks and uncertainties detailed from time to time in Northwest’s Securities and Exchange Commission filings, could cause Northwest’s results to differ from results that have been or may be projected by or on behalf of Northwest. Northwest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements deal with Northwest’s expectations about the future and are subject to a number of factors that could cause actual results to differ materially from Northwest’s expectations. All subsequent written or oral forward-looking statements attributable to Northwest, or persons acting on behalf of Northwest, are expressly qualified in their entirety by the factors described above.

In the event that the estimated value of the New Common Stock of the Reorganized Debtors is different than the subsequent actual trading market value of the New Common Stock after the Effective Date, the actual recoveries realized by one or more of the classes of holders of Allowed Unsecured Claims may be significantly higher or lower than estimated in the Disclosure Statement. Seabury assumed, without independent verification, the accuracy, completeness and fairness of the financial and other information that was available to it from public sources, as well as the Debtors’ Projections provided to Seabury by the Debtors and attached as Exhibit F.2 to this Disclosure Statement.

Seabury assumed that the Reorganized Debtors’ Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the Debtors as to the future operating and financial performance of the Reorganized Debtors. Nothing came to the attention of Seabury to lead it to conclude that its reliance on the Projections, as described herein, was unreasonable.

Seabury’s valuation of the Reorganized Debtors assumes that operating results contained in the Projections by the Debtors will be achieved in all material respects. No assurance can be given that the results set forth in the Projections will be achieved.

The valuation is not dependent on the value of the assets of the Reorganized Debtors, and Seabury did not verify any of the information it reviewed with respect to the values the Debtors have ascribed to certain categories of assets under “fresh start accounting” contained in the Projections.

In addition to the foregoing, Seabury relied upon the following assumptions: (i) the Debtors will continue as a going concern; (ii) the valuation range indicated for the value of the New Common Stock of the Reorganized Debtors assumes the projected debt and equity capitalization, as estimated by the Debtors in the Projections attached upon emergence from bankruptcy; (iii) the Debtors emerge from bankruptcy on or about June 30, 2007; (iv) the Debtors will be able to obtain all future required financing and that no material asset sales will be required for liquidity purposes, and Seabury expressly does not make any representations as to whether the Debtors will obtain financing or as to the terms upon which the financings may be obtained; (v) the present executive management of the Debtors will continue following consummation of the Plan; and (vi) general financial and market conditions as of the Effective Date will not differ materially from the conditions prevailing as of the date of the Disclosure Statement.

Seabury does not make any representation or warranty with respect to the fairness of the terms of the Plan. The analyses performed by Seabury are not necessarily indicative of actual market values realizable by creditors or future results of the Reorganized Debtors, both of which may be significantly more or less favorable than suggested by such analyses.

The summary set forth above does not purport to be a complete description of the analyses performed by Seabury. The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances, all of which are not able to be described in a summary description. In performing its analyses, Seabury made numerous assumptions with respect to industry performance, business and economic conditions and other matters.

The analyses performed by Seabury are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, events and circumstances occurring subsequent to the date on which these valuation analyses were prepared may be different from those assumed, or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect these analyses in a materially adverse or materially beneficial manner. Seabury, the Debtors and Reorganized Debtors do not intend to and do not undertake any obligation to update or otherwise revise the valuation analyses to reflect events or circumstances existing or arising after February 14, 2007 or to reflect the occurrence of unanticipated events. Therefore, the valuation analyses may not be relied upon as a guarantee or other assurance of the actual results that will occur. In deciding whether to vote to accept or reject the Plan, holders of Claims must make their own determinations as to the reasonableness of such assumptions and the reliability of the valuation analyses.

VIII.

Governance Of Reorganized Northwest

A.                                    Boards of Directors.

The board of directors of each of the Reorganized Debtors will consist initially of the individuals to be listed in a plan supplement.

In an effort to cooperatively determine the composition of the board of directors of the Reorganized Debtors, the Debtors and the Creditors Committee jointly retained the services of Russell Reynolds Associates (“RRA”), an executive search firm, to assist in identifying and screening potential candidates to serve on the board of directors. It is anticipated that Douglas Steenland will be a member of the board.

Both the Creditors Committee and the Debtors will provide to RRA the resumes of other potential board candidates (which will include current members of the Debtors’ board of directors) to supplement the search being conducted by RAA. In addition, pursuant to the collective bargaining agreement with ALPA, ALPA will have the right to designate one member of the board.

B.                                    Senior Management.

Douglas Steenland will be President and Chief Executive Officer of Reorganized Northwest. The officers of the Debtors immediately prior to the Effective Date will serve as the officers of the Reorganized Debtors on and after the Effective Date and in accordance with any employment and severance agreements with the Reorganized Debtors and applicable non-bankruptcy law.

C.                                    Corporate Governance and Anti-Takeover Provisions.

The Amended Bylaws and the Amended Certificate of Incorporation will be set forth in a plan supplement, respectively, and will be filed with the Court not later than 10 days prior to the Confirmation Hearing.

1.                                       Anti-Takeover Effects of Provisions of Delaware Law.

Reorganized NWA Corp. will be a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (“DGCL”). Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•                  prior to such time, the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•                  at or subsequent to that time, the business combination is approved by the corporation’s board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s voting stock.

2.                                       Authorized but Unissued Preferred Stock.

Under the terms of the Amended Certificate of Incorporation, the board of directors of Reorganized NWA Corp. may issue shares of authorized preferred stock without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If Reorganized NWA Corp.’s board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Reorganized NWA Corp.

3.                                       Classified Board.

The Amended Certificate of Incorporation will provide that the board of directors of Reorganized NWA Corp. will be divided into three separate classes of directors. The term of each class of directors expire in consecutive years, thus limiting the ability of stockholders to replace more than one-third of the board of directors in any single year.

At the first annual meeting of the Reorganized NWA Corp.’s stockholders following its emergence from bankruptcy, the stockholders of Reorganized NWA Corp. will have the opportunity to vote on whether to amend the Amended Certificate of Incorporation to discontinue the classification of the board on an ongoing basis.

4.                                       Removal of Directors; Vacancies.

The Amended Certificate of Incorporation will provide that sitting directors of Reorganized NWA Corp. may only be removed for cause by a vote of holders of at least a majority of the stockholders entitled to vote, and any vacancy occurring in the board may be filled only by a majority of the directors then in office, even though less than a quorum.

5.                                       Limitation on Calling Special Meetings of Stockholders.

The DGCL allows the board of directors or officers, directors or stockholders authorized in a corporation’s certificate of incorporation or bylaws to call special meetings of stockholders. The Amended Certificate of Incorporation will provide that a special meeting of stockholders may be called only by the chairman of the board, and shall be called by the chairman at the request in writing of a majority of the board of Reorganized NWA Corp. Business to be transacted at a special meeting will be limited by the Amended Bylaws to the purpose or purposes stated in the notice of the meeting.

6.                                       Advance Notice Requirements for Stockholder Proposals and Director Nominations.

The Amended Bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at the principal executive offices of Reorganized NWA Corp. not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year’s annual meeting or, in the case of a special meeting, not more than one hundred twenty (120) days prior to such special meeting nor less than ninety (90) days prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting.

7.                                       No Stockholder Action by Written Consent.

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. The Amended Certificate of Incorporation will preclude stockholder action by written consent.

8.                                       Supermajority Provisions.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote at an election of directors, voting together as a single class, is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The Amended Certificate of Incorporation will provide that the following provisions in the Amended Certificate of Incorporation and Amended Bylaws may be amended only by a vote of 66 2/3% or more of all of the outstanding shares of Reorganized NWA Corp.’s capital stock then entitled to vote:

•                  the prohibition on stockholder action by written consent;

•                  the ability to call a special meeting of stockholders being vested in the chairman of the board, including at the direction of the board of directors;

•                  provisions governing filling vacancies on the board;

•                  the advance notice requirements for stockholder proposals and director nominations; and

•                  the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

In addition, subject to the foregoing, the Amended Certificate of Incorporation will grant the board of directors the authority to amend and repeal the bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Amended Certificate of Incorporation.

9.                                       Stockholder Rights Plan.

In conjunction with the issuance of common stock, Reorganized NWA Corp. plans to put in place a customary stockholder rights plan, or “poison pill.”  Under the rights plan, each share of common stock issued by Reorganized NWA Corp. will have a right attached to it which is exercisable upon the occurrence of certain events, for example if any person or group acquires beneficial ownership above a specified threshold of Reorganized NWA Corp.’s outstanding common stock or commences a tender or exchange offer that would result in such person or group acquiring beneficial ownership above that threshold of Reorganized NWA Corp.’s outstanding common stock. Once exercisable, the rights will entitle the stockholders (other than the acquiring person or group) to acquire common stock of Reorganized NWA Corp. (or in some cases, of the acquiring person) at a discount to the market price.

IX.

Other Aspects Of The Plan

A.                                    Distributions.

One of the key concepts under the Bankruptcy Code is that only claims that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an “allowed” claim simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim, and the amount thereof, is in fact a valid obligation of the debtor. For an explanation of how Disputed Claims will be determined, see section IX.A.3 below.

1.                                       Distributions Through Agents.

All distributions under the Plan (other than distributions described in the next sentences) will be made by the applicable Debtors as Disbursing Agent or such other entity designated by the applicable Debtor as a Disbursing Agent on or after the Effective Date. Distributions to holders of DIP Claims arising under the DIP Credit & Exit Facility Agreement will be made through Citicorp USA Inc. Distributions to the holders of General Unsecured Claims arising from the Indentures will be made through the respective Indenture Trustees of the public debt instruments representing such Claims.

2.                                       Timing and Conditions of Distributions.

(a)                                  Date of Distributions.

Except as otherwise provided in the Plan, distributions on account of Allowed Claims will be made as set forth below.

(b)                                 Initial Distributions.

On the Effective Date, or as soon as reasonably practicable thereafter, the Disbursing Agent will distribute to the applicable agent and/or recordholder for the individual holders of the applicable Allowed Claims the New Common Stock For Distribution to Creditors allocable to Class 1D and the New Common Stock For Distribution Pursuant to Rights Offering purchased pursuant to the exercise of Subscription Rights. For the purpose of calculating the amount of New Common Stock For Distribution to Creditors to be initially distributed to holders of Allowed Claims in Class 1D, all Disputed Claims (excluding Subordinated Claims) in such class will be treated as though such Claims will be Allowed Claims in the amounts asserted, or as estimated by the Bankruptcy Court, as applicable.

If, prior to a Periodic Distribution Date, a Disputed Claim is allowed as provided for under the Plan in an amount that is less than the amount utilized by the Disbursing Agent, the excess New Common Stock for Distribution to Creditors that was reserved by the Disbursing Agent on account of such Claim will be distributed to holders of Allowed Class 1D Claims on a Pro Rata basis, on a subsequent Periodic Distribution Date.

(c)                                  Subsequent Distributions.

On the applicable Periodic Distribution Date, the Disbursing Agent will distribute to the applicable agent and/or recordholder for the individual holders of the applicable Allowed Claims, the New Common Stock For Distribution to Creditors allocable to Class 1D, until such time as all Disputed Claims have been resolved; provided, however, if the initial distribution of New Common Stock for Creditors allocable to Class 1D falls within the first 45 days of a quarter, then the next Periodic Distribution Date will be on the first Business Day following the close of such quarter. On an applicable Periodic Distribution Date, as determined by the Debtors, a holder of an Allowed Claim that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-up Distribution. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in the distribution. Notwithstanding the foregoing, the Debtors reserve the right, to the extent they determine, in consultation with the Post-Effective Date Committee, that a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a quarterly distribution until the next appropriate Periodic Distribution Date.

(d)                                 Distribution Reserve

For the purpose of calculating the Distribution Reserve, all Disputed Claims (excluding Subordinated Claims) in Class 1D will be treated as though such Claims will be Allowed Claims in the amounts asserted, or as estimated by the Bankruptcy Court, as applicable. The Disbursing Agent also shall place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. The holder of a Claim shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim. The Disbursing Agent shall be deemed to have voted any New Common Stock held in the Distribution Reserve in the same proportion as all shares of New Common Stock that are not held in the Distribution Reserve.

(e)                                  Surrender of Certain Securities Necessary for Distribution.

Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefore under a plan of reorganization. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan of reorganization.

As a condition to receiving any distribution under the Plan, each holder of a certificated instrument or note must surrender such instrument or note held by it to the Disbursing Agent or its designee, unless such certificated instrument or note is being reinstated or being left unimpaired under the Plan. Any holder of such instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent before the first anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan. Any distribution so forfeited will be distributed pro rata to the members of the Class.

Holders of Equity Interests in NWA Corp. will not be required to surrender such instruments or securities because they are not receiving a distribution under the Plan on account of such securities.

(f)                                    Fractional Shares.

No fractional shares of New Common Stock or Cash in lieu thereof, will be distributed. For purposes of all distributions other than the distribution on the Final Distribution Date, fractional shares of New Common Stock will be carried forward to the next applicable Periodic Distribution Date. On the Final Distribution Date, fractional shares of New Common Stock will be rounded up or down to the nearest whole number or zero, as applicable.

(g)                                 Fractional Rights.

No Fractional Subscription Rights will be issued. The number of shares of New Common Stock available for purchase by Exercising Claimants will be rounded down to the nearest share. Any shares of New Common Stock not subscribed as a result of such rounding will be pooled and made available for oversubscription, and, if necessary, purchased by the Rights Offering Sponsor.

3.                                       Procedures For Treating Disputed Claims Under the Plan.

(a)                                  Disputed Claims.

A Disputed Claim is any Claim that is not an Allowed Claim. Any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed is an Allowed Claim. Any timely filed, liquidated, non-contingent Claim as to which the time for objection permitted by the Plan has expired and no objection has been interposed is an Allowed Claim. Any Claim expressly allowed by a Final Order, or agreed upon by the Debtors and the claimholder pursuant to the Settlement Procedures Order is an Allowed Claim.

(b)                                 Objections to Claims.

The Debtors or the Reorganized Debtors will be entitled to object to all Disputed Claims. Any objections to Claims will be served and filed on or before the Claims Objection Deadline, which shall be one hundred eighty (180) days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be extended from time to time by the Bankruptcy Court, with the consent of the Post-Effective Date Committee, or as otherwise ordered by the Bankruptcy Court.

B.                                    Treatment Of Executory Contracts And Unexpired Leases.

1.                                       Contracts and Leases Not Expressly Rejected Are Assumed.

The Plan provides that all executory contracts and unexpired leases to which any of the Debtors are parties will be deemed assumed on the Effective Date except for an executory contract or unexpired lease that (i) has already been assumed or rejected pursuant to Final Order of the Bankruptcy Court; (ii) is specifically designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases, to be filed in a plan supplement by three business days prior to the Voting Deadline, subject to the Debtors’ right to amend such Schedule at any time prior to the Confirmation Date; (iii) is the subject of a separate motion to assume or reject filed under section 365 of the Bankruptcy Code by the Debtors prior to the Confirmation Date; or (iv) is an option or warrant to purchase common stock of any of the Debtors or right to convert any Equity Interest into common stock of any of the Debtors or to the extent such option, warrant, or conversion right is determined not to be an Equity Interest.

2.                                       Restructured Collective Bargaining Agreements.

The restructured collective bargaining agreements set forth on Schedule 8.2 to the Plan will be deemed automatically assumed on the Effective Date.

3.                                       Management Agreements.

The management agreements set forth on Schedule 8.3 to the Plan will be deemed automatically assumed on the Effective Date.

4.                                       Employee-Related Agreements.

To the extent any Employee-Related Agreement as to which any of the Debtors is a party is an executory contract, such Employee-Related Agreement will be deemed automatically assumed on the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, subject to the Debtors’ right to make future modifications pursuant to the terms of the Employee-Related Agreement, unless such Employee-Related Agreement (i) will have been previously assumed by the Debtors by Final Order of the Bankruptcy Court; (ii) is the subject of a motion to assume pending on or before the Effective Date; or (iii) is otherwise assumed pursuant to the terms of the Plan.

5.                                       Cure of Defaults.

Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed will be cured in a manner consistent with the Bankruptcy Code as set forth below.

Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to Sections 8.1, 8.2, 8.3 and 8.4 of the Plan, the Debtors will, within thirty days after the Confirmation Date, file and serve a pleading with the Bankruptcy Court listing the cure amounts of all executory contracts or unexpired leases to be assumed. The parties to such executory contracts or unexpired leases to be assumed by the Debtor will have fifteen days from service to object to the cure amounts listed by the Debtors. If there are any objections filed, and not otherwise resolved, the Bankruptcy Court will hold a hearing. The Debtors will retain their right to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults.

6.                                       Rejection Claims.

If an entity with a Claim for damages arising from the rejection of an executory contract or unexpired lease that is rejected pursuant to the Plan has not timely filed a proof of claim for such damages, that Claim will be barred and will not be enforceable against the Debtors unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors on or before the applicable date as set forth in the Bar Date Order.

C.                                    Effect Of Confirmation.

1.                                       Discharge of Claims against the Debtors and Termination of Equity Interests in NWA Corp.

Unless the Plan provides otherwise, confirmation of the Plan will discharge all existing Claims, of any kind, nature or description whatsoever against the Debtors, and terminate all Equity Interests in NWA Corp. All holders of existing Claims against and Equity Interests in NWA Corp. will be enjoined from asserting against the Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest. In addition, upon the Effective Date, each holder of a Claim against the Debtors or Equity Interest in NWA Corp. will be forever precluded and enjoined from prosecuting or asserting any discharged Claim against the Debtors or terminated Equity Interests in NWA Corp.

2.                                       Indemnification.

The Plan provides for the assumption and continuation of normal corporate indemnification contracts or provisions related to the protection of officers and directors.

3.                                       Exculpation.

The Plan exculpates the Debtors, the Creditors Committee, the Rights Offering Sponsor, the Ultimate Purchasers, ALPA and the Northwest Airlines Master Executive Council of ALPA, the IAM, the ATSA, the NAMA, the TWU, and AMFA and their retained professionals for conduct relating to the prosecution of the Chapter 11 Cases. Specifically, the Plan provides that neither the Debtors, the Disbursing Agent, the Creditors Committee, the Rights Offering Sponsor, ALPA and the Northwest Airlines Master Executive Council of ALPA, the IAM, the ATSA, the NAMA, the TWU, and AMFA nor any of their respective members, officers, directors, employees, agents or professionals will have or incur any liability to any holder of a Claim or Equity Interest for any act or omission (and in the case of any director, officer, agent or employee of any Debtor who was employed or otherwise serving in such capacity on the Confirmation Date, any claims against such Persons) in connection with, or arising out of, the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan, or the property to be distributed under the Plan, the disclosure statement concerning the Plan, any contract, employee pension or other benefit plan, instrument, release or other agreement of document created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party, or any other act taken or omitted to be taken in connection with the Debtors’ bankruptcy, except for willful misconduct or gross negligence.

D.                                    Releases.

The Plan provides for a release, as of the Effective Date, of the respective subsidiaries, affiliates, officers, directors, principals, agents, employees, professionals, accountants, attorneys and other representatives of the Debtors, the Creditors Committee the Rights Offering Sponsor, the Ultimate Purchasers, any Indenture Trustee, ALPA and the Northwest Airlines Master Executive Council of ALPA, the IAM, the ATSA, the NAMA, the TWU, and AMFA from all claims against them in their capacity as representatives of the Debtors, the Creditors Committee, the Rights Offering Sponsor and the Debtors’ unionized employees, except as otherwise provided in the Plan or the Confirmation Order.

Without limitation of the foregoing, the Debtors will release each Released Party from any and all Claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any holder of a Claim or Equity Interest is entitled to assert in its own right or on behalf of any other person, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place prior to the Commencement Date.

Except with respect to distributions on account of Allowed Claims, if any, that any of the Released Parties may have against any of the Debtors’ estates, the Plan provides that the Released Parties shall release each other from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any Released Party is entitled to assert against any other Released Party, based in whole or in part upon any act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date in any way relating to any Debtor, the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan, or the property to be distributed under the Plan, the disclosure statement concerning the Plan, any contract, employee pension or other benefit plan, instrument, release or other agreement of document created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party, or any other act taken or omitted to be taken in connection with the Company’s bankruptcy, except for claims or causes of actions against any Released Party resulting from the willful misconduct or gross negligence of such Released Party.

Notwithstanding anything in the foregoing to the contrary, the Debtors reserve all rights and provide no release with respect to any claims or defenses relating to any  litigation by or against any Indenture Trustee that remains pending as of the Effective Date.

The purpose of the release of the representatives of the other major constituencies in these cases, such as the Creditors Committee, the Rights Offering Sponsor, the Ultimate Purchasers, the Indenture Trustees and the representatives of the Debtors’ unionized employees with whom they have collective bargaining agreements, is to protect individuals who have contributed to the restructuring process.

E.                                      Management Equity Plan.

Reorganized Northwest will adopt a Management Equity Plan for its officers and other senior management. The details of the Management Equity Plan will be included as a plan supplement.

None of the members of senior management who will participate under the Management Equity Plan are receiving anything on account of their Equity Interests in the Debtors.

F.                                      Committees.

Effective on the Effective Date, the Creditors Committee, the Retiree Committee and any other committee appointed in the Chapter 11 Cases will dissolve automatically, whereupon their members, professionals, and agents will be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims or reimbursement of expenses incurred as a member of the Creditors Committee or the Retiree Committee, duties under the Settlement Procedures Order, and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order or pending appeals of Final Orders entered in the Chapter 11 Cases.

On the Effective Date, there shall be formed a Post-Effective Date Committee with its duties limited to the oversight of certain actions of the Reorganized Debtors, which actions shall remain the sole responsibility of the Reorganized Debtors, including: (a) overseeing the General Unsecured Claims’ reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors pursuant to the Settlement Procedures Order; (b) overseeing (i) the establishment (including the determination of the amount of New Common Stock to be withheld) and (ii) the maintenance of the Distribution Reserve; (c) overseeing the distributions to the holders of General Unsecured Claims under this Plan; (d) appearing before and being heard by the Bankruptcy Court and other Courts of competent jurisdiction in connection with the above limited duties; and (e) such other matters as may be agreed upon between the Reorganized Debtors and the Post-Effective Date Committee or specified in this Plan. The Post-Effective Date Committee shall consist of not less than three nor more than five members to be appointed by the Creditors’ Committee and may adopt by-laws governing its conduct. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Post-Effective Date Committee as and when the Reorganized Debtors and the Post-Effective Date Committee may reasonably agree upon. The Post-Effective Date Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Post-Effective Date Committee, including reasonable professional fees, in the ordinary course without further order of the Court. In the event that, on the Effective Date, an objection to any Claim by the Creditors Committee is pending, the Post-Effective Date Committee shall have the right to continue prosecution of such objection.

G.                                    Miscellaneous Provisions.

The Plan contains provisions relating to the cancellations of existing securities, corporate actions, the disbursing agent, delivery of distributions, manner of payment, vesting of assets, binding effect, terms of injunctions or stays, injunction against interference with the Plan, payment of statutory fees, retiree benefits, dissolution of the Creditors Committee and the Retiree Committee (at an appropriate time after the Effective Date), recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation and amendment of the Plan, governing law, and timing. For more information regarding these items, see the Plan attached hereto as Exhibit A.

X.

Certain Factors To Be Considered

A.                                    Certain Bankruptcy Considerations.

Although the Debtors believe that the Plan satisfies all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although each of the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

The Plan does not provide for any distribution to Classes 1H and 1I. The Bankruptcy Code conclusively deems these Classes to have rejected the Plan. Notwithstanding the fact that these Classes are deemed to have rejected the Plan, the Bankruptcy Court may confirm the Plan if at least one impaired Class votes to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such Class). Thus, for the Plan to be confirmed, one of the impaired Classes must vote to accept the Plan. As to each impaired Class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to these Classes. Each of the Debtors believes that the Plan satisfies these requirements. For more information, see section XI below.

B.                                    Risks Relating to the Plan Securities.

1.                                       Variances from Projections.

The projections included herein are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, the ability of Northwest to continue as a going concern, the ability of Northwest to obtain and maintain any necessary financing for operations and other purposes, the ability of Northwest to maintain adequate liquidity, the ability of Northwest to absorb escalating fuel costs, the ability of Northwest to obtain and maintain normal terms with vendors and service providers, Northwest’s ability to maintain contracts that are critical to its operations, the ability of Northwest to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the ability of Northwest to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of Northwest to attract, motivate and/or retain key executives and associates, the future level of air travel demand, Northwest’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and Northwest , low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein.

2.                                       Significant Holders.

Under the Plan, certain holders of Allowed Claims may receive distributions of shares in Reorganized NWA Corp. representing in excess of five percent (5%) of the outstanding shares of New Common Stock. If holders of a significant number of shares of Reorganized NWA Corp. were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors.

Further, the possibility that one or more of the holders of a number of shares of Reorganized NWA Corp. may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the stock of Reorganized NWA Corp.

3.                                       Lack of Trading Market.

The stock issued under the Plan may not be listed on any exchange. There can be no assurance that an active trading market for the New Common Stock will develop. Accordingly, no assurance can be given that a holder of New Common Stock will be able to sell such securities in the future or as to the price at which any such sale may occur. If such markets were to exist, such securities could trade at prices higher or lower than the value ascribed to such securities herein depending upon many factors, including the prevailing interest rates, markets for similar securities, general economic and industry conditions, and the performance of, and investor expectations for, Reorganized NWA Corp.

4.                                       Dividend Policies.

Because all of the respective Debtors’ Cash flows will be used in the foreseeable future to make payments under the DIP Credit and Exit Facility Agreement and the restructured Postpetition Aircraft Purchase and Lease Obligations as provided for in Section 2.2 of the Plan, Reorganized NWA Corp. does not anticipate paying dividends on the New Common Stock in the near future.

5.                                       Restrictions on Transfer.

Holders of securities issued pursuant to the Plan who are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be “affiliates” or “control persons” within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (a) ”ordinary trading transactions” by a holder that is not an “issuer” within the meaning of section 1145(b), (b) an effective registration of such securities under the Securities Act and under equivalent state securities or “blue sky” laws, or (c) pursuant to the provisions of Rule 144 and Rule 144A under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see section V.H., above.

C.                                    Risks Associated with the Businesses and the Airline Industry.

1.                                       The airline industry is intensely competitive.

The airline industry is intensely competitive. Northwest’s competitors include other major domestic airlines as well as foreign, regional and new entrant airlines, some of which have more financial resources and/or lower cost structures than ours. In most of the Debtors’ markets we compete with at least one of these carriers. Northwest’s revenues are sensitive to numerous factors, and the actions of other carriers in the areas of pricing, scheduling and promotions can have a substantial adverse impact on our revenues.

Industry revenues are also impacted by growth of low cost airlines and the use of internet travel Web sites. Using the advantage of low unit costs, driven in large part by lower labor costs, low cost carriers and carriers who have achieved lower labor costs are able to operate profitably while offering substantially lower fares. Internet travel Web sites have driven significant distribution cost savings for airlines, but have also allowed consumers to become more efficient at finding lower fare alternatives than in the past by providing them with more powerful pricing information. Such factors become even more significant in periods when the industry experiences large losses, as airlines under financial stress, or in bankruptcy, may institute pricing structures intended to protect market share, or raise cash quickly, irrespective of the impact to long-term profitability.

Global events have also significantly impacted airline industry revenue. The war in Iraq depressed air travel, particularly on international routes. The outbreak of Severe Acute Respiratory Syndrome (“SARS”) sensitized passengers to the potential for air travel to facilitate the spread of contagious diseases. An escalation of the war in Iraq, or another outbreak of SARS, Avian flu, or other influenza-type illness, if it were to persist for an extended period, could again materially affect the airline industry and Northwest by reducing revenues and impacting travel behavior.

2.                                       Approval of the Northwest’s Plan of Reorganization is at risk.

In order to exit chapter 11 successfully, Northwest must propose, and obtain confirmation by the Bankruptcy Court of, a plan of reorganization that satisfies the requirements of the Bankruptcy Code. The Plan must be voted on by holders of impaired claims, and must satisfy certain requirements of the Bankruptcy Code and, as noted above, be confirmed by the Bankruptcy Court. Although the Debtors have filed their Plan for emergence from chapter 11, there can be no assurance that the Plan will be approved by claim holders or confirmed by the Bankruptcy Court.

3.                                       A strike or other form of self-help by the flight attendants could have a material adverse effect on Northwest.

Labor has always been a critical issue for major airlines, including Northwest. Approximately 85% of our employees are represented by unions. Salary and benefit costs are our second largest operating expense and reducing these expenses by approximately $1.4 billion was a major goal of our restructuring plan. In connection with its restructuring, Northwest has been successful in implementing new labor agreements with the majority of its labor groups including the Air Line Pilots Association, the International Association of Machinists and Aerospace Workers , the Aircraft Technical Support Association, the Transport Workers Union of America, the Northwest Airlines Meteorologists Association, and the Aircraft Mechanics Fraternal Association.

Northwest has not reached a consensual agreement with respect to its flight attendants, represented by Association of Flight Attendants-Communication Workers of America (“AFA-CWA”). For additional labor discussion, including background on the Company’s collective bargaining negotiations with its flight attendants and legal actions taken by the flight attendants, please see section IV. In accordance with the Bankruptcy Court’s previous authorization, the Debtors’ implemented new contract terms and conditions for its flight attendants. Northwest is currently in mediated negotiations with the AFA-CWA and representatives of the National Mediation Board (“NMB”). The AFA-CWA has requested that it be released from further negotiations by the NMB; to date, the NMB has not granted this request.

Under the Railway Labor Act, an amendable labor contract continues in effect while the parties negotiate a new contract. In addition to direct contract negotiations, the RLA also provides for mediation, potential arbitration of unresolved issues and a 30-day “cooling off” period after the end of which either party can resort to self-help. The self-help remedies include, but are not limited to, a strike by the members of the labor union and the imposition of proposed contract amendments and in the event of a strike, the hiring of replacement workers by Northwest.

Northwest cannot predict at this time the outcome of the AFA-CWA’s appeal of the U.S. District Court’s ruling regarding the flight attendants’ right to strike or to engage in other job actions, nor can we predict the outcome of Northwest’s negotiations with the AFA-CWA or when the AFA-CWA may be released by the NMB. A strike or other form of self-help by the flight attendants could have a material adverse effect on Northwest.

4.                                       Northwest’s degree of leverage may limit its financial and operating activities.

The Debtors will have significant indebtedness even after the Plan is consummated. Further, their historical capital requirements have been significant and their future capital requirements could vary significantly and may be affected by general economic conditions, industry trends, performance, and many other factors that are not within their control. The Debtors cannot ensure that they will be able to obtain financing in the future. Even if the Plan is approved and consummated, the Debtors cannot ensure that they will not experience losses in the future. Their profitability and ability to generate cash flow will likely depend upon their ability to implement successfully their business strategy and meet or exceed the results forecasted in the Projections. However, the Debtors cannot ensure that they will be able to accomplish these results.

5.                                       The Covenants in the Debtors’ Exit Facility may restrict the Reorganized Debtors’ activities and will require them to satisfy certain  financial tests.

The Debtors’ Exit Facility will contain a number of covenants and other provisions that may restrict the Reorganized Debtors’ ability to engage in various financing transactions and operating activities. The Exit Facility also will require the Reorganized Debtors to satisfy certain financial tests. The ability of the Reorganized Debtors to meet these financial covenants may be affected by events beyond their control. If the Reorganized Debtors default under any of these requirements, the lenders could declare all outstanding borrowings, accrued interest and fees to be due and payable. If that were to occur, there can be no assurance that the Reorganized Debtors would have sufficient liquidity to repay or refinance this indebtedness or any of their other debt.

6.                                       Changes in government regulations could increase our operating costs and limit Northwest’s ability to conduct its business.

Airlines are subject to extensive regulatory requirements in the U.S. and internationally. In the last several years, Congress has passed laws, and the FAA has issued a number of maintenance directives and other operating regulations, that impose substantial costs on airlines. Additional laws, regulations, taxes and airport charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenues. The ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the U.S. and foreign governments may be amended from time to time, or because appropriate landing slots or facilities may not be available. Northwest cannot give assurance that laws or regulations enacted in the future will not adversely affect the industry.

7.                                       Northwest is vulnerable to increases in aircraft fuel costs.

Because fuel costs are a significant portion of our operating costs, substantial changes in fuel costs would materially affect our operating results. Fuel prices continue to be susceptible to, among other factors, political unrest in various parts of the world, Organization of Petroleum Exporting Countries (“OPEC”) policy, the rapid growth of economies in China and India, the levels of inventory carried by industries, the amounts of reserves built by governments, disruptions to production and refining facilities and weather. In 2005 Hurricane Katrina and Hurricane Rita caused widespread disruption to oil production, refinery operations and pipeline capacity in portions of the U.S. Gulf Coast. As a result of these disruptions, the price of jet fuel increased significantly and the availability of jet fuel supplies were diminished during the fall of 2005. These and other factors that impact the global supply and demand for aircraft fuel may affect our financial performance due to its high sensitivity to fuel prices. A hypothetical 10% increase in the December 31, 2006 cost per gallon of fuel, assuming projected 2007 mainline and regional aircraft fuel usage, would result in an increase to aircraft fuel expenses of approximately $357 million in 2007. The Debtors’ mainline fuel expense per available seat mile increased from $2.99 per gallon to $3.43 per gallon, approximately 15%, from 2005 to 2006. From time to time, the Debtors hedge future fuel purchases to protect against potential spikes in price. However, these hedging strategies may not always be effective and can result in losses depending on price changes. As of January 31, 2007, Northwest had hedged approximately 40% of its estimated 2007 fuel requirements.

8.                                       Northwest’s insurance costs have increased substantially and further increases could harm our business.

Following September 11, 2001, aviation insurers significantly increased airline insurance premiums and reduced the maximum amount of coverage available to airlines for certain types of claims. Northwest’s total aviation and property insurance expenses were $48 million higher in 2006 than in 2000.

As a result of the Air Transportation Safety and System Stabilization Act (“Airline Stabilization Act”), the U.S. Homeland Security Act and the U.S. Emergency Wartime Supplemental Appropriations Act, the U.S. federal government assumes most war risk coverage. However, following multiple extensions, this coverage is scheduled to expire on August 31, 2007. While the government may again extend the period that it provides excess war risk coverage, there is no assurance that this will occur, or if it does, how long the extension will last or at what cost the coverage will be provided. Should the government stop providing excess war risk coverage to the airline industry, it is expected that the premiums charged by aviation insurers for this coverage would be substantially higher than the premiums currently charged by the government and the maximum amount of coverage available would be reduced from that currently made available by the government. Aviation insurers could further increase insurance premiums, and the availability of coverage could be reduced, in the event of a new terrorist attack or other events adversely affecting the airline industry. Significant increases in insurance premiums could negatively impact Northwest’s financial condition and results of operations.

9.                                       Northwest is exposed to foreign currency exchange rate fluctuations.

Northwest conducts a significant portion of its operations in foreign locations. As a result, Northwest has operating revenues and, to a lesser extent, operating expenses, as well as assets and liabilities, denominated in foreign currencies, principally the Japanese yen. Fluctuations in foreign currencies can significantly affect our operating performance and the value of our assets and liabilities located outside of the United States. From time to time, Northwest uses financial instruments to hedge our exposure to the Japanese yen. However, these hedging strategies may not always be effective. As of December 31, 2006, Northwest has no forward contracts outstanding related to its anticipated 2007 yen-denominated sales.

10.                                 Northwest is exposed to changes in interest rates.

Northwest had $6.9 billion of debt and capital lease obligations that were accruing interest as of December 31, 2006 and $2.5 billion of total balance sheet cash, cash equivalents, and short term investments as of December 31, 2006. Of this indebtedness, 67% bears interest at floating rates. An increase in interest rates would have an overall negative impact on our earnings as increased interest expense would only be partially offset by increased interest income.

11.                                 Due to industry seasonality, operating results for any interim periods are not necessarily indicative of those for the entire year.

The airline industry is seasonal in nature. Due to seasonal fluctuations, operating results for any interim period are not necessarily indicative of those for the entire year. Northwest’s second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the summer months.

XI.

Confirmation Of The Plan

A.                                    Confirmation Hearing.

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The Confirmation Hearing is scheduled for 11:00 .a.m. (prevailing Eastern Time), on May 16, 2007 before the Honorable Judge Allan L. Gropper, United States Bankruptcy Judge, in Room 617, of the United States Bankruptcy Court,

Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.

Any objections to the Plan must be in writing, and state the name and address of the objecting party and the nature of the claim or interest of such party, provide a concise statement of the basis for such objection or proposed modification, including, if applicable: the specific page number of the Plan to which the objection refers, the specific language proposed to be deleted, if a deletion is sought, a draft of the precise language that the objecting party proposes be added or substituted, and the reasons and statutory or other authority therefor and be filed, together with proof of service, and shall be served and filed, together with proof of service, with the Court so that they are received no later than 4:00 p.m., prevailing Eastern Time, on May 7, 2007 by 4:00 p.m. (a) the Clerk of the Court, One Bowling Green, New York, New York 10004-1408; (b) Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281, Attention: Bruce R. Zirinsky, Esq. (Facsimile: 212-504-6666), counsel to the Debtors; (c) Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, Attention: Scott L. Hazan, Esq. (Facsimile: 212- 682-6104), counsel to the Official Committee of Unsecured Creditors; (d) Jenner & Block LLP, One IBM Plaza, Chicago, IL 60611-7603, Attention: Catherine L. Steege, Esq. counsel to the Retiree Committee; (e) Latham & Watkins LLP, Sears Tower, Suite 5800, 223 South Wacker Drive, Chicago, IL 60606, Attention: Joe Athanas, Esq. (Facsimile: 312-993-9796), counsel to the Debtors’ postpetition lenders; and (f) the Office of the United States Trustee, 33 Whitehall Street, 21st Floor, New York, New York 10004, Attention: Brian Masumoto, Esq.

Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure.

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    General Requirements of Section 1129.

At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

1.                                       The Plan complies with the applicable provisions of the Bankruptcy Code.

2.                                       The Debtors have complied with the applicable provisions of the Bankruptcy Code.

3.                                       The Plan has been proposed in good faith and not by any means proscribed by law.

4.                                       Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

5.                                       The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, affiliates of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.

6.                                       With respect to each Class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such holder’s Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test,” below.

7.                                       Except to the extent that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan. Class 1H (Preferred Stock Interests in NWA Corp.) and Class 1I (Common Stock Interests in NWA Corp.) are deemed to have rejected the Plan and thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

8.                                       Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims and Priority Non-Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred Cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed amount of such Claims.

9.                                       At least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

10.                                 Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility,” below.

11.                                 The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

C.                                    Best Interests Tests.

As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan; or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the applicable Debtor was liquidated under chapter 7 of the Bankruptcy Code.

The Debtors’ liquidation analysis is attached hereto as Exhibit B. When the results of the liquidation analysis are compared to the distributions expected under the Plan, as set forth in VII.C., above, it is clear that every creditor and interest holder will receive at least as much under the Plan as such creditor or interest holder would in a chapter 7 liquidation.

D.                                    Feasibility.

The Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors. In connection with the development of the Plan and for the purpose of determining whether the Plan satisfies this feasibility standard, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared Projections, as described above. Based on such Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

E.                                      Section 1129(b).

The Bankruptcy Court may confirm a plan of reorganization over the rejection or deemed rejection of the plan by a class of claims or equity interests if the plan of reorganization “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

1.                                       No Unfair Discrimination.

This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

2.                                       Fair and Equitable Test.

This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. As to the dissenting class, the test sets different standards, depending on the type of claims or equity interests in such class:

•                  Secured Creditors. Each holder of an impaired secured claim either (i) retains its liens on the property, to the extent of the amount of its allowed secured claim and receives deferred Cash payments having a value, as of the effective date, of at least the amount of such allowed claim; (ii) has the right to credit bid the amount of its claim if its property is sold and retains its liens on the proceeds of the sale; or (iii) receives the “indubitable equivalent” of its allowed secured claim.

•                  Unsecured Creditors. Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim; or (ii) the holders of claims and equity interests that are junior to the claims of the dissenting class will not receive any property under the plan.

•                  Equity Interests. Either (i) each equity interest holder receives or retains under the plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such equity interest; and (b) the value of the equity interest; or (ii) the holders of equity interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan.

The Debtors believe that the Plan will satisfy the “fair and equitable” requirement notwithstanding that Classes 1H and 1I are deemed to reject the Plan because no class that is junior to such Classes will receive or retain any property on account of the Claims or Equity Interests in such Class.

XII.

Certain U.S. Federal Income Tax Consequences Of The Plan

The following discussion summarizes certain significant U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rules and pronouncements of the Internal Revenue Service (“IRS”) all as in effect on the date hereof. Due to the unsettled nature of several of the tax issues presented by the Plan, the differences among creditors in the nature of their Claims, and the possibility that future events, including amendments to the Tax Code, regulations thereunder or court decisions, could change the federal income tax consequences of the transactions, the tax consequences described below are only general descriptions that are subject to significant uncertainties. This discussion does not address the tax treatment of certain persons that may be subject to special treatment under the Tax Code (for example, foreign taxpayers, government authorities or agencies, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an equity interest as part of an integrated constructive sale or straddle, and investors in pass-through entities), or any aspect of state, local or foreign taxation. In addition, this discussion does not address the U.S. federal income tax consequences to holders whose Claims are entitled to reinstatement or are otherwise unimpaired under the Plan (for example, holders of Priority Non-Tax Claims), holders whose Claims or equity interests are extinguished without a distribution (for example, holders of Preferred Stock Interests and Common Stock Interests), or to secondary purchasers of New Common Stock or Subscription Rights. No opinion has been requested and the Debtors have not sought, nor do they intend to seek, a ruling from the IRS regarding the tax consequences of the Plan. Consequently, there can be no assurance that the treatment set forth below will be accepted by the IRS.

Accordingly, the following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim. All holders of Claims are urged to consult their own tax advisors for the federal, state, local and other tax consequences applicable to them under the Plan.

IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, holders of Claims are hereby notified that: (i) any discussion of federal tax issues contained or referred to in this disclosure statement is not intended or written to be used, and cannot be used, by holders of Claims for the purpose of avoiding penalties that may be imposed on them under federal, state or local tax laws, (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters discussed herein, and (iii) holders of Claims should seek advice based on their particular circumstances from an independent tax advisor.

A.                                    Tax Consequences to the Debtors.

NWA Corp. and its direct and indirect domestic corporate subsidiaries (the “NWA Group”) file a U.S. consolidated federal income tax return. The NWA Group reported in its most recent Form 10-K, consolidated NOL carryforwards for federal income tax purposes of approximately $3.3 billion as of December 31, 2005. A substantial portion of these NOL carryforwards are attributable to Northwest Airlines. The amount of the NWA Group’s losses and NOL carryforwards, and the potential application of any limitations with respect to such losses and NOL carryforwards, remain subject to examination by the IRS.

As discussed below, in connection with the implementation of the Plan, the amount of the NWA Group’s NOL carryforwards may be significantly reduced, and the tax basis of NWA Group assets may be reduced. In addition, the NWA Group’s subsequent utilization of any remaining losses and NOL carryforwards, and possibly certain other tax attributes, generally may be restricted following the Effective Date.

1.                                       The Cancellation of Debt.

As a result of the discharge of Claims pursuant to the Plan, the Debtors will realize substantial cancellation of debt income (“COD”). COD is the amount by which the discharged indebtedness (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the canceled debt would have given rise to a tax deduction). A debtor will not, however, be required to include any COD in its gross income if the debtor is under the jurisdiction of a court in a Title 11 bankruptcy proceeding and the discharge of debt occurs pursuant to such proceeding. Instead, the Tax Code provides that a debtor in a bankruptcy proceeding must, subject to certain limitations, reduce its tax attributes (including, but not limited to, NOL carryforwards, current year NOLs, tax credits, and tax basis in assets) by the amount of the COD. To the extent the amount of COD exceeds the tax attributes available for reduction, any remaining COD is discharged with no further tax cost to the debtor.

In the context of a consolidated group of corporations, current law generally provides for a complex ordering mechanic in determining how the tax attributes of one member can be reduced by the COD of another member. Any reduction in tax attributes does not occur until after the determination of tax liability for the taxable year or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the debt is discharged. The NWA Group is entitled to elect to reduce the basis of depreciable property prior to any reduction in its NOLs or other tax attributes if such an election is advantageous.

The extent of such COD and resulting tax attribute reduction will depend, in part, on the value of the New Common Stock distributed. The extent to which NOLs (and certain tax credits) survive tax attribute reduction (and the extent of any basis reduction and potentially the identity of the assets whose basis is reduced) will depend upon the manner of applying the attribute reduction rules in the context of a consolidated group. In addition, to the extent the settlement of Claims generates tax deductions, the reduction of federal NOLs may be limited. The NWA Group anticipates that, taking these factors into account, it will have substantial federal NOLs available following emergence, subject to the limitations discussed below.

To the extent that recourse debt is satisfied with the underlying collateral property, generally the debtor recognizes gain from the disposition of property based on an amount realized equal to the fair market value of such property over the debtor’s basis in such property, with any balance of the debt in excess of the fair market value of the property (less any other consideration paid to discharge such debt) treated as COD. By contrast, to the extent that nonrecourse debt is satisfied with the underlying collateral property, generally the debtor recognizes gain from the disposition of property based on an amount realized equal to the nonrecourse debt balance over the debtor’s tax basis in such property, as opposed to COD. The NWA Group is in negotiations with certain aircraft lessors and/or mortgagees with respect to the disposition or use of such aircraft. The NWA Group anticipates that, upon the disposition of certain aircraft, they will recognize gain that is taxable as ordinary income for U.S. federal income tax purposes. The NWA Group expects that it will have adequate NOLs to offset any such taxable gain.

2.                                       Limitations on Loss Carryforwards and Other Tax Benefits.

Following the implementation of the Plan, any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the NWA Group allocable to periods prior to the Effective Date (collectively, “pre-change losses”) will be reduced or subject to limitation under section 382 of the Tax Code as a result of the change in ownership of Reorganized NWA Corp. Under section 382, if a corporation undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are built-in (that is, attributable to periods prior to the Effective Date but not yet taken into account for federal income tax purposes) as of the date of the ownership change and that are subsequently recognized. The issuance of New Common Stock pursuant to the Plan will constitute an ownership change of Reorganized NWA Corp. for purposes of section 382.

(a)                                  General Section 382 Limitation.

In general, the annual limitation on the use of pre-change NOLs in any “post-change year” is equal to the product of (i) the fair market value of the loss corporation’s outstanding stock (or in the case of a consolidated group, the common parent) immediately before the ownership change, and (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (4.14% for ownership changes occurring in February, 2007). As described in more detail below, if a loss corporation has a net unrealized built-in gain (generally, the excess, if any, of the aggregate fair market value of the corporation’s assets over the aggregate tax basis of such assets), the annual limitation is increased by the amount of such built-in gains which are recognized during the five-year period following the ownership change. In addition, section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.

In general, an ownership change occurs when the percentage of the corporation’s stock owned by certain “5% shareholders” increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable “testing period” (generally, the shorter of: (i) the three-year period preceding the testing date, or (ii) the period of time since the most recent ownership change of the corporation). A 5% shareholder for these purposes includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation’s stock during the relevant period, and may include one or more groups of shareholders that, in the aggregate, own less than 5% of the value of the corporation’s stock. Under applicable Treasury regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group. As noted, the issuance of the New Common Stock pursuant to the Plan will constitute an ownership change of the Reorganized NWA Corp., the common parent of the NWA Group, for purposes of section 382.

(b)                                 Built-In Gains and Losses.

Under section 382 of the Tax Code, if a loss corporation (or consolidated group) has a net unrealized built-in gain (generally, the excess, if any, of the aggregate fair market value of the corporation’s assets over the aggregate tax basis of such assets on the ownership change date) at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its otherwise limited pre-change losses against such built-in gain income in addition to its regular annual allowance. Conversely, if a loss corporation (or consolidated group) has a net unrealized built-in loss (generally, the excess, if any, of the aggregate tax basis of the corporation’s assets over the aggregate fair market value of such assets on the ownership change date) at the time of an ownership change (taking into account most assets and items of “built-in” income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally would be treated as part of the pre-change losses that are subject to the annual limitation. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that joined the consolidated group within the preceding five years may not be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. A loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss generally will be deemed to be zero unless it is greater than the lesser of (i) $10 million, or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

(c)                                  Special Bankruptcy Exception.

When an ownership change occurs pursuant to the implementation of a plan of reorganization under the Bankruptcy Code, the annual limitation may not apply if certain requirements are satisfied. Under section 382(l)(5) of the Tax Code, the annual limitation does not apply to an ownership change of a loss corporation that is under the jurisdiction of a bankruptcy court immediately before the change if the shareholders and qualified creditors of the loss corporation immediately before the ownership change own at least 50% of the loss corporation’s stock by value and voting power after the ownership change.

If the exchanges contemplated by the Plan qualify under section 382(l)(5), and the NWA Group does not elect alternative treatment (as discussed below), the NWA Group would avoid the application of the annual limitation to their NOLs and recognized built-in losses, if any. However, section 382(l)(5) would require the NWA Group to reduce its NOLs (and possibly other tax attributes) by the amount of any deduction for interest it has claimed with respect to the indebtedness converted into stock for: (i) the three-year period preceding the taxable year of the ownership change, and (ii) the portion of the year of the ownership change prior to the Effective Date. Under section 382(l)(5), if a second ownership change occurs during the two-year period immediately following the Effective Date, the annual limitation after the second ownership change will be zero, and thus would preclude the future use of any pre-change losses existing at the time of the second ownership change. The determination of the application of section 382(l)(5) is highly fact specific and dependent on circumstances that are difficult to assess accurately, such as (a) the length of time a claimant held a Claim, (b) whether a Claim arose in the ordinary course of a claimant’s business, (c) the value of New Common Stock received by a claimant, (d) which claimants qualify as creditors for purposes of section 382(l)(5) (for example, creditors of a parent or a subsidiary), (e) the percentage of New Common Stock held by a claimant post-reorganization, and (f) whether any claimant actively participated in formulating the Plan and in doing so made it clear that its debt was not qualified debt. In addition, the existing statutes, regulations, and case law are ambiguous with respect to the application of section 382(l)(5) to consolidated groups where indebtedness exists at both the parent and subsidiary levels. At this time, the Debtors are not certain whether they will qualify for the special bankruptcy exception in section 382(l)(5).

Alternatively, if the NWA Group does not qualify under section 382(l)(5), or elects out of the application of such section, the NWA Group’s annual limitation will be determined in accordance with section 382(l)(6) of the Tax Code. Under this provision, the annual limitation is determined by reference to the net equity value of the Reorganized NWA Corp. stock immediately after the ownership change (rather than immediately before the ownership change) after giving effect to the discharge or other settlement of Claims.

The Debtors have not yet determined whether, if they qualify for the special rule under section 382(l)(5), they would rely on section 382(l)(5) or section 382(l)(6). Any election to rely on section 382(l)(6) rather than section 382(l)(5) would have to be made in the NWA Group’s U.S. federal income tax return for the taxable year in which the change of ownership occurs. Under a current IRS Notice, which is subject to change or revocation at any time, a corporation whose assets have a fair market value in excess of their tax basis (a “net unrealized built-in gain”) is permitted to increase its annual limitation during the five year period immediately following the ownership change by an amount equal to the depreciation deductions that a hypothetical purchaser of the Debtors’ assets would have been permitted to claim if it had acquired the Debtors’ assets in taxable transactions. While the Debtors have not completed a review of their assets, they may have a net unrealized built-in gain and if so, the hypothetical depreciation deductions with respect to their assets, following a deemed sale, may be significant. If so, the ability of the Debtors to utilize their pre-change losses to offset their taxable income under section 382(l)(6) following the Effective Date may be significantly enhanced.

(d)                                 Avoiding a Second Ownership Change.

To avoid another ownership change after the Effective Date, the Reorganized NWA Corp.’s Amended Certificate of Incorporation will restrict the transfer of New Common Stock without the consent of the Reorganized NWA Corp. Board of Directors for 2 years after the Effective Date, subject to extension for up to 3 additional years if the Reorganized NWA Corp. Board of Directors determines in its reasonable discretion that such restrictions are necessary to preserve the value of the NWA Group’s NOLs. These restrictions generally will provide that any attempted transfer of New Common Stock prior to the expiration of the term of the transfer restrictions will be prohibited and void if such transfer would cause the transferee’s ownership interest in Reorganized NWA Corp. (as determined for purposes of section 382 of the Tax Code) to increase to 4.75% or above, including an increase in a transferee’s ownership interest from 4.75% or above to a greater ownership interest, except as may be otherwise agreed to by the Reorganized NWA Corp. Board of Directors or otherwise required by law with respect to certain qualified plans. The Amended Certificate of Incorporation may also contain similar provisions restricting the ability of persons who are 5% shareholders for purposes of section 382 of the Tax Code to dispose of their shares without the consent of the Reorganized NWA Corp. Board of Directors during the term of the transfer restrictions. In the case of any attempted transfer in violation of the transfer restrictions, the purported transferor will remain the owner of such transferred shares and Reorganized NWA Corp., as agent for the purported transferor, will be authorized to sell such securities to an eligible transferee that is not subject to the transfer restrictions.

The purpose of the transfer restrictions is to reduce the risk that a second change in the ownership of Reorganized NWA Corp. will occur that would cause the loss or reduction of U.S. federal income tax attributes of the Reorganized Debtors for purposes of sections 382 and 383 of the Tax Code. However, the implementation of the transfer restrictions also could have the effect of impeding an attempt to acquire a significant or controlling interest in Reorganized NWA Corp. and, as a practical matter, may make it difficult for a 5% shareholder to pledge its New Common Stock on margin.

Similar restrictions will be imposed on the acquisition of New Common Stock pursuant to the Rights Offering. See Section V.D.11. above.

3.                                       Alternative Minimum Tax.

In general, an alternative minimum tax (the “AMT”) is imposed on a corporation’s U.S. alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation (or consolidated group) undergoes an ownership change within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the ownership change date. The IRS has taken the position that this provision would apply even if a corporation otherwise qualifies for, and avails itself of, the special bankruptcy provision to the annual limitation rules of section 382 discussed in the previous section.

Any AMT that a U.S. corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

4.                                       Implementation of the Restructuring Transactions.

In connection with and pursuant to the implementation of the Plan, the Debtors may, in their discretion, undertake mergers, dissolutions, or consolidations of any of the Debtors or otherwise transfer assets between or among the Debtors or certain of their affiliates. The Debtors intend to effectuate any such Restructuring Transactions in a manner that minimizes adverse U.S. federal income tax consequences.

B.                                    Consequences to Holders of Certain Claims.

Pursuant to the Plan, holders of Allowed General Unsecured Claims against the Consolidated Debtors will receive shares of New Common Stock, and, if such holders are Eligible Holders, Subscription Rights, entitling them to subscribe for additional shares of New Common Stock, in satisfaction and discharge of their Claims; and holders of Convenience Class Claims and Allowed General Unsecured Claims against Non-Consolidated Debtors will receive Cash in satisfaction and discharge of their Claims. Holders of Disputed Claims which are Allowed after the Subscription Expiration Date will not receive Subscription Rights.

The U.S. federal income tax consequences to a holder of a Claim arising from the Plan will vary depending upon, among other things, the type of consideration received by a holder, whether or not a Claim is an obligation classified as a security for U.S. federal income tax purposes and whether the Claim is against NWA Corp. or one of its affiliates. The term “security” is not defined in the Tax Code, but it includes all stock and debt instruments to the extent the instruments, under all the facts and circumstances, are viewed as providing the holder with a proprietary interest in the issuer. Generally, the most significant factor considered in determining whether a debt instrument is a security is the original term of that instrument. Debt instruments with a weighted average maturity of 10 years or more from the date of issuance are highly likely to be treated as securities, debt instruments with a weighted average maturity of between 5 and 10 years are often treated as securities, and debt instruments with a weighted average maturity of 5 years or less are less likely to be treated as securities. For purposes of the following discussion, no assumption has been made as to whether any Claims constitute securities of the Debtor. Holders of Claims are urged to consult their tax advisors regarding the status of their Claims as securities for U.S. federal income tax purposes.

The following discussion may not apply to holders with Claims in more than one class relating to the same underlying obligation (such as where the underlying obligation serves as the basis for a primary Claim against one Debtor and a secondary liability Claim against another Debtor). Such holders should consult their tax advisors regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.

1.                                       Consequences to Holders of Claims That Do Not Constitute Securities for U.S. Federal Income Tax Purposes.

The receipt of solely Cash by a holder of a Convenience Class Claim or a holder of an Allowed General Unsecured Claim against a Non-Consolidated Debtor, and the receipt by a holder of an Allowed General Unsecured Claim against the Consolidated Debtors that does not constitute a security for U.S. federal income tax purposes of New Common Stock and, if such holder is an Eligible Holder, Subscription Rights, should be a fully taxable transaction. Accordingly, a holder of such a Claim generally should recognize gain or loss in an amount equal to the difference between (i) the amount realized by the holder in satisfaction of its Claim (other than in respect of any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration following the resolution of any Disputed Claims in the same class), and (ii) the holder’s adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the U.S. federal income tax consequences to holders of any Claim for accrued but unpaid interest, see Section XII.B.6. The amount realized by a holder should equal the sum of the amount of any Cash, the fair market value of any shares of New Common Stock, and the fair market value of any Subscription Rights received.

If a holder of a Claim receives additional distributions after the Effective Date as a result of any subsequently disallowed Disputed Claim or unclaimed distributions, a portion of such later distributions to the holder may constitute imputed interest. In addition, it is possible that any loss or a portion of any gain realized by such a holder may be deferred until the holder has received its final distribution. It is unclear whether a holder of such a Claim that receives, on account of the resolution of a Disputed Claim, a post-Effective Date Cash distribution attributable to previously paid dividends on New Common Stock should treat such Cash distribution as an additional amount realized on such holder’s Claim or as a dividend. All holders of Claims should consult their tax advisors as to the tax consequences of the receipt of consideration after the Effective Date.

If a holder recognizes gain or loss in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss would depend on a number of factors, including (i) the tax status of the holder, (ii) whether the Claim constitutes a capital asset in the hands of the holder and how long such Claim has been held, (iii) whether the Claim was originally issued at a discount or was acquired at a market discount, and (iv) whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim.

A holder that purchased its Claim from a prior holder at a discount to the then adjusted issue price of such Claim may be subject to the market discount rules of the Tax Code. Under those rules, assuming the holder has not made an election to amortize the market discount into income on a current basis, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

A holder’s tax basis in any New Common Stock and any Subscription Rights received in satisfaction of an Allowed Claim that does not constitute a security generally should equal the fair market values of such New Common Stock and Subscription Rights. A holder’s holding period for any New Common Stock and any Subscription Rights received in exchange for a non-security generally should begin the day following the issuance of such New Common Stock and Subscription Rights.

While the Debtors intend to treat the receipt of New Common Stock and any Subscription Rights in satisfaction of Claims described in this section against NWA Corp. subsidiaries as a fully taxable transaction, it is possible that the IRS may seek to treat such transaction as part of a non-recognition exchange under section 351 of the Tax Code. If the transaction were so treated, a holder would not be permitted to recognize any loss, but would be required to recognize any gain to the extent of the greater of (i) the fair market value of any Subscription Rights received and (ii) any accrued market discount. In such case, the holder’s tax basis in its New Common Stock would generally equal its tax basis in the Claims surrendered, increased by the amount of gain recognized and decreased by the fair market value of any Subscription Rights received. In addition, the holder’s holding period in the New Common Stock would generally include its holding period in its Claim, except that the holding period of any New Common Stock issued in respect of a Claim for accrued but unpaid interest would begin on the day following the receipt of such New Common Stock.

2.                                       Consequences to Holders of Claims that Constitute Securities of NWA Corp. for U.S. Federal Income Tax Purposes.

The surrender of an Allowed General Unsecured Claim that constitutes a security of NWA Corp. in exchange for New Common Stock and, if the holder of such Claim is an Eligible Holder, Subscription Rights should be treated as a recapitalization for U.S. federal income tax purposes. Accordingly, a holder of a Claim that constitutes a security of NWA Corp. for U.S. federal income tax purposes generally should not recognize any gain or loss upon such an exchange of its Claim.

To the extent that an Allowed General Unsecured Claim is exchanged in a recapitalization, any accrued market discount not recognized upon such exchange should carry over, on an allocable basis, to any New Common Stock and Subscription Rights received, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock or Subscription Right would be treated as ordinary income to the extent of any accrued market discount not previously recognized.

For a discussion of the U.S. federal income tax consequences of any Claim for accrued but unpaid interest, see section XII.B.6.

A holder’s aggregate tax basis in any New Common Stock and Subscription Rights received in satisfaction of a Claim that constitutes a security of NWA Corp. should equal the holder’s aggregate adjusted tax basis in such Claim (including any Claim for accrued but unpaid interest, and excluding any portion required to be treated as imputed interest due to the post-Effective Date distribution of such consideration upon the resolution of Disputed Claims), increased by any interest income received in respect of such Claim, and decreased by any deductions claimed in respect of any previously accrued interest. Such tax basis should be allocated between the New Common Stock and any Subscription Rights received based on their relative fair market values. The holder’s holding period for any New Common Stock and any Subscription Rights received in exchange for a security generally should include the holder’s holding period for the Claim, except that the holding period of any New Common Stock and any Subscription Rights issued in respect of a Claim for accrued but unpaid interest would begin on the day following the receipt of such New Common Stock and Subscription Rights.

While the Debtors intend to treat the receipt of New Common Stock and any Subscription Rights in satisfaction of a Claim that constitutes a security of NWA Corp. as a recapitalization, it is possible the IRS will seek to treat the transaction as part of a non-recognition exchange under section 351 of the Tax Code. For a discussion of the tax consequences of such treatment, see section XII.B.1.

3.                                       Consequences to Holders of Claims that are Employees or other Service Providers.

Holders of General Unsecured Claims who are employees or former employees of a Debtor or other service providers that received such Claims in connection with the performance of services generally should recognize ordinary taxable income upon receipt of New Common Stock and any Subscription Rights in satisfaction of such Claims in an amount equal to the fair market value of such New Common Stock and Subscription Rights. Such income is currently subject to U.S. federal income tax at rates as high as 35% and may also be subject to withholding for federal, state and local income and payroll taxes. New Common Stock received by such employees, former employees and other service providers generally should have a tax basis equal to the income recognized upon receipt and a holding period starting on the day following the receipt of such New Common Stock.

4.                                       Consequences to Holders of Claims Against a Debtor Other Than NWA Corp.

A holder of a Claim against a Debtor other than NWA Corp. should recognize gain or loss on any exchange of such Claim for New Common Stock and any Subscription Rights. Although the Claim may constitute a security of the Debtor, the exchange for New Common Stock and any Subscription Rights should not qualify as a recapitalization because such Claim will be exchanged for equity in NWA Corp. rather than equity in the Debtor. The tax consequences to a holder of a Claim against a Debtor other than NWA Corp. generally should be the same as those described in Section XII.B.1 with regard to the exchange of Claims that are not securities.

5.                                       Tax Treatment of the Exercise or Lapse of Subscription Rights.

A recipient of Subscription Rights generally should not recognize gain or loss upon the exercise of such rights. The tax basis in the New Common Stock received upon exercise of the Subscription Rights should equal the sum of the holder’s tax basis in the Subscription Rights and the amount paid for such New Common Stock. The holding period in such New Common Stock received should commence the day following its acquisition. Upon any lapse of Subscription Rights received in exchange for Claims, the holder generally should recognize a loss equal to its tax basis in the Subscription Rights. In general, such loss should be a capital loss.

6.                                       Distributions in Discharge of Accrued but Unpaid Interest.

Pursuant to the Plan, distributions to any holder of a Claim will be allocated first to the original principal amount of such Claim as determined for U.S. federal income tax purposes, and any excess will be allocated to any portion of such Claim representing accrued original issue discount (“OID”) or accrued but unpaid interest. However, there is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes.

If and to the extent consideration is received by a holder of debt in satisfaction of accrued interest or OID, such amount generally will be taxable to the holder as interest income (if not previously included in the holder’s gross income). The holder’s tax basis in any New Common Stock or Subscription Rights received in respect of such interest income generally should equal the fair market value of such New Common Stock and Subscription Rights received, and the holding period generally should begin the day after receipt of such New Common Stock or Subscription Rights.

A holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. By contrast, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a holder of a Claim that does not constitute a security could be required to recognize a capital loss, rather than an ordinary loss, with respect to any previously included OID that is not paid in full. Each Claim holder is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for U.S. federal income tax purposes.

7.                                       Recapture of Gain on Subsequent Disposition of New Common Stock.

Any gain recognized on a subsequent sale, exchange or other disposition of New Common Stock received in exchange for a Claim under the Plan should be treated as ordinary income to the extent of the sum of any (i) bad debt deductions or charges to bad debt reserves claimed with respect to such Claim, (ii) ordinary loss taken on the exchange of such Claim for such New Common Stock, and (iii) income not recognized due to the use of the cash method of tax accounting with respect to the Claim exchanged.

8.                                       Ownership and Disposition of New Common Stock.

(a)                                  Dividends.

If Reorganized NWA Corp. makes distributions with respect to New Common Stock, such distributions should be includible in the gross income of a holder as ordinary dividend income to the extent paid out of Reorganized NWA’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits should be treated as a return of the holder’s tax basis in its New Common Stock, and then as gain from the sale or exchange of the New Common Stock. Under current law, a maximum 15% U.S. federal income tax rate will, if certain requirements are met, apply to any dividends paid to a holder of New Common Stock that is a U.S. individual and that is included in the holder’s income prior to January 1, 2011.

Distributions to corporate shareholders that constitute dividends for U.S. federal income tax purposes generally should qualify for the 70% dividends received deduction (“DRD”), which is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation (other than certain preferred stock not applicable here). A corporate shareholder holding 20% or more of the distributing corporation (other than certain preferred stock not applicable here) may be eligible for an 80% DRD. No assurance can be given that the Debtors will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. Dividend income that is not subject to regular U.S. federal income tax as a consequence of the DRD may be subject to the U.S. federal AMT.

The DRD is only available if certain holding periods and other taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced by any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or other similar transactions. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the DRD may be disallowed. In addition, any dividend received by a corporation may also be subject to the extraordinary distribution provisions of the Tax Code.

(b)                                 Gain or Loss on Disposition of New Common Stock.

A holder of New Common Stock should recognize gain or loss on the sale, exchange or other disposition of such stock in an amount equal to the difference between such holder’s amount realized on the sale and its tax basis in the stock sold. A holder’s amount realized should equal the amount of Cash and the fair market value of any property received in consideration of its stock. Subject to the discussion set forth in section XII.B.7., generally, the gain or loss should be capital gain or loss if the holder holds the New Common Stock as a capital asset, and should be long-term capital gain or loss if the New Common Stock is held for more than one year at the time of disposition. Capital loss can generally only be used to offset capital gain (individuals may also offset excess capital losses against up to $3,000 of ordinary income per tax year). Under current law, long-term capital gain recognized by an individual U.S. holder prior to January 1, 2011 is subject to a maximum 15% U.S. federal income tax rate.

9.                                       Holders of Aircraft Secured Claims or Other Secured Claims.

A holder of an Aircraft Secured Claim (including Restructured Aircraft Secured Claims) or Other Secured Claim may recognize income, gain or loss for U.S. federal income tax purposes with respect to the settlement of such Claim, depending on whether the Claim is reinstated or, if not reinstated, on the outcome of negotiations with the Debtors. A holder whose Aircraft Secured Claim or Other Secured Claim is reinstated pursuant to the Plan will not realize income, gain or loss unless either (i) such holder is treated as having received interest, damages or other income in connection with the reinstatement, or (ii) such reinstatement is considered a “significant modification” of the Claim. Holders of Aircraft Secured Claims or Other Secured Claims should consult their own tax advisors to determine whether or not a significant modification has occurred and its impact to such holder. A holder who receives Cash or other property in exchange for its Aircraft Secured Claim or Other Secured Claim pursuant to the Plan will generally recognize income, gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of Cash or fair market value of the other property received in exchange for such holder’s Claim, and (ii) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. For a discussion of the U.S. federal income tax consequences of any Claim for accrued but unpaid interest, see section XII.B.6. In addition, the market discount provisions summarized in section XII.B.1 may also apply.

C.                                    Information Reporting and Withholding.

All distributions to holders of Claims under the Plan are subject to any applicable withholding, including employment tax withholding. Reorganized NWA Corp. may be required to withhold and sell on behalf of such holder an amount of New Common Stock sufficient to satisfy the withholding requirements, unless a holder makes other arrangements (such as remitting to Reorganized NWA Corp. directly the amount of such taxes owed).

Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 28%). Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number (“TIN”), (ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds, or transfers that the IRS has designated as “listed transactions” or “transfers of interest.”  Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders’ tax returns.

The foregoing summary has been provided for information purposes only. All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and foreign tax consequences attributable to the Plan.

XIII.

Conclusion

The Debtors believe that the Plan is in the best interests of all of their creditors and equity holders and urge the holders of impaired Claims in Classes 1D, 2B, 3C, 4B, 5B, 6B, 7B, 8B, 9B, 10B, 11B, 1E, 1F, 2C, 3D, 4C, 6C, 9C and 11C to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Balloting Agent not later than 4:00 p.m. (prevailing Eastern Time) on May 7, 2007.

Dated: February 15, 2007

Respectfully submitted,

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NWA FUEL SERVICES CORPORATION

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NORTHWEST AIRLINES HOLDINGS CORPORATION

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NWA INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NORTHWEST AEROSPACE TRAINING CORPORATION

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NORTHWEST AIRLINES, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NWA AIRCRAFT FINANCE, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

COMPASS AIRLINES, INC. f/k/a NORTHWEST
AIRLINES CARGO, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NWA RETAIL SALES INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

AIRCRAFT FOREIGN SALES, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

MONTANA ENTERPRISES, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NW RED BARON LLC

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

NWA WORLDCLUB, INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

MLT INC.

By:	/s/ Michael L. Miller
Name: Michael L. Miller
Title: Authorized Officer

GLOSSARY

1110(a) Aircraft Secured Claim	An Aircraft Secured Claim relating to Aircraft Equipment as to which the Debtors agreed under section 1110(a) of the Bankruptcy Code to perform all obligations under the applicable loan agreements.

A330 Financing Indentures

The NW 2006-1 and 2006-2 Trust Indentures providing for the refinancing of certain Secured Obligations relating to A330 Aircraft Equipment, authorized by the Bankruptcy Court in Final Orders dated November 21, 2006 and December 21, 2006.

Administrative Expense Claim

Any expense relating to the administration of the chapter 11 cases, including actual and necessary costs and expenses of preserving the Debtors’ estates and operating the Debtors’ businesses, any indebtedness or obligations incurred or assumed during the chapter 11 cases, allowances for compensation and reimbursement of expenses to the extent allowed by the Bankruptcy Court, claims arising under the DIP Credit & Exit Facility Agreement and certain statutory fees chargeable against the Debtors’ estates.

Administrative Expense Claim Bar Date	Sixty calendar days after the Effective Date.

Aircraft Equipment

An aircraft, airframe, aircraft engine, propeller, appliance or spare part (including all records and documents relating to such equipment that are required, under the terms of the security agreement, lease, or conditional sale contract, to be surrendered or returned in connection with the surrender or return of such equipment) that is leased to, subject to a security interest granted by or conditionally sold to, one of the Debtors.

Aircraft Secured Claim

A Claim that is secured by a valid, duly perfected, non-avoidable security interest in the interest of a Debtor in Aircraft Equipment, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder’s interest in the applicable Debtor’s interest in such Aircraft Equipment, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtors and the Claimholder.

Allocation Fraction

With respect to a holder of an Allowed Class 1D Claim with respect to which there is a guaranty by one or more of the Consolidated Debtors of a primary obligation of another consolidated Debtor, a fraction, the numerator of which shall be the amount of such holder’s Allowed Class 1D Claim with respect to which there is a guaranty divided by the aggregate amount of all Allowed Class 1D Claims with respect to which there are guarantees by another Consolidated Debtor.

Allowed

With reference to any Claim, (i) any Claim against any Debtor which has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed, liquidated, non-contingent Claim as to which the time for objection permitted by the Plan has expired and no objection has been interposed or (iii) any Claim expressly allowed by a Final Order or by agreement pursuant to the Settlement Procedures Order.

AFA	The Association of Flight Attendants-CWA.

ALPA	The Air Line Pilots Association, International.

Amended Bylaws	The Bylaws of Reorganized NWA Corp. as restated, substantially in the form to be set forth in a plan supplement.

Amended Certificate of Incorporation	The Certificate of Incorporation of Reorganized NWA Corp., as restated, substantially in the form to be set forth in a plan supplement.

AMFA	The Aircraft Mechanics Fraternal Association.

ATSA	The Aircraft Technical Support Association.

Balloting Agent	See section I of this Disclosure Statement for contact information.

Bankruptcy Code	Title 11 of the United States Code.

Bankruptcy Court	The United States Bankruptcy Court for the Southern District of New York.

Bar Date Order

The Final Order dated May 19, 2006, as amended May 22, 2006 (Docket Nos. 2594 & 2607), and any orders supplementing such Order, establishing the last date for filing proofs of claim against the Debtors’ estates.

Business Day	Any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required to close by law or executive order.

Cash	Legal tender of the United States of America.

Catch-up Distribution

With respect to each holder of an Allowed Claim in Class 1D that was previous a Disputed Claim, the aggregate number of shares of New Common Stock For Distribution to Creditors that such holder would have received if its Claim had been an Allowed Claim on the Effective Date.

Chapter 11 Cases

The jointly administered cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors in the United States District Court for the Southern District of New York and styled In re Northwest Airlines Corp., et al., Case No. 05-17930 (ALG), (Jointly Administered).

Claim	Has the meaning set forth in section 101 of the Bankruptcy Code.

Claims Agent

Bankruptcy Services, LLC, which is located at 757 Third Avenue, Third Floor, New York, New York 10017 and was retained as the Debtors’ claims, balloting and noticing agent in the Chapter 11 Cases pursuant to Bankruptcy Court Final Order dated November 16, 2005.

Claims Objection Deadline

The date that is on or before one hundred eighty (180) days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be extended from time to time by the Bankruptcy Court, with the consent of the Post-Effective Date Committee, or as otherwise ordered by the Bankruptcy Court.

Class	Any group of Claims or Equity Interests classified by the Plan pursuant to section 1122(a)(1) of the Bankruptcy Code.

Commencement Date	September 14, 2005, with respect to all of the Debtors other than NWA Aircraft Finance, Inc., and with respect to NWA Aircraft Finance, Inc., September 30, 2005.

Common Stock Interests	Equity Interests in NWA Corp. represented by Old NWA Corp. Common Shares.

Confirmation Date	The date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

Confirmation Hearing	The hearing to be held by the Bankruptcy Court regarding confirmation of the Plans, as such hearing may be adjourned or continued from time to time.

Confirmation Order	The order of the Bankruptcy Court confirming the Plans pursuant to section 1129 of the Bankruptcy Code.

Convenience Class Claim

A Claim against any of the Consolidated Debtors that otherwise would be a General Unsecured Claim that is (a) for $20,000 or less; or (b) for more than $20,000 if the holder of such Claim has agreed to reduce the amount of the Claim to $20,000 by making the Convenience Class Election on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot to accept $20,000 in Cash in full satisfaction, discharge and release of such Claim.

Convenience Class Election

The election pursuant to which the holder of a General Unsecured Claim against any Consolidated Debtor in an amount greater than $20,000 timely elects to have its Claim reduced to $20,000 and treated as a Convenience Class Claim.

Creditors Committee	The statutory committee of general unsecured creditors appointed in the Debtors’ Chapter 11 Cases.

Consolidated Debtors	NWA Corp., Northwest Airlines Holdings Corporation, NWA Inc. and Northwest Airlines.

Debtor or Debtors

Individually, any of the following entities and, collectively, Northwest Airlines Corporation, NWA Fuel Services Corporation, Northwest Airlines Holdings Corporation, NWA Inc., Northwest Airlines, Inc., Northwest Aerospace Training Corp., MLT Inc., Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc., NWA Retail Sales, Inc., Montana Enterprises, Inc., NW Red Baron LLC, Aircraft Foreign Sales, Inc., NWA WorldClub Inc., and NWA Aircraft Finance, Inc.

DIP Claim	The Administrative Expense Claim arising under the DIP Credit and Exit Facility Agreement.

Disbursing Agent	Any entity (including any applicable Debtor if its acts in such capacity) in its capacity as a disbursing agent under section 6.6 of the Plan.

Disclosure Statement	This document together with the annexed exhibits and schedules.

Disputed Claim	Any Claim that is not an Allowed Claim.

Distribution Reserve	The reserve created pursuant to Section 6.7 of the Plan to hold property (including New Common Stock) for distribution to holders of General Unsecured Claims pending resolution of Disputed Claims.

Downstream Mergers	The mergers provided for in section 5.13 of the Plan.

Effective Date

A Business Day selected by the Debtors on or after the Confirmation Date on which the conditions to the effectiveness of the Plan have been satisfied or waived and on which there is no stay of the order confirming the Plan(s).

Eligible Holder	A holder of an Allowed Claim in Class 1D entitled to participate in the Rights Offering pursuant to the procedures set forth in the Debtors’ Solicitation Procedures Motion.

Employee-Related Agreements	Those agreements between any of the Debtors and any of its employees or any entity acting on behalf of its employees.

Exercising Claimant

Each holder of an Allowed Claim in Class 1D that exercises its rights to subscribe to purchase shares of New Common Stock For Distribution Pursuant to Rights Offering, as more fully described in this Disclosure Statement.

Exit Facility	The credit facility that will provide liquidity to the Reorganized Debtors.

Final Distribution Date	The date which is ninety days after all Disputed Claims have been resolved by Final Order.

Equity Interest

The interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

Final Order

An order or judgment that has not been reversed, vacated or stayed and as to which (i) the time to appeal, to petition for a writ of certiorari or to move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for a writ of certiorari or motion for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or the petition for a writ of certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal, to petition for a writ of certiorari or to move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a Final Order.

General Unsecured Claim

Any Claim against any of the Debtors that is not an Administrative Expense Claim, a Priority Tax Claim, a Priority Non-Tax Claim, an 1110(a) Aircraft Secured Claim, a Restructured Aircraft Secured Claim, an N301US and N303US Aircraft Secured Claim, an Other Secured Claim or a Convenience Class Claim, or as determined by the Bankruptcy Court.

IAM	The International Association of Machinists and Aerospace Workers, District 143.

Indentures

Individually and collectively, (A) the Indenture (as supplemented) dated as of March 1, 1997 among Northwest Airlines, Holdings and U.S. Bank National Association, N.A. as successor to State Street Bank as Trustee, under which Northwest Airlines issued the following series of notes: (i) 10% Notes due 2009 in the aggregate principal amount of $300,000,000, (ii) 9.875% Notes due 2007 in the aggregate principal amount of $300,000,000, (iii) 8.875% Notes due 2006 in the aggregate principal amount of $300,000,000, (iv) 9.5% Notes due 2039 in the aggregate principal amount of $143,000,000, (v) 7.875% Notes due 2008 in the aggregate principal amount of $200,000,000 and (vi) 8.70% Notes due 2007 in the aggregate principal amount of $100,000,000; (B) the Indenture dated as of May 20, 2003 among NWA Corp., Northwest Airlines and U.S. Bank National Association, N.A. as Trustee, under which NWA Corp. issued the 6.625% Senior Convertible Notes due 2023 in the aggregate principal amount of $150,000,000; and (C) the Indenture dated as of November 4, 2003, among NWA Corp., Northwest Airlines and U.S. Bank National Association as Trustee, under which NWA Corp. issued 7.625% Convertible Senior Notes due 2023 in the aggregate principal amount of $225,000,000, and all documents and instruments relating thereto as such may have been amended, modified, supplemented or restated from time to time prior to the Commencement Date.

Indenture Trustee

Any of (A) HSBC Bank USA, National Association, as Successor Trustee, with respect to notes issued under the Indenture (as supplemented) dated as of March 1, 1997 among Northwest Airlines, Holdings and U.S. Bank National Association, N.A. as successor to State Street Bank as Trustee; (B) U.S. Bank National Association or U.S. Bank Trust National Association (including any and all of its affiliates) as Indenture Trustee, Pass-Through Trustee, Subordination Agent, Owner Trustee, Security Trustee, Collateral Trustee or other trust capacity.; (C) Law Debenture Company of New York as Successor Trustee to U.S. Bank National Association with respect to the Indenture dated as of November 4, 2003, under which NWA Corp. issued 7.625% Convertible Senior Notes, and the Indenture dated as of May 20, 2003 under which NWA Corp. issued 6.625% Senior Convertible Notes;

Insured Claim	Any Claim as to which there is valid and enforceable insurance coverage in an amount sufficient to fully satisfy and discharge such Claim.

Intercompany Claim	Any Claim held by a Debtor and/or Non-Debtor Affiliate against another Debtor and/or Non-Debtor Affiliate.

ISDA Master Agreement

Those agreements entered into by the Debtors using the industry standard form of master agreement developed by the International Swaps and Derivatives Association to govern “over-the-counter” derivative transactions.

JPM ISDA Master Agreement

The certain ISDA Master Agreement made and entered into by and between JPMorgan Chase Bank, N.A. and Northwest Airlines, as amended from time to time, including by that First Amendment to 2002 ISDA Master Agreement, dated October 4, 2006.

Management Equity Plan	The management equity plan for certain employees of Reorganized NWA Corp., as will be set forth in a plan supplement.

N301US and N303US Aircraft Secured Claim

The respective Aircraft Secured Claim relating to either the airframe bearing FAA Registration tail number N301US and related Aircraft Equipment or the airframe bearing FAA Registration tail number N303US and related Aircraft Equipment.

NAMA	Northwest Airlines Meteorology Association.

New Common Stock	New shares of common stock of Reorganized NWA Corp., having a par value of 1 cent per share, to be authorized and issued pursuant to the Plan and the Amended Certificate of Incorporation.

New Common Stock for Distribution to Creditors

The portion of the New Common Stock to be distributed to holders of Allowed Class 1D Claims against the Consolidated Debtors and which shall equal 235,577,228 shares of the New Common Stock, less that portion of the New Common Stock Reserved for Issuance to Management which shall be designated as reducing the New Common Stock for Distribution to Creditors.

New Common Stock For Distribution to Creditors with a Guaranty

8,622,772 shares of the New Common Stock to be distributed to holders of Allowed Class 1D Claims against the Consolidated Debtors, which holders also hold guarantees of such claims by one or more of the other Consolidated Debtors.

New Common Stock for Distribution Pursuant to Rights Offering	23,611,111 shares of the New Common Stock to be made available for purchase pursuant to the Rights Offering, as set forth in Section 9 of the Plan.

New Common Stock for Purchased Shares	4,166,667 shares of New Common Stock to be purchased by the Rights Offering Sponsor as set forth in Section 9.6 of the Plan.

New Common Stock Reserved for Issuance to Management	The portion of the New Common Stock to be reserved for issuance under the Management Equity Plan.

NWA Corp. Preferred Shares	Any and all shares of NWA Corp. preferred stock issued and outstanding on the Commencement Date.

NOLs	Net Operating Losses, as that term is used in section 382 of the Internal Revenue Code.

Non-Consolidated Debtors

NWA Fuel Services Corporation, Northwest Aerospace Training Corporation, MLT Inc., Compass Airlines, Inc. f/k/a Northwest Airlines Cargo, Inc., NWA Retail Sales Inc., Montana Enterprises, Inc., NW Red Baron LLC, Aircraft Foreign Sales, Inc., NWA Worldclub, Inc., and NWA Aircraft Finance, Inc.

Non-Debtor Affiliates	Northwest Airlines Charitable Foundation, Cardinal Insurance Co., Tomisato Shoji Hotel Business, Wings Finance Y.K., Win Win L.P., NWA Real Estate Holding Company LLC, Margoon Holding B.V.

Northwest Airlines	Northwest Airlines, Inc.

NW 2006-1 and 2006-2 Trust Indentures

(i) The Trust Indenture and Security Agreement [NW 2006-1 N851NW], dated as of December 22, 2006, among Northwest Airlines, Wells Fargo Bank Northwest, National Association, as Collateral Agent, Citibank, N.A., as Series A Administrative Agent, and Citibank, N.A., as Series B Administrative Agent (the “Agents”), (ii) the Trust Indenture and Security Agreement [NW 2006-1 N852NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, (iii) the Trust Indenture and Security Agreement [NW 2006-1 N856NW], dated as of December 22, 2006, among Northwest and the Agents, (iv) the Trust Indenture and Security Agreement [NW 2006-1 N857NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, (v) the Trust Indenture and Security Agreement [NW 2006-1 N860NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, (vi) the Trust Indenture and Security Agreement [NW 2006-1 N861NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, (vii) the Trust Indenture and Security Agreement [NW 2006-1 N806NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, (viii) the Trust Indenture and Security Agreement [NW 2006-1 N807NW], dated as of December 22, 2006, among Northwest and the Agents, (ix) the Trust Indenture and Security Agreement [NW 2006-1 N812NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, (x) the Trust Indenture and Security Agreement [NW 2006-1 N371NB], dated as of December 22, 2006, among Northwest Airlines and the Agents, (xi) the Trust Indenture and Security Agreement [NW 2006-1 N377NW], dated as of December 22, 2006, among Northwest and the Agents, (xii) the Trust Indenture and Security Agreement [NW 2006-1 N813NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, and (xiii) the Trust Indenture and Security Agreement [NW 2006-2 N853NW], dated as of December 22, 2006, among Northwest Airlines and the Agents, in each case as it may from time to time be supplemented or amended as provided therein, including supplementing by a Trust Indenture Supplement pursuant thereto.

Old NWA Corp. Common Shares	Any and all shares of NWA Corp. common stock issued and outstanding on the Commencement Date.

Other Secured Claim

Any secured claim against any of the Debtors not constituting a Restructured Aircraft Secured Claim, an 1110(a) Aircraft Secured Claim, or an N301US and N303US Aircraft Secured Claim or a Priority Tax Claim.

Periodic Distribution Date

The first (1st) Business Day that is after the close of one (1) full calendar quarter following the date of the initial Effective Date distributions, and, thereafter, on the first (1st) Business Day following the close of each full calendar quarter thereafter.

Plan	The Debtors’ First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as may be amended or supplemented, annexed as Exhibit A to this Disclosure Statement.

Plan Securities	The New Common Stock and the Subscription Rights.

Post-Effective Date Committee	The committee formed pursuant to Section 14.2 of the Plan.

Postpetition Aircraft Purchase and Lease Obligation

Those certain obligations arising pursuant to (a) postpetition agreements regarding Aircraft Equipment to be purchased by a Debtor and (b) postpetition agreements to restructure prepetition agreements relating to the purchase or lease of Aircraft Equipment by a Debtor; provided, however, that obligations under such postpetition agreements shall only be Postpetition Aircraft Purchase and Lease Obligations to the extent such agreements expressly state that obligations are to obligations of the Reorganized Debtor; and provided further that each such postpetition agreement shall have been approved by a Final Order of the Bankruptcy Court prior to the Effective Date.

Preferred Stock Interests	Equity Interests in NWA Corp. represented by NWA Corp. Preferred Shares.

Priority Non-Tax Claim	Any claim entitled to priority in payment as specified in section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

Priority Tax Claim	A Claim of a governmental entity for taxes that is entitled to priority in payment under the Bankruptcy Code.

Pro Rata	With respect to an Allowed Claim, the ratio of the amount of the Allowed Claim to the total amount of all Allowed Claims in the same Class.

Purchased Shares	The 4,166,667 additional shares of New Common Stock to be purchased by the Rights Offering Sponsor on the closing date of the Rights Offering, for the Subscription Purchase Price.

Released Party

Each of (a) the Debtors and the Reorganized Debtors, (b) the Creditors Committee, (c) any statutory committee, the members thereof appointed in the Chapter 11 Cases in their capacities as such, (d) the Rights Offering Sponsor, (e) the Ultimate Purchasers, (f) the Air Line Pilots Association, International and the Northwest Airlines Master Executive Council of the Air Line Pilots Association, International, (g) the International Association of Machinists and Aerospace Workers, District 143, (h) the Aircraft Technical Support Association, (i) the Northwest Airlines Meteorology Association, (j) the Transport Workers Union of America, (k) Aircraft Mechanics Fraternal Association and (l) any Indenture Trustee, and each of their current or former members, officers, directors, committee members, employees, advisors, attorneys, accountants, actuaries, investment bankers, consultants, agents and other representatives.

Reorganized Debtors	Reorganized NWA Corp. and each of the Debtors listed in Section 1.32 of the Plan.

Reorganized Northwest	The Reorganized Debtors and Non-Debtor Affiliates

Reorganized NWA Corp.	A corporation organized under the laws of the state of Delaware for the purposes of owning the common stock of Reorganized NWA Corp.

Restructured Aircraft Secured Claim

An Aircraft Secured Claim as to which the Debtors and the claimants have agreed to a reduced and restructured Claim and as to which the Bankruptcy Court has entered a Final Order approving the restructuring.

Retiree Committee	The statutory committee of retired employees appointed in the Debtors’ Chapter 11 Cases.

Rights Offering	The offering to holders of Allowed Claims in Class 1D to subscribe to purchase shares of New Common Stock.

Rights Offering Expiration Date	The final date by which an Eligible Holder of a Class 1D General Unsecured Claim may elect to subscribe to the Rights Offering, which is 30 days after the Subscription Commencement Date.

Rights Offering Sponsor	J.P. Morgan Securities Inc. and its affiliates.

Rights Offering Sponsor Agreement

The agreement between the Right Offering Sponsor and the Debtors under which the Rights Offering Sponsor commits to purchase all of the shares of New Common Stock For Distribution Pursuant to the Rights Offering that are not purchased by holders of Allowed General Unsecured Claims in the Rights Offering. The form of the Rights Offering Sponsor Agreement is attached as Exhibit A to the Plan.

Settlement Procedures Order	The Final Order dated September 13, 2006 (Docket No. 3546), establishing procedures for the Debtors to settle Claims filed against the estates.

Solicitation Procedures Motion

The Debtors’ Motion For An Order Approving (I) An Ex- Parte Order (A) Scheduling Hearing To Consider Approval Of Disclosure Statement And Approving Notice Procedures; (B) Scheduling Hearing On Plan Confirmation And Approving Notice Procedures; And (C) Establishing Deadline For Motions To Estimate For Purposes Of Rights Offering Participation; (II) An Order On Notice (A) Approving Disclosure Statement; (B) Establishing Solicitation Procedures; And (C) Fixing Distribution Record Date; And (III) An Order On Notice (A) Establishing Procedures For Participation In Rights Offering; And (B) Approving Subscription Form.

Subordinated Claims

Any Claim against a Debtor, whether secured or unsecured, for any fine, penalty, forfeiture, attorneys’ fees (to the extent such attorneys’ fees are punitive in nature), multiple, exemplary or punitive damages, or for any other amount that does not represent compensation for actual pecuniary loss suffered by the holder of such Claim, and all claims against any of the Debtors of the type described in section 510(b) of the Bankruptcy Code.

Subscription Agent	The person engaged by the Debtors to administer the Rights Offering.

Subscription Commencement Date	A Business Day approved by the Bankruptcy Court, pursuant to the Debtors’ Solicitation Procedures Motion, on which the Rights Offering will commence.

Subscription Form	The form to be used by a valid holder of Subscription Rights to exercise such Subscription Rights.

Subscription Purchase Price

The purchase price set forth in the Subscription Form that each Eligible Holder of an Allowed Claim in Class 1D must pay in order to exercise its Subscription Rights and purchase the New Common Stock For Distribution Pursuant to Rights Offering pursuant to, and in accordance with, Section 9 of the Plan.

Subscription Rights	The rights to purchase the shares of New Common Stock For Distribution Pursuant to the Rights Offering. Exercise of the Subscription Rights is governed by Section 9 of the Plan.

Subscription Rights Record Date

A Business Day approved by the Bankruptcy Court pursuant to the Debtors’ Solicitation Procedures Motion on which the Eligible Holders of Class 1D Claims entitled to subscribe to the Rights Offering shall be determined.

TWU	Transport Workers Union of America.

Ultimate Purchasers

Those parties with which the Rights Offering Sponsor will enter into a syndication agreement, pursuant to which such parties will agree to purchase from the Rights Offering Sponsor certain unsubscribed shares purchased by the Rights Offering Sponsor and Purchased Shares purchased by the Rights Offering Sponsor.

Voting Deadline	May 7, 2007, is the last date for the actual receipt of ballots to accept or reject the Plan.

Voting Record Date

A Business Day approved by the Bankruptcy Court pursuant to the Debtors’ Solicitation Procedures Motion on which the holders of claims entitled to vote to accept or reject the Plan shall be determined.

EXHIBIT A

See Exhibit 99.2 to the Form 8-K

EXHIBIT B

LIQUIDATION ANALYSIS

1

A. Introduction

In reviewing potential chapter 7 liquidation scenarios, the Debtors have prepared separate analyses that assume the following:

•                  Full substantive consolidation of the Debtors (the “Consolidated Liquidation Analysis”)

•                  Partial substantive consolidation of the Debtors (the “Partially Consolidated Liquidation Analysis”) that assumes consolidation of four of the Debtors: Northwest Airlines Corporation, Northwest Airlines Holdings Corporation, NWA Inc., and Northwest Airlines, Inc.

•                  No substantive consolidation; Debtors are separately liquidated (each, a “Non-Consolidated Liquidation Analysis”)

The Consolidated Liquidation Analysis, Partially Consolidated Liquidation Analysis and Non-Consolidated Liquidation Analysis scenarios together are referred to as “Liquidation Analyses” or “Analyses”.

The Liquidation Analyses represent an estimate of recovery values and percentages based upon hypothetical liquidation assumptions whereby a Trustee would conduct the chapter 7 liquidation to convert assets into cash and settle claims. The determination of the hypothetical proceeds from the liquidation of assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors, management, and their advisors.

In preparing the Liquidation Analyses, the Debtors have projected an amount of Allowed Claims based upon a review of scheduled claims and all proofs of claims associated with pre-petition and post-petition obligations. Additional claims were estimated to include certain post-petition obligations on account of which claims have not yet been asserted (but which would be expected to be asserted in a chapter 7 liquidation), including but not limited to administrative expense priority claims, unused passenger ticket liability, claims arising in connection with pension and related obligations, other employee-related obligations, federal and state tax liabilities, unsecured deficiency claims, certain unexpired lease and other contract rejection claims, and other Allowed Claims. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of claims at the projected amounts of Allowed Claims set forth in the Analyses.

B. Baseline for Liquidation Analysis

The Liquidation Analyses have been prepared assuming that the Debtors’ current chapter 11 case converts to chapter 7 proceedings on June 30, 2007 (the “Liquidation Date”) and its assets are liquidated. The Liquidation Analyses are based on the unaudited book values as of September 30, 2006, unless otherwise stated, for each of the Debtors, and these book values are assumed to be

2

representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Analyses assume that the Debtors’ actual financial results for the period after September 30, 2006 do not result in a material deviation from the net assets and liabilities reflected in the Debtors’ unaudited September 30, 2006 books and records. In establishing an estimated range of liquidation proceeds, it is assumed that the Trustee would conduct either a forced liquidation over a 12-month period or an orderly liquidation extended to 18 months. In either case, the liquidation period shall be referred to herein as the “Wind-Down Period.”

The Liquidation Analyses present estimates of proceeds (“Liquidation Values”) resulting from sale or disposition of assets by a Trustee, liquidation costs during the Wind-Down Period (“Liquidation Costs”) and Allowed Claims to be satisfied by proceeds remaining after Liquidation Costs. The Debtors relied upon third-party appraisals and/or internal analyses to estimate Liquidation Values for the Debtors’ assets. The Consolidated Liquidation Analysis provides for Liquidation Values, Liquidation Costs and Allowed Claims based on a composite for all filing entities. The Liquidation Values, Liquidation Costs and Allowed Claims for each Non-Consolidated Liquidation Analysis depend upon specific entity-by-entity factors.

C. Asset Recovery Assumptions

1) Cash and Cash Equivalents include cash in the Debtors’ domestic and foreign bank accounts and money market accounts. The estimated recovery for this category of assets is 100% based on the liquidity of these assets.

2) Unrestricted Short-Term Investments include investments that mature within twelve months. The estimated recovery for this category of assets is 100% based on the liquidity of these assets maturing during the Wind-Down Period.

3) Restricted Cash, Cash Equivalents & Short-Term Investments include investments held in an irrevocable tax trust to meet tax obligations, short-term vendor holdbacks, cash collateral for letters of credit, and security deposits.

The Liquidation Analyses assume that the tax trust assets are not recoverable in a liquidation scenario due to restrictions on trust assets and will satisfy tax-related liabilities.

The short-term vendor holdbacks are collateral for a manufacturer’s secured accounts receivable loan and the Liquidation Analyses assume the holdbacks would not be recovered, as they would be used to reduce the outstanding balance of the loan from the manufacturer.

The Liquidation Analyses assume that the cash collateral for the issued and outstanding letters of credit will not be recovered as they will be drawn in full to satisfy related claims and are netted against the respective liabilities.

The Liquidation Analyses assume that the security deposits will not be recovered as they will be drawn in full to satisfy related claims and are netted against the respective liabilities.

Various other deposits are assumed to have minimal recovery value.

4) Accounts Receivables include amounts owed to the Debtors by various parties, categorized into three main groups: traffic, government, and other accounts receivable. Traffic receivables primarily include receivables from the Airline Clearing House, the International Air Transport

3

Association, travel agencies, passenger credit cards, and airfreight sales. Government receivables mainly relate to transportation of mail and government passengers and refundable taxes. Other accounts receivable primarily include employee–related receivables, non-traffic receivables, insurance claims, and warranty claims.

Accounts Receivable are assumed offset against any corresponding liabilities before realization of assets. As a result, any corresponding liabilities netted against Accounts Receivables are not reflected as Administrative Claims. The estimated realization rate for those Accounts Receivables not completely offset by corresponding liabilities are based on standard industry assumptions in a liquidation scenario and include the review and assessment of each receivable by type, age, and quality.

5) Intercompany Receivables include amounts owed to the respective Debtor by other Debtor entities.

The Consolidated Liquidation Analysis excludes intercompany receivables amounts because consolidation results in the combination of all assets and liabilities of the Debtors; therefore, eliminating all intercompany balances.

The Non-Consolidated Liquidation Analyses and Partially Consolidated Liquidation Analysis assume that all pre-petition intercompany amounts owed among the Debtors are unsecured claims.

The Non-Consolidated Liquidation Analyses and Partially Consolidated Liquidation Analysis afford super-priority administrative claim status to any post-petition intercompany receivable pursuant to the first day order authorizing the continuation of the Debtors’ cash management system. The Non-Consolidated Liquidation Analyses also assume that all intercompany claims and intercompany receivables are subject to rights of setoff and recoupment and, in each instance, the intercompany receivables and the intercompany claims reflected in the Non-Consolidated Liquidation Analyses incorporate such offset.

6) Flight Equipment Spare Parts primarily include aircraft and engine expendable and repairable inventory, miscellaneous material, supplies and hardware. Estimated proceeds for sale of inventory at auction are 40% to 55% of net book value.

7) Prepaid Expense, Maintenance Supplies and Other Current Assets primarily include aircraft fuel inventory, maintenance and passenger service supplies, prepaid aircraft and facility rent, prepaid aircraft fuel, prepaid commissions, and prepaid insurance.

The majority of this asset category is comprised of aircraft fuel inventory and prepaid fuel, items for which recovery is estimated at 100% of net book value due to the current market conditions contributing to strong demand for fuel.

Maintenance and passenger service supplies are assumed to provide minimal recovery due to the nature of the items.

Prepaid aircraft and facility rent are assumed to be offset by corresponding damage claims related to the associated lease contracts.

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The Liquidation Analyses assume minimal Liquidation Values on account of the other aggregate prepaid expenses depending on the nature of the prepaid expense.

8) Flight Equipment includes all aircraft equipment, e.g., aircraft, spare engines, spare parts and rotables, and leasehold improvements on lease aircraft. Liquidation Values on aircraft range between 30% and 85% of fair market value estimates, based on factors such as number of aircraft anticipated to be on the market, demand for a particular aircraft type, age and costs of replacement. The Liquidation Analyses assume that the return of all of the aircraft in the Debtors’ fleet into the market will further reduce expected liquidation proceeds.

On an aircraft-by-aircraft basis, the Debtors have identified certain encumbered / mortgaged aircraft where the liquidation proceeds may exceed the outstanding debt obligations on such aircraft. The Analyses assume the Trustee will sell or abandon owned aircraft based on measuring liquidation value against outstanding mortgage and elect to sell the aircraft if the Liquidation Value is greater than outstanding mortgage. The Liquidation Analyses assume that if the Liquidation Value is less than the associated debt claim, the Trustee will abandon the aircraft. Deficiency claims arising out of the Trustee’s abandonment of mortgaged aircraft and rejection of aircraft leases are considered in the estimate for Other Unsecured Claims.

Liquidation Values for spare engines are estimated between 63% and 88% of net book value and Liquidation Values for rotables are estimated between 37% and 51% of net book value.

9) Advances on Flight Equipment consist of prepayments associated with contracts for future aircraft purchases, which are expected to yield no Liquidation Value and will be offset against the corresponding claims expected to be asserted by the manufacturers for the rejection of such commitments.

10) Other Property and Equipment includes land, buildings, ground equipment, flight simulators, miscellaneous other equipment (including furniture, fixtures and office equipment) and leasehold improvements to ground equipment or real property.

The Liquidation Values range between 48% and 63% of net book value and are based on factors such as service date, age, useful life, marketability, demand, and recent market transactions.

The Liquidation Analyses assume that all leases would be rejected, resulting in no recovery for leasehold improvements.

11) Flight Equipment Under Capital Lease consists of flight equipment that will be abandoned by the Trustee resulting in no Liquidation Value.

12) Investment in Affiliated Companies primarily represents investments in MAIR Holdings, Inc. and Pinnacle Airlines Corp. The MAIR Holdings, Inc. investment is assumed to provide recovery equal to the purchase price provided for in stock purchase agreement between the Debtors and MAIR Holdings, Inc.. The Pinnacle Airlines Corp. investment is assumed to provide minimal Liquidation Value as the going concern and underlying value of this investment becomes questionable in a liquidation scenario.

13) International Route Authorities consists of international Pacific and Atlantic route authorities. The Liquidation Analyses rely on the Debtors’ extensive industry knowledge and third party appraisals to determine a range of Liquidation Values on account of foreign route

5

authorities. The estimated Liquidation Value of international route authorities, including applicable slot and gate value, is 70% of fair market value. The Liquidation Analyses do not assume any recovery on gate leases based on limited demand and marketability of such assets, which, generally may not be sold individually under their relevant leases.

14) Prepaid Expenses (Long-term) consist of items such as prepaid pension, prepaid facility rent, and prepaid aircraft rent. The Liquidation Analyses assume that the majority of these prepaid amounts will be offset by corresponding damage claims related to the associated obligations.

15) Other Assets and Deferred Charges consist of items such as purchased software, system development costs, slots, manufacturer credits, long-term vendor holdbacks, non-operating flight equipment, as well as other intangibles such as customer databases, tradenames, and trademarks.

The Liquidation Analyses assume that purchased software will provide minimal recovery of 10% to 20% of net book value while system development costs are assumed to have no recovery value.

Manufacturer credits are assumed to be offset against the related claims expected to be asserted upon the cancellation of the underlying contract.

Long-term vendor holdbacks mainly include cash and/or security deposits pledged with third parties on account of various obligations, including claims of credit card processors, claims of airport authorities, and passenger ticket claims. It is assumed that there will be no realization from funds held by credit card processors or any passenger ticket deposits as they would be offset against refund claims arising from unused post-petition passenger ticket obligations. The Liquidation Analyses assume that any security deposits held by the airport authorities would be entirely offset by damages resulting from rejection of the underlying lease or other contractual obligation. Various other holdbacks are assumed to have minimal recovery value.

D. Liquidation Costs

16) Trustee Fees. Trustee Fees include all fees to be paid for the chapter 7 Trustee’s services in accordance with the fee structure under Section 326 of the Bankruptcy Code. Based on certain benchmarks derived from the Debtors’ analysis of such rates in other airline cases, the Liquidation Analyses allocate Trustee Fees to each Debtor at a rate of approximately 2.7% of the estimated liquidation proceeds, excluding cash and cash equivalents.

17) Other Professional Fees. Other professional fees include an estimate of fees and expenses incurred by the other professionals associated with, among other things, liquidation and realization of assets, the wind-down of the Debtors, and claims reconciliation. In the Consolidated and Non-Consolidated Liquidation Analyses, Other Professional Fees are assumed to be 1.6% of the Debtors’ estimated liquidation proceeds, excluding cash and cash equivalents. This assumption is based on certain benchmarks derived from the Debtors’ analysis of such rates in other airline cases.

18) Wind-Down Costs. Wind-Down Costs include expenses incurred during the Wind-Down Period and primarily relate to the storage and transportation of owned aircraft and flight equipment, auction fees, employee wages and benefits for personnel employed during the Wind-Down Period and general overhead costs.

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E. Claims

19) Super-Priority Administrative Claims. Super-Priority Administrative Claims include claims entitled to super-priority administrative expense status, including post-petition intercompany claims. The Consolidated Liquidation Analysis assumes that there is no realization on account of intercompany claims, including Super-Priority Administrative Claims, because consolidation of the Debtors eliminates intercompany transactions. The Partially Consolidated Liquidation Analysis assumes that there is no realization on account of intercompany claims between the four consolidated Debtors as they are eliminated upon consolidation.

The Non-Consolidated Liquidation Analyses assume that to the extent post-petition intercompany receivables exceed post-petition intercompany claims, the relevant Non-Consolidated Liquidation Analysis reflects an increase in proceeds available for creditors. On the other hand, to the extent post-petition intercompany claims exceed post-petition intercompany receivables, the relevant Non-Consolidated Liquidation Analysis reflects a decrease in proceeds available for creditors.

20) DIP Facility Claim. In chapter 7 liquidation, the Debtors’ debtor-in-possession lenders would have a senior secured claim against each of the Debtors for the outstanding balance of the Debtors’ post-petition credit facility. The Liquidation Analyses assume that the Debtors will satisfy the DIP Facility Claim from the proceeds generated through the sale of the collateral.

21) Secured Claims. Secured Claims include secured obligations relating to Aircraft Equipment and Other Assets, but only to the extent of the value of the underlying collateral. In general, the allowed Secured Claim for any encumbered Aircraft and Other Equipment is assumed to be equal to the liquidation proceeds realized from the sale of underlying collateral. Upon repossession and liquidation of such Aircraft and Other Equipment, the secured creditors’ only remaining Claim against the Debtors’ Estates will be an unsecured deficiency claim for the difference between the total Allowed Claim and the Liquidation Value of the asset for which the creditor has a lien. Such deficiency claims were calculated and are included in Other Unsecured Claims. See 11 U.S.C. 506(a).

22) Administrative Claims. Administrative Claims include Allowed Claims entitled to administrative expense priority under Section 503 of the Bankruptcy Code. Significant types of Administrative Claims include the unused passenger ticket liability, estimated unpaid post-petition trade payables, employee related liabilities, and claims resulting from the early termination of post-petition contracts.

Claims related to passenger ticket liabilities are estimated net of related offsets discussed in Accounts Receivable (Note 4) and Long-Term Vendor Holdbacks (Note 15).

Administrative claims related to employee severance were estimated based on certain legal requirements and existing collective bargaining agreements.

23) Priority Claims. Priority Claims include estimated tax claims. In aggregate, these claims amount to approximately $67 million, and are assumed to be fully satisfied by the irrevocable tax trust assets (See Note 3 for discussion of the tax trust).

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24) PBGC Unsecured Claims. The Liquidation Analyses assume that the PBGC would assert a joint and several claim against all of the Debtors in a liquidation. The estimated claim is calculated using the discount rate set forth in PBGC’s regulations for determining the unfunded status of a terminated defined benefit pension plan. Although the unsecured claims of the PBGC for termination of the Debtors’ defined pension plans are listed as a separate line item in the Liquidation Analyses, they are afforded the same priority as other unsecured claims.

25) Intercompany Unsecured Claims. Intercompany Unsecured Claims include all pre-petition intercompany claims against any of the Debtors, net of pre-petition intercompany receivables. The Consolidated Liquidation Analysis excludes Intercompany Unsecured Claims because consolidation results in the elimination of such claims.

26) Other Unsecured Claims. Other unsecured claims include aircraft deficiency, tax indemnity and lease rejections claims, employee claims based on collective bargaining agreements, pre-petition trade payables, facility lease and other executory contract rejection claims, and unsecured senior notes. The Non-Consolidated Liquidation Analyses also include claims related to certain guaranties provided by co-debtors.

8

NORTHWEST AIRLINES CORPORATION, et al. - CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$1,472,313	$1,472,313	100.0%	$1,472,313	100.0%
2	Unrestricted short-term investments	584,871	584,871	100.0%	584,871	100.0%
3	Restricted short-term investments	701,950	146,794	20.9%	146,794	20.9%
4	Accounts receivable, net	760,439	291,934	38.4%	291,934	38.4%
5	Intercompany	—	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	116,153	46,604	40.1%	64,092	55.2%
7	Maintenance and operating supplies	140,062	124,057	88.6%	125,800	89.8%
↓	Prepaid expense & other current assets	233,242	46,244	19.8%	47,569	20.4%
8	Flight Equipment, net	7,211,906	379,742	5.3%	823,169	11.4%
9	Advances on flight equipment	118,749	—	0.0%	—	0.0%
10	Other property & equipment, net	580,307	306,470	52.8%	402,618	69.4%
11	Flight equipment under capital lease, net	21,649	—	0.0%	—	0.0%
12	Investments in affiliated companies	37,797	40,228	106.4%	40,769	107.9%
13	International route authorities, net	633,960	2,080,400	328.2%	2,080,400	328.2%
14	Prepaid expenses, long-term	27,717	581	2.1%	581	2.1%
15	Other assets and deferred charges	857,631	240,641	28.1%	288,319	33.6%

	Total Assets/Proceeds (A)	$13,498,746	$5,760,877	42.7%	$6,369,229	47.2%

	LIQUIDATION COSTS

16	Trustee Fees		100,007		116,432
17	Other Professional Fees		59,912		69,752
18	Wind-down Costs		247,505		301,955
	Total Liquidation Costs (B)		$407,423		$488,139

	Net Proceeds Available to Creditors (A - B)		$5,353,453		$5,881,090

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$5,353,453		$5,881,090

19	Super Priority Post-Petition Intercompany Claims	—	—	0.0%	—	0.0%
20	DIP Facility Claims	1,225,000	1,225,000	100.0%	1,225,000	100.0%
21	Secured Claims	1,238,974	1,238,974	100.0%	1,238,974	100.0%
22	Administrative Claims	1,697,476	1,697,476	100.0%	1,697,476	100.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		1,192,004		1,719,641

24	PBGC Unsecured Claims	4,175,778	218,335	5.2%	314,980	7.5%
25	Intercompany Unsecured Claims	—	—	N/A	—	N/A
26	General Unsecured Claims	18,621,964	973,669	5.2%	1,404,661	7.5%
	Total Unsecured Claims	$22,797,742	$1,192,004	5.2%	$1,719,641	7.5%

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NORTHWEST AIRLINES, INC. AND HOLDING COMPANIES (PARTIALLY CONSOLIDATED)

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$1,453,301	$1,453,301	100.0%	$1,453,301	100.0%
2	Unrestricted short-term investments	584,871	584,871	100.0%	584,871	100.0%
3	Restricted short-term investments	675,943	130,356	19.3%	130,356	19.3%
4	Accounts receivable, net	727,576	274,475	37.7%	274,475	37.7%
5	Intercompany - Due From	164,348	7	0.0%	8	0.0%
↓	Intercompany - Due To	(461,035)	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	116,153	46,604	40.1%	64,092	55.2%
7	Maintenance and operating supplies	130,528	118,964	91.1%	119,438	91.5%
↓	Prepaid expense & other current assets	217,719	34,549	15.9%	35,874	16.5%
8	Flight Equipment, net	6,927,053	379,742	5.5%	823,169	11.9%
9	Advances on flight equipment	118,749	—	0.0%	—	0.0%
10	Other property & equipment, net	508,529	252,804	49.7%	331,139	65.1%
11	Flight equipment under capital lease, net	12,400	—	0.0%	—	0.0%
12	Investments in affiliated companies	(439,203)	40,228	-9.2%	40,769	-9.3%
13	International route authorities, net	633,960	2,080,400	328.2%	2,080,400	328.2%
14	Prepaid expenses, long-term	27,717	581	2.1%	581	2.1%
15	Other assets and deferred charges	825,653	240,641	29.1%	288,319	34.9%

	Total Assets/Proceeds (A)	$12,224,262	$5,637,521	46.1%	$6,226,793	50.9%

	LIQUIDATION COSTS

16	Trustee Fees		97,182		113,093
17	Other Professional Fees		58,219		67,751
18	Wind-down Costs		247,505		301,955
	Total Liquidation Costs (B)		$402,907		$482,798

	Net Proceeds Available to Creditors (A - B)		$5,234,614		$5,743,995

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$5,234,614		$5,743,995

19	Less: Distributions for Superpriority Intercompany Claims	13,657	13,657	100.0%	13,657	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	20,438	20,438	100.0%	20,508	100.0%
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		5,241,395		5,750,846
20	DIP Facility Claims	1,225,000	1,225,000	100.0%	1,225,000	100.0%
21	Secured Claims	1,167,691	1,167,691	100.0%	1,167,691	100.0%
22	Administrative Claims	1,650,896	1,650,896	100.0%	1,650,896	100.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		1,197,808		1,707,259

24	PBGC Unsecured Claims	4,175,778	214,204	5.1%	305,309	7.3%
25	Intercompany Unsecured Claims	557,097	28,577	5.1%	40,732	7.3%
26	General Unsecured Claims	18,617,691	955,027	5.1%	1,361,218	7.3%
	Total Unsecured Claims	$23,350,566	$1,197,808	5.1%	$1,707,259	7.3%

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NORTHWEST AIRLINES, INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		$(000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$1,453,301	$1,453,301	100.0%	$1,453,301	100.0%
2	Unrestricted short-term investments	584,871	584,871	100.0%	584,871	100.0%
3	Restricted short-term investments	675,943	130,356	19.3%	130,356	19.3%
4	Accounts receivable, net	727,576	274,475	37.7%	274,475	37.7%
5	Intercompany - Due From	6,027,196	16,265	0.3%	20,972	0.3%
6	Flight equipment spare parts, net	116,153	46,604	40.1%	64,092	55.2%
7	Maintenance and operating supplies	130,528	118,964	91.1%	119,438	91.5%
↓	Prepaid expense & other current assets	209,264	34,549	16.5%	35,874	17.1%
8	Flight Equipment, net	6,927,053	379,742	5.5%	823,169	11.9%
9	Advances on flight equipment	118,749	—	0.0%	—	0.0%
10	Other property & equipment, net	488,622	206,490	42.3%	274,901	56.3%
11	Flight equipment under capital lease, net	12,400	—	0.0%	—	0.0%
12	Investments in affiliated companies	448,191	40,228	9.0%	40,769	9.1%
13	International route authorities, net	633,960	2,080,400	328.2%	2,080,400	328.2%
14	Prepaid expenses, long-term	27,717	581	2.1%	581	2.1%
15	Other assets and deferred charges	825,466	240,641	29.2%	288,319	34.9%

	Total Assets/Proceeds (A)	$19,406,989	$5,607,466	28.9%	$6,191,519	31.9%

	LIQUIDATION COSTS

16	Trustee Fees		96,371		112,140
17	Other Professional Fees		57,733		67,180
18	Wind-down Costs		247,505		301,955
	Total Liquidation Costs (B)		$401,609		$481,275

	Net Proceeds Available to Creditors (A - B)		$5,205,856		$5,710,244

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$5,205,856		$5,710,244

19	Less: Distributions for Superpriority Intercompany Claims	13,657	13,657	100.0%	13,657	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	30,643	30,643	100.0%	30,713	100.0%
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		5,222,842		5,727,299
20	DIP Facility Claims	1,225,000	1,225,000	100.0%	1,225,000	100.0%
21	Secured Claims	1,154,387	1,154,387	100.0%	1,154,387	100.0%
22	Administrative Claims	1,650,382	1,650,382	100.0%	1,650,382	100.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		1,193,073		1,697,531

24	PBGC Unsecured Claims	4,175,778	216,300	5.2%	307,757	7.4%
25	Intercompany Unsecured Claims	861,107	44,604	5.2%	63,464	7.4%
26	General Unsecured Claims	17,995,955	932,168	5.2%	1,326,310	7.4%
	Total Unsecured Claims	$23,032,839	$1,193,073	5.2%	$1,697,531	7.4%

11

NORTHWEST AIRLINES CORPORATION - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany - Due From	285,966	17,303	6.1%	24,621	8.6%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	8,456	—	0.0%	—	0.0%
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	187	—	0.0%	—	0.0%

	Total Assets/Proceeds (A)	$294,609	$17,303	5.9%	$24,621	8.4%

	LIQUIDATION COSTS

16	Trustee Fees		467		665
17	Other Professional Fees		280		398
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$747		$1,063

	Net Proceeds Available to Creditors (A - B)		$16,556		$23,558

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$16,556		$23,558

19	Less: Distributions for Superpriority Intercompany Claims	12,573	12,573	100.0%	12,573	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		3,983		10,985
20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		3,983		10,985

24	PBGC Unsecured Claims	4,175,778	1,946	0.0%	5,368	0.1%
25	Intercompany Unsecured Claims	35,615	17	0.0%	46	0.1%
26	General Unsecured Claims	4,334,381	2,020	0.0%	5,571	0.1%
	Total Unsecured Claims	$8,545,775	$3,983	0.0%	$10,985	0.1%

12

NORTHWEST AIRLINES HOLDINGS CORPORATION - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany Due To	(1,185,815)	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$(1,185,815)	$—	0.0%	$—	0.0%

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—

	Net Proceeds Available to Creditors (A - B)		$—		$—

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$—		$—

19	Less: Distributions for Superpriority Intercompany Claims	383	383	100.0%	383	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	487	487	100.0%	487	100.0%
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		104		104

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		104		104

24	PBGC Unsecured Claims	4,175,778	55	0.0%	55	0.0%
25	Intercompany Unsecured Claims	1,698,754	22	0.0%	22	0.0%
26	General Unsecured Claims	2,019,816	27	0.0%	27	0.0%
	Total Unsecured Claims	$7,894,348	$104	0.0%	$104	0.0%

13

NWA INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany - Due From	152,598	5	0.0%	6	0.0%
↓	Intercompany Due To	(5,474,562)	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	19,907	46,314	232.6%	56,238	282.5%
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	(887,394)	—	0.0%	—	0.0%
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$(6,189,451)	$46,319	-0.7%	$56,244	-0.9%

	LIQUIDATION COSTS

16	Trustee Fees		1,251		1,519
17	Other Professional Fees		749		910
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$2,000		$2,428

	Net Proceeds Available to Creditors (A - B)		$44,319		$53,816

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$44,319		$53,816

19	Less: Distributions for Superpriority Intercompany Claims	102	102	100.0%	102	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	2,367	2,367	100.0%	2,367	100.0%
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		46,583		56,080

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	13,304	13,304	100.0%	13,304	100.0%
22	Administrative Claims	514	514	100.0%	514	100.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		32,765		42,262

24	PBGC Unsecured Claims	4,175,778	13,348	0.3%	17,216	0.4%
25	Intercompany Unsecured Claims	5,474,460	17,499	0.3%	22,571	0.4%
26	General Unsecured Claims	600,289	1,919	0.3%	2,475	0.4%
	Total Unsecured Claims	$10,250,527	$32,765	0.3%	$42,262	0.4%

14

NWA FUEL SERVICES CORPORATION - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	6,763	6,763	100.0%	6,763	100.0%
5	Intercompany - Due From	2,788	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	2,503	—	0.0%	—	0.0%
7	Maintenance and operating supplies	3,189	3,189	100.0%	3,189	100.0%
↓	Prepaid expense & other current assets	2,374	2,374	100.0%	2,374	100.0%
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$17,617	$12,327	70.0%	$12,327	70.0%

	LIQUIDATION COSTS

16	Trustee Fees		333		333
17	Other Professional Fees		199		199
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$532		$532

	Net Proceeds Available to Creditors (A - B)		$11,794		$11,794

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$11,794		$11,794

19	Less: Distributions for Superpriority Intercompany Claims	—	—	N/A	—	N/A
↓	Plus: Receipts from Superpriority Intercompany Claims	4,546	4,546	100.0%	4,546	100.0%
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		16,341		16,341

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	4,033	4,033	100.0%	4,033	100.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		12,308		12,308

24	PBGC Unsecured Claims	4,175,778	12,302	0.3%	12,302	0.3%
25	Intercompany Unsecured Claims	2,044	6	0.3%	6	0.3%
26	General Unsecured Claims	28	0	0.3%	0	0.3%
	Total Unsecured Claims	$4,177,850	$12,308	0.3%	$12,308	0.3%

15

NWA AIRCRAFT FINANCE, INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany Due To	(64,965)	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$(64,965)	$—	0.0%	$—	0.0%

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—

	Net Proceeds Available to Creditors (A - B)		$—		$—

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$—		$—

19	Less: Distributions for Superpriority Intercompany Claims	—	—	N/A	—	N/A
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		—		—

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	64,951	—	0.0%	—	0.0%
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,240,729	$—	0.0%	$—	0.0%

16

NORTHWEST AEROSPACE TRAINING CORP. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	852	852	100.0%	852	100.0%
5	Intercompany (Net Due to/Due from)	63,417	4,398	6.9%	6,259	9.9%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	6,346	1,904	30.0%	3,173	50.0%
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	46,815	20,821	44.5%	31,244	66.7%
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$117,429	$27,974	23.8%	$41,527	35.4%

	LIQUIDATION COSTS

16	Trustee Fees		755		1,121
17	Other Professional Fees		452		672
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$1,208		$1,793

	Net Proceeds Available to Creditors (A - B)		$26,767		$39,734

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$26,767		$39,734

19	Less: Distributions for Superpriority Intercompany Claims	5	5	100.0%	5	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	8,356	8,356	100.0%	8,356	100.0%
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		35,118		48,085

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	119,838	35,118	29.3%	48,085	40.1%
22	Administrative Claims	1,447	—	0.0%	—	0.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	29,874	—	0.0%	—	0.0%
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,205,652	$—	0.0%	$—	0.0%

17

MLT INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	11,488	11,488	100.0%	11,488	100.0%
4	Accounts receivable, net	7,180	7,180	100.0%	7,180	100.0%
5	Intercompany (Net Due to/Due from)	44,531	259	0.6%	333	0.7%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	41,138	9,321	22.7%	9,321	22.7%
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	2,142	573	26.8%	998	46.6%
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	57	—	0.0%	—	0.0%

	Total Assets/Proceeds (A)	$106,536	$28,821	27.1%	$29,320	27.5%

	LIQUIDATION COSTS

16	Trustee Fees		778		792
17	Other Professional Fees		466		474
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$1,244		$1,266

	Net Proceeds Available to Creditors (A - B)		$27,576		$28,054

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$27,576		$28,054

19	Less: Distributions for Superpriority Intercompany Claims	20,263	20,263	100.0%	20,263	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		7,314		7,791

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	22,314	7,314	32.8%	7,791	34.9%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	16,086	—	0.0%	—	0.0%
26	General Unsecured Claims	4,245	—	0.0%	—	0.0%
	Total Unsecured Claims	$4,196,109	$—	0.0%	$—	0.0%

18

AIRCRAFT FOREIGN SALES, INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany (Net Due to/Due from)	—	—	N/A	—	N/A
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$—	$—	N/A	$—	N/A

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—

	Net Proceeds Available to Creditors (A - B)		$—		$—

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$—		$—

19	Less: Distributions for Superpriority Intercompany Claims	—	—	N/A	—	N/A
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		—		—

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	213	—	0.0%	—	0.0%
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,175,991	$—	0.0%	$—	0.0%

19

NWA RETAIL SALES, INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$1,119	$1,119	100.0%	$1,119	100.0%
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany (Net Due to/Due from)	(705)	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	700	—	0.0%	—	0.0%

	Total Assets/Proceeds (A)	$1,114	$1,119	100.5%	$1,119	100.5%

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—

	Net Proceeds Available to Creditors (A - B)		$1,119		$1,119

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$1,119		$1,119

19	Less: Distributions for Superpriority Intercompany Claims	65	65	100.0%	65	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		1,054		1,054

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		1,054		1,054

24	PBGC Unsecured Claims	4,175,778	1,053	0.0%	1,053	0.0%
25	Intercompany Unsecured Claims	640	0	0.0%	0	0.0%
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,176,418	$1,054	0.0%	$1,054	0.0%

20

COMPASS AIRLINES, INC. - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
	ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany (Net Due to/Due from)	(4,612)	—	0.0%	—	0.0%
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	607	110	18.1%	183	30.1%
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	3,425	—	0.0%	—	0.0%

	Total Assets/Proceeds (A)	$(580)	$110	-19.0%	$183	-31.5%

	LIQUIDATION COSTS

16	Trustee Fees		3		5
17	Other Professional Fees		2		3
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$5		$8

	Net Proceeds Available to Creditors (A - B)		$105		$175

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
	ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$105		$175

19	Less: Distributions for Superpriority Intercompany Claims	105	105	100.0%	175	100.0%
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	(0)	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		—		(0)

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	2,000	—	0.0%	(0)	0.0%
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	—	—	N/A	—	N/A
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,175,778	$—	0.0%	$—	0.0%

21

MONTANA - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany (Net Due to/Due from)	—	—	N/A	—	N/A
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$—	$—	N/A	$—	N/A

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—
	Net Proceeds Available to Creditors (A - B)		$—		$—

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$—		$—

19	Less: Distributions for Superpriority Intercompany Claims	—	—	N/A	—	N/A
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		—		—

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	—	—	N/A	—	N/A
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,175,778	$—	0.0%	$—	0.0%

22

RED BARON - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany (Net Due to/Due from)	—	—	N/A	—	N/A
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$—	$—	N/A	$—	N/A

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—

	Net Proceeds Available to Creditors (A - B)		$—		$—

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$—		$—

19	Less: Distributions for Superpriority Intercompany Claims	—	—	N/A	—	N/A
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		—		—

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	—	—	N/A	—	N/A
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,175,778	$—	0.0%	$—	0.0%

23

WORLD CLUB - NON-CONSOLIDATED

HYPOTHETICAL LIQUIDATION ANALYSIS

(UNAUDITED)

		NBV @ 9/30/06	Forced Liquidation Value		Orderly Liquidation Value
Notes		($000’s)	Est. Value	Est. Realized %	Est. Value	Est. Realized %
ASSETS & ESTIMATED REALIZATION
1	Cash and cash equivalents	$—	$—	N/A	$—	N/A
2	Unrestricted short-term investments	—	—	N/A	—	N/A
3	Restricted short-term investments	—	—	N/A	—	N/A
4	Accounts receivable, net	—	—	N/A	—	N/A
5	Intercompany (Net Due to/Due from)	—	—	N/A	—	N/A
6	Flight equipment spare parts, net	—	—	N/A	—	N/A
7	Maintenance and operating supplies	—	—	N/A	—	N/A
↓	Prepaid expense & other current assets	—	—	N/A	—	N/A
8	Flight Equipment, net	—	—	N/A	—	N/A
9	Advances on flight equipment	—	—	N/A	—	N/A
10	Other property & equipment, net	—	—	N/A	—	N/A
11	Flight equipment under capital lease, net	—	—	N/A	—	N/A
12	Investments in affiliated companies	—	—	N/A	—	N/A
13	International route authorities, net	—	—	N/A	—	N/A
14	Prepaid expenses, long-term	—	—	N/A	—	N/A
15	Other assets and deferred charges	—	—	N/A	—	N/A

	Total Assets/Proceeds (A)	$—	$—	N/A	$—	N/A

LIQUIDATION COSTS

16	Trustee Fees		—		—
17	Other Professional Fees		—		—
18	Wind-down Costs		—		—
	Total Liquidation Costs (B)		$—		$—

	Net Proceeds Available to Creditors (A - B)		$—		$—

			Forced Liquidation Value		Orderly Liquidation Value
			Estimated Total	Estimated % of	Estimated Total	Estimated % of
		Estimated	Amount Paid to	Allowed Claim	Amount Paid to	Allowed Claim
Notes		Allowed Claim	Creditors	Paid	Creditors	Paid
ESTIMATED RECOVERY TO CREDITORS (CLAIMS)
	Net Proceeds Available to Creditors		$—		$—

19	Less: Distributions for Superpriority Intercompany Claims	—	—	N/A	—	N/A
↓	Plus: Receipts from Superpriority Intercompany Claims	—	—	N/A	—	N/A
	Net Proceeds Available to Secured, Admin, and Priority Creditors:		—		—

20	DIP Facility Claims	—	—	N/A	—	N/A
21	Secured Claims	—	—	N/A	—	N/A
22	Administrative Claims	—	—	N/A	—	N/A
23	Priority Claims	—	—	N/A	—	N/A

	Net Proceeds Available to Unsecured Creditors		—		—

24	PBGC Unsecured Claims	4,175,778	—	0.0%	—	0.0%
25	Intercompany Unsecured Claims	—	—	N/A	—	N/A
26	General Unsecured Claims	—	—	N/A	—	N/A
	Total Unsecured Claims	$4,175,778	$—	0.0%	$—	0.0%

24

EXHIBIT F.1

Overview of Business Plan

Forward Looking Statements Certain of the statements made in this presentation are forward-looking and are based upon information available to the Company on the date hereof. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Company. Any such statement is qualified by reference to the following cautionary statements. The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" of Form 10-Q for the quarter ended September 30, 2006 and "Item 1. Business – Risk Factors Related to Northwest and the Airline Industry" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005. We undertake no obligation to update any forward looking statements to reflect events or circumstances that may arise after the date of this release. Developments in any of these areas, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, could cause the Company’s results to differ from results that have been or may be projected by or on behalf of the Company

Overview Cost Structure Network / Fleet / Product Balance Sheet 5-Year Plan

Overview NWA is the world’s 6th largest airline with $12.6 billion in revenue NWA Operating Revenue 2006 % of Rev ($ bil) Total Domestic $6.0 48% Regionals 1.4 11% Pacific 2.1 17% Atlantic 1.2 9% Cargo 0.9 7% Other 1.0 8% Total $12.6 100% Worldwide Ranking 2006 Consolidated RPMs 1 American 149.4 2 United 129.7 3 Air France/KLM 122.7 4 Delta 116.1 5 Continental 89.5 6 NWA 78.0 7 British Airways 71.4 8 US Airways 71.3 9 Lufthansa 68.6 10 Southwest 67.7 NWA Profile 2006 Operating Revenue $12.6 billion Employees 30,000 Aircraft 372 Mainline, 190 Regional North America Cities 224 International Cities 20 Hub Cities Detroit Minneapolis/St. Paul Memphis Tokyo-Narita Amsterdam Alliance Partners KLM, Continental, Delta Regional Partners Mesaba, Pinnacle, Compass

Overview NWA identified three key objectives that had to be achieved to successfully restructure and exit bankruptcy Achieve a competitive cost structure $2.4 billion annual reduction in labor and non-labor costs Pension solution Right-size the fleet and optimize the network Eliminate unprofitable flying Continue widebody modernization with A330s and B787s affirmed Introduce large regional jets Eliminate excess debt and recapitalize the balance sheet $4.2 to $4.4 billion reduction in debt and lease obligations Raise exit capital as required Goal is a profitable, sustainable business model with competitive costs, network and balance sheet

Overview The three objectives have now been achieved $1.4 bil in annual labor cost reductions $400 mil in annual fleet ownership savings $150 mil in annual interest expense savings (unsecured debt) $350 mil in annual non-labor cost savings identified and being implemented Pension solution $100 mil annual pension expense savings (5-yr avg) $4.2 bil reduction in debt and lease obligations Refinanced secured bank debt with DIP/Exit Financing facility Pension legislation with manageable contributions Frozen defined benefit (DB) plans and competitive defined contribution (DC) plans Pension Protection Act $750 million equity raise primarily through Rights Offering 1. Competitive Costs 2. Fleet and Network 3. Balance Sheet Restructuring Accomplishments 10% reduction in ASMs (LTM 9/06) 330 aircraft restructured to market rates; 71 aircraft rejected 72 dual-class 76-seat RJ deliveries begin 2007 B787 and A330 deals reaffirmed Accelerated retirement of DC10s, B747-200s and Avro RJ-85s

Overview

11/05 Interim Labor savings

3/06 Labor TA's

8/06 $1.4 bil labor savings implemented

8/06 Pension Legislation achieved

1/07 File Plan to exit Chapter 11

2/07 NWA announces 2006 profit

Sep 05 | Mar 06 | Aug 06 | Oct 06 | Jan 07 | 2Q07 | NWA emerges Chapter 11

9/05 Capacity reduced 10%; Remove and reject aircraft

12/05 A330 order affirmed

7/06 Mainline fleet restructuring near complete

10/06 Large RJ order; RJ fleet restructuring completed

11/06 B787 order affirmed

12/06 Airbus aircraft $779 mil refinancing

1/07 Regional agreements completed; Agreement to purchase Mesaba

7

9/14/05 NWA files Chapter 11; $4.2B in losses since 2001 9/05 Capacity reduced 10%; Remove and reject aircraft 11/05 Interim Labor savings 12/05 A330 order affirmed 3/06 Labor TA’s 7/06 Mainline fleet restructuring near complete 8/06 $1.4 bil labor savings implemented 8/06 Pension Legislation achieved 8/06 $1.225 bil DIP/Exit facility refinances bank debt 10/06 Large RJ order; RJ fleet restructuring completed 11/06 B787 order affirmed 1/07 File Plan to exit Chapter 11 1/07 Regional agreements completed; Agreement to purchase Mesaba 2/07 NWA announces 2006 profit NWA emerges Chapter 11 Overview Restructuring has been characterized by steady progress on key milestones Sep 05 Aug 06 Oct 06 Jan 07 Mar 06 2Q07 12/06 Airbus aircraft $779 mil refinancing

Overview

- Continuous year-over-year improvement in results

2006 Cumulative Pre-tax
Improvement over 2005 (bil)
$0.3
$0.7
$1.3
$1.7
Q1
Q2
Q3
Q4

Excludes reorganization items

8

Overview Continuous year-over-year improvement in results 2006 Cumulative Pre-tax Improvement over 2005 (bil) (1,376) 301 2005 2006 Full Year 2006 vs 2005 Pre-tax Income (mil) $1.7 $1.3 $0.7 $0.3 Excludes reorganization items Q1 Q2 Q3 Q4

Overview

- **2006 results demonstrate progress made in NWA's restructuring**

Pre-tax Income (mil)

- **$1.7 billion improvement**

301
(1,376)
2005
2006

Excludes reorganization items

EBITDAR (mil)

- **Improved EBITDAR**

1,689
211
2005
2006

Adjusted for regional aircraft rent expense

Revenues & Costs

- **Double digit improvement**

12.3
(10.8)
Consolidated RASM % YoY
Mainline CASM ex-fuel % YoY*

*Excludes unusual items

Liquidity (mil)

- **Improved cash position**

2,058
1,263
2005
2006

Cash, Cash Equivalents and Unrestricted Short-Term Investments

9

Overview 2006 results demonstrate progress made in NWA’s restructuring (1,376) 301 (10.8) 12.3 211 1,689 $1.7 billion improvement Pre-tax Income (mil) EBITDAR (mil) Improved EBITDAR Revenues & Costs Liquidity (mil) Double digit improvement Improved cash position 2,058 1,263 2005 2006 2005 2006 2005 2006 Consolidated RASM % YoY Mainline CASM ex-fuel % YoY* Cash, Cash Equivalents and Unrestricted Short-Term Investments Adjusted for regional aircraft rent expense *Excludes unusual items Excludes reorganization items

Overview

- NWA's business plan projections show continuing improvement

Excludes reorganization items

10

Overview Pre-tax Income (mil) Pre-tax Margin (%) NWA’s business plan projections show continuing improvement Excludes reorganization items 2.4 7.7 8.3 9.6 9.9 2006 2007 2008 2009 2010 301 1,398 1,332 1,095 986 2006 2007 2008 2009 2010

Overview

Profit Sharing		Claim Value	
Projected Payout	($ mil)	Claim Size	($ mil)
2006	33	ALPA	888
2007	105	IAM	181
2008	122	ATSA, TWU, NAMA	4
2009	148	Non-Contract	129
2010	155	Total Labor Claims	$1,202
Total	$563	Potential Value*	~$925

Total Returns: $1.5 billion

11

Based on these projections, NWA employees will receive $1.5 billion in value from profit sharing plans and allowed claims Profit Sharing Projected Payout ($ mil) 2006 33 2007 105 2008 122 2009 148 2010 155 Total $563 Claim Value Claim Size ($ mil) ALPA 888 IAM 181 ATSA, TWU, NAMA 4 Non-Contract 129 Total Labor Claims $1,202 Potential Value* ~$925 Total Returns: $1.5 billion * Assumes 75-80 percent recovery including impact of claims sold by labor unions Overview

Cost Structure

Cost Structure

- **Business plan includes $2.4 billion in annual cost savings**

Cost Reductions ($ bil)		Status
Labor	$1.35	▪ Agreements implemented 8/1/06 ▪ Consensual deals signed with all groups except flight attendants
Pension Expense	$0.10*	▪ DB plans frozen and replaced with DC plans ▪ Pension Protection Act passed 8/17/06
Fleet	$0.40	▪ All material aircraft restructuring complete
Non-Labor Costs	$0.35	▪ $100 mil in savings realized in 2006 ▪ Remaining $250 mil identified and being implemented
Balance Sheet Related	$0.15	▪ Interest savings on unsecured debt of approximately $150 mil realized
	~$2.4	

* 5-year average FAS 87 expense savings

13

Cost Structure Business plan includes $2.4 billion in annual cost savings Cost Reductions ($ bil) Status Labor $1.35 Pension Expense $0.10 Fleet $0.40 Non-Labor Costs $0.35 Balance Sheet Related $0.15 ~$2.4 Agreements implemented 8/1/06 Consensual deals signed with all groups except flight attendants * 5-year average FAS 87 expense savings DB plans frozen and replaced with DC plans Pension Protection Act passed 8/17/06 All material aircraft restructuring complete $100 mil in savings realized in 2006 Remaining $250 mil identified and being implemented Interest savings on unsecured debt of approximately $150 mil realized *

Cost Structure

Cost Reductions ($ mil)
~$2.4 bil
Pension Solution*
100
Non-Labor Svgs
350
Int-Unsec Debt
150
Fleet Ownership
400
Labor Savings
1,350
~$1.7 bil
100
100
150
300
1,040
~$2.2 bil
100
290
150
366
1,265
~$2.4 bil
100
350
150
400
1,350
Pension Solution*
Non-Labor Svgs
Int-Unsec Debt
Fleet Ownership
Labor Savings
Target
2006
2007
Steady-State

*Average expense savings over 5 years

14

Cost Structure $2.2 billion of cost reductions in place by 2007 towards $2.4 billion total Cost Reductions ($ mil) Labor Savings Fleet Ownership Int-Unsec Debt Non-Labor Svgs Pension Solution* Labor Savings Fleet Ownership Int-Unsec Debt Non-Labor Svgs Pension Solution* *Average expense savings over 5 years ~$2.4 bil ~$1.7 bil ~$2.2 bil ~$2.4 bil 1,350 1,040 1,265 1,350 400 300 366 400 150 150 150 150 350 100 290 350 100 100 100 100 Target 2006 2007 Steady-State

Cost Structure

- Labor cost restructuring implemented

NWA Labor Costs ($ bil)

- ~40% total reduction

$3.8
$2.4
2004
2007E

Labor Status

2007E excludes profit sharing

15

Labor cost restructuring implemented $1.4 bil labor savings in place New 5-6 year agreements reached with ALPA, IAM, ATSA, AMFA, TWU and NAMA All labor agreements implemented as of 8/1/06 Maintenance organization restructured AFA tentative agreement not ratified; terms of March TA implemented Discussions with AFA continue NWA Labor Costs ($ bil) Labor Status ~40% total reduction Cost Structure 2007E excludes profit sharing $3.8 $2.4 2004 2007E

Cost Structure

2003
2007
2011
nwa
8/06
12/11
4/13
Regional agreement
6/06
12/09
1/05
12/09
US AIRWAYS
1/05
12/09
AMERICA WEST AIRLINES
12/03
12/06
4/05
12/08
AA
4/03
4/08 – Contract open 2006
SOUTHWEST
8/02
8/06

Pilot contract

16

2003 2007 2011 8/06 12/11 6/06 12/09 1/05 12/09 1/05 12/09 12/06 4/08 – Contract open 2006 8/06 Pilot contract New 5-6 year labor deals provide savings longer than competitor agreements 12/03 4/03 8/02 Cost Structure 4/13 Regional agreement 12/08 4/05

Cost Structure

	2000	Today
Line Maintenance	Done by NWA	Spokes outsourced to vendors at each location NWA performs at DTW and MSP
Heavy Maintenance	Mostly done by NWA	Outsourced to vendors around the world
Cleaning	Done by NWA	Outsourced

17

NWA has transitioned its maintenance structure with competitive costs and sourcing flexibility Cost Structure 2000 Today Done by NWA Mostly done by NWA Done by NWA Outsourced to vendors around the world Outsourced Line Maintenance Heavy Maintenance Cleaning Spokes outsourced to vendors at each location NWA performs at DTW and MSP

$400 million in annual savings 30% reduction in annual fleet ownership costs Cost Structure $350 million in annual savings $100 mil achieved in 2006 $250 mil being implemented $750 million total savings in fleet and non-labor costs Fleet Non-Labor $ mil Restructurings 275 Rejections 125 Total $400 $ mil Facilities 75 Distribution 50 Regional airline agreements 50 Fuel initiatives 35 Bank refinancing 30 Maintenance contracts 20 Insurance 10 Other vendor agreements 80 Total $350

Cost Structure

- NWA has achieved competitive restructured costs

Labor CASM (cts)

4.1¢
3.3¢
3.1¢
2.6¢
2.5¢
2.5¢
2.4¢
2.0¢
1.6¢
US AIRWAYS
nwa
SOUTHWEST
jetBlue
AirTran
Post-restructure
Post-restructure
Network Carriers
LCCs

Total CASM ex-Fuel (cts)

9.0¢
8.4¢
8.4¢
7.7¢
7.4¢
7.2¢
5.7¢
4.8¢
4.7¢
nwa
US AIRWAYS
jetBlue
SOUTHWEST
AirTran
Post-restructure
Post-restructure
Network Carriers
LCCs

19

FY 2006 Labor CASM excluding profit sharing and unusual items Projected results for NWA and DL Seat-Weight Stage-Length Adjusted to NWA Post- restructure Post- restructure NWA has achieved competitive restructured costs Cost Structure Network Carriers LCCs Post- restructure Post- restructure Network Carriers LCCs FY 2006 Mainline CASM excluding-fuel, profit sharing and unusual items, including non-op expense Projected results for NWA and DL Seat-Weight Stage-Length Adjusted to NWA Labor CASM (cts) Total CASM ex-Fuel (cts) 4.1¢ 3.3¢ 3.1¢ 2.5¢ 2.6¢ 2.5¢ 2.0¢ 1.6¢ 2.4¢ American United Continental Delta US Airways Northwest Southwest JetBlue AirTran 5.7¢ 4.7¢ 4.8¢ 7.2¢ 7.7¢ 7.4¢ 8.4¢ 8.4¢ 9.0¢ United American Continental NWA Delta US Airways JetBlue Southwest AirTran

Network / Fleet / Product

FY 2006 Mainline System Psgr RASM Seat-Weight Stage-Length Adjusted to NWA NWA’s network generates strong unit revenues Network Domestic Strong hubs and Heartland position Pacific #1 U.S. carrier at Tokyo-Narita #1 U.S.-Japan share Fifth freedom rights to fly from Japan to Asian countries 2nd largest number of weekly take-off/landing slots at Tokyo-Narita Atlantic $3.5 bil NWA/KLM Joint Venture Competitive Trans-Atlantic fleet with A330s having replaced DC10s RASM vs Industry Network Characteristics 7.9¢ 6.8¢ 7.0¢ 9.3¢ 10.8¢ 9.7¢ 10.9¢ 11.4¢ 11.6¢ United Continental American Northwest Delta US Airways JetBlue AirTran Southwest

NWA’s domestic network serves 224 cities primarily from hubs in Minneapolis, Detroit and Memphis – 84% of revenue derived to/from hubs and Heartland markets North America Cities 224 International Cities 20 Routes Flown 474 Network Domestic

Network

- Key assets of Pacific franchise
  1. #1 U.S. to Japan carrier
  2. 2nd largest U.S. to Asia carrier among U.S. airlines
  3. 787 North American launch customer provides competitive advantage
  4. NWA Cargo business

Freighter Routes
Passenger Routes
ANC
SEA
PDX
SFO
LAX
MSP
ORD
DTW
ILN
HNL
PEK
ICN
KIX
PUS
NRT
CAN
PVG
HKG
TPE
BKK
MNL
GUM
SIN

Source: Winter 2006 Schedule (ASMs)

Source: Winter 2006 Schedule (ASMs)

23

Key assets of Pacific franchise #1 U.S. to Japan carrier 2nd largest U.S. to Asia carrier among U.S. airlines 787 North American launch customer provides competitive advantage NWA Cargo business U.S.-Asia Size Among US Carriers United 43% NWA 31% American 12% Continental 11% Delta 2% Source: Winter 2006 Schedule (ASMs) U.S. Mainland - Japan NWA 29% United 22% Japan Airlines 13% All Nippon 11% American 11% Continental 6% Source: Winter 2006 Schedule (ASMs) Network DTW MSP LAX SFO SEA HNL ICN PEK SIN BKK PVG HKG MNL TPE NRT Freighter Routes Passenger Routes PDX ORD ILN ANC CAN KIX PUS SPN GUM NGO

Network

Competitive Advantage

Network Enhancement

Manila
Hong Kong
Taipei
Shanghai
Beijing
Seoul
Tokyo
Delhi
Mumbai
Dubai
787-9
241 seats
787-8
200 seats
747-4
403 seats
Frankfurt
Amsterdam
Rome
London
Paris
Lagos
Detroit
Johannesburg
Sao Paulo
Buenos Aires

24

Tokyo Seoul Manila Beijing Delhi Mumbai Dubai Lagos Johannesburg Buenos Aires 787-9 241 seats 787-8 200 seats 747-4 403 seats Sao Paulo Shanghai Hong Kong Taipei Paris London Amsterdam Frankfurt Rome Detroit Competitive Advantage North American launch customer – 18 firm (Aug 2008-Jun 2011) – 50 options Headstart vs. UA / AA / DL Network Enhancement U.S.-China position DTW/MSP non-stop opportunities – Asia – Europe/India NWA has firm orders for 18 787 aircraft which provide further international growth opportunities Lower operating costs and state-of-the-art passenger experience Smaller gauge provides more flexibility for new non-stop services Range 8,000-8,500 miles (vs. 7,500 for 747-4) Network

Network

Atlantic

- Key attributes of NWA's Atlantic network include:
  1. DTW/MSP hubs well positioned to serve Heartland traffic
  2. $3.5 bil Joint Venture with KLM focused on AMS hub
  3. SkyTeam alliance with Air France
  4. Competitive Trans-Atlantic fleet with A330s having replaced DC10s

YVR
SEA
SFO
LAX
MSP
DTW
MEM
ORD
YYZ
YUL
BOS
EWR
JFK
IAD
ATL
IAH
MEX
LGW
AMS
FRA
CDG
DEL
BOM
HYD

25

Atlantic Key attributes of NWA’s Atlantic network include: DTW/MSP hubs well positioned to serve Heartland traffic $3.5 bil Joint Venture with KLM focused on AMS hub SkyTeam alliance with Air France Competitive Trans-Atlantic fleet with A330s having replaced DC10s Network NWA Atlantic Fleet A330 15 757 (2007) 7 KLM Atlantic Fleet B747 6 B777 3 A330 3 MD11 3 Total 15 Total NWA/KLM 37 FRA AMS EWR LAX ORD MEM BOS IAH LGW IAD MSP SEA YVR MEX DTW SFO CDG JFK DEL BOM YUL YYZ ATL HYD

Beginning in 2007, NWA will introduce 72 dual-class 76-seat regional jets Aircraft is optimally-sized for many NWA markets, have first class cabin and range flexibility to serve a variety of markets (~1,700 mile range) Aircraft to be flown by lower cost regional airline partners Fleet Pilot Agreement NWA 76-seat scope clause provides for initially up to 90 76 seaters at regional partners Provides for the creation of NWA-Owned regional carrier (Compass) Competitive wage rates and work rules through April 2013 Pending acquisition of Mesaba

Fleet

- Fleet modernization will drive improved results

Fleet Modernization	Benefits
▪ A330	▪ Better fleet economics
▪ B787	▪ Improved customer experience
▪ Large RJs	▪ Growth in critical markets

nwa

nwa

27

Fleet Fleet modernization will drive improved results A330 B787 Large RJs Better fleet economics Improved customer experience Growth in critical markets Fleet Modernization Benefits

Fleet Introduction of 757s will grow the Atlantic with new U.S. direct flights 10 aircraft with new World Business Class and new interiors 7 aircraft deployed in 2007, 3 in 2008

Product Leading World Business Class product top tier IATA ranking $60 million invested in new seats and in-flight entertainment 1,053 self-service kiosks at 215 airports ~$2.3 billion nwa.com sales in 2006 Internet check-in worldwide (w/KLM) 100% E-ticket by end of 2007 84% of passengers check-in via kiosk or nwa.com World Business Class Technology NWA continues to invest in new product attributes

Facilities

- NWA has first class airport facilities

<u>Facilities</u>

30

Facilities Facilities Detroit WorldGateway New Minneapolis and Tokyo facilities Amsterdam-Schipol leading European hub recognition by J.D. Powers Ability to grow NWA has first class airport facilities

Balance Sheet

Balance Sheet

Pre-Filing Debt ($ bil)
Pre-Restructure $13.5 bil
Unsecured Debt $1.7
Aircraft Debt $5.2
PV A/C Leases $4.6
Other Secured $1.1
Bank Debt $1.0
Post-Restructure $9.3 bil
PV A/C Leases $2.6
Aircraft Debt $4.6
Other Secured $1.1
Bank Debt $1.0

32

Pre-Filing Debt ($ bil) Pre-Restructure $13.5 bil Post-Restructure $9.3 bil Aircraft Debt $5.2 Aircraft Debt $4.6 Unsecured Debt $1.7 PV A/C Leases $2.6 PV A/C Leases $4.6 Debt reduction of $4.2 billion achieved through elimination of unsecured debt, restructured aircraft and other secured obligations $150 mil annual P&L savings from elimination of unsecured debt Balance Sheet Bank Debt $1.0 Other Secured $1.1 Bank Debt $1.0 Other Secured $1.1

5-Year Plan

5-Year Plan

Pre-tax margin %
7.6%
8.3%
Industry*
(Avg 1996-2000)
NW in 2008

EBITDAR Margin %
18.5%
18.9%
Industry*
(Avg 1996-2000)
NW in 2008

* Industry defined as Legacy carriers, Southwest and America West

34

5-Year Plan NWA’s Pre-tax and EBITDAR margins are consistent with historical industry levels Pre-tax margin % EBITDAR Margin % 7.6% 8.3% 18.5% 18.9% (Avg 1996-2000) (Avg 1996-2000) * Industry defined as Legacy carriers, Southwest and America West Industry* NW in 2008 Industry* NW in 2008

5-Year Plan

Consolidated ASMs (bil)
06-10 CAGR
93.0
96.4
97.8
100.4
100.7
ATL
PAC
DOM + RJ
8.9%
1.7%
0.5%
2006
2007
2008
2009
2010

	2006	2007	2008	2009	2010	06-10 CAGR
ASM YoY	(7.5%)	3.7%*	1.3%	2.8%	0.2%	2.0%

35

NWA’s capacity growth estimated at 2.0% annually (CAGR) through 2010 Consolidated ASMs (bil) DOM + RJ PAC PAC PAC PAC PAC ATL ATL ATL ATL ATL 06-10 CAGR 8.9% 1.7% 0.5% 2.0% DOM + RJ DOM + RJ DOM + RJ DOM + RJ ASM YoY (7.5%) 3.7% 1.3% 2.8% 0.2% * * Domestic 1.6%, Pacific 1.7%, Atlantic 14.2%, System Mainline 3.4%, Consolidated 3.7% 5-Year Plan 100.7 100.4 97.8 96.4 93.0 2006 2007 2008 2009 2010

5-Year Plan

Consolidated RASM (cts)
1.8% CAGR
10.18
11.44
11.55
11.85
12.14
12.28
2005
2006
2007
2008
2009
2010
–
12.3%
1.0%
2.6%
2.5%
1.2%

36

Consolidated RASM (cts) 1.8% CAGR – 12.3% 1.0% 2.6% 2.5% 1.2% NWA system unit revenue growth projected to be 1.8% per year 5-Year Plan 10.18 12.28 12.14 11.85 11.55 11.44 2005 2006 2007 2008 2009 2010

5-Year Plan

Forward Fuel Assumption ($/gal)
2.10
1.95
1.80
2007
2008
2009
2010

37

Fuel price assumed at $1.92/gal in 2007 increasing to $2.07/gal by 2010 Fuel movements up and down will impact revenue Forward Fuel Assumption ($/gal) 5-Year Plan 1.80 1.95 2.10 2007 2008 2009 2010

5-Year Plan

- Business plan achieves sustained profitability

Pre-tax Earnings ($ mil)

EBITDAR ($ mil)

1,689
2,305
2,511
2,813
2,851
2006
2007
2008
2009
2010

Margin %	2.4	7.7	8.3	9.6	9.9	13.4	18.0	18.9	20.2	20.2

38

Business plan achieves sustained profitability Pre-tax Earnings ($ mil) Margin % 2.4 7.7 8.3 9.6 9.9 EBITDAR ($ mil) 13.4 18.0 18.9 20.2 20.2 2006 2007 2008 2009 2010 2006 2007 2008 2009 2010 5-Year Plan 301 986 1,095 1,332 1,398 2006 2007 2008 2009 2010 1,689 2,305 2,511 2,813 2,851

Projected liquidity and debt levels Unrestricted Cash ($ mil) Gross Debt* ($ mil) * Balance sheet debt and capital leases + 7x aircraft rent (Mainline and Regional) 5-Year Plan 2,058 3,143 3,587 4,748 5,472 2006 2007 2008 2009 2010 11,555 9,706 10,290 10,184 9,136 2006 2007 2008 2009 2010

5-Year Plan

- Objective is a strong balance sheet

* Net Debt equals Gross Debt less unrestricted cash

40

Net Debt* ($ mil) Net Debt/EBITDAR Objective is a strong balance sheet 5-Year Plan * Net Debt equals Gross Debt less unrestricted cash 5.6 2.9 2.7 1.9 1.3 2006 2007 2008 2009 2010 9,497 6,563 6,703 5,437 3,663 2006 2007 2008 2009 2010

 $2.4 billion in annual cost reductions Right-size fleet and optimize network Eliminate excess debt and recapitalize balance sheet Sustainable profitability Competitive unit costs Long-term labor agreements Continued revenue premium Pension legislation enacted with manageable contributions Strong balance sheet with competitive liquidity and capitalization levels Summary Restructuring Accomplishments Where we are

EXHIBIT F.2

EXHIBIT F.2

FINANCIAL PROJECTIONS

NOTES TO FINANCIAL PROJECTIONS(1)

Projected pro forma balance sheets and projected financial performance for the Debtors are included in this Exhibit to the Disclosure Statement. This Projected financial information includes a Projected Income Statement, Projected Balance Sheet and a Projected Cash Flow Statement, based on the following:  (a) the Debtors’ consolidated preliminary unaudited financial statement information for full year 2006; and (b) consolidated projected operating and financial results (the “Projections”) for Reorganized Northwest’s four year period from 2007 through 2010 (the “Projection Period”). Also attached is a Projected Fresh Start Balance Sheet reflecting, in accordance with the requirements of fresh start reporting, the assumed effect of confirmation and the consummation of the transactions contemplated by the Plan on the Effective Date. The Projections include fresh start reporting assumptions as to the equity value of Reorganized Northwest and certain adjustments to reflect the fair market value of the Debtors’ assets and liabilities as of the Effective Date. The Debtors will be required to reflect such estimates or actual balances as of the Effective Date. Such determination will be based upon the fair value of its assets and liabilities as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates. The Projections include Northwest Airlines Corporation and its consolidated subsidiaries as of December 31, 2006, and as such, do not include the consolidation of Mesaba Aviation, Inc. (“Mesaba”), as contemplated by the pending acquisition more fully described in Section III.F.

The Projections assume that the Plan will be confirmed and consummated in accordance with its terms and that there will be no material changes in the current regulatory or aviation environment that will have an unexpected impact on the Debtors’ operations. The Projections assume an Effective Date of July 1, 2007, with allowed Claims treated in accordance with the Plan. The estimated recoveries set forth in the Disclosure Statement assume an Effective Date of June 1, 2007, but this would not cause a material difference in either the valuation or the Projections. Expenses incurred as a result of the reorganization cases are assumed to be paid upon the Effective Date of the Plan. If the Debtors do not emerge from chapter 11 by July 1, 2007 additional bankruptcy expenses will be incurred until such time as a Plan is confirmed. These expenses could significantly impact the Debtors’ results of operations and cash flows.

The Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants (“AICPA”) and as such, do not and are not required to conform with the AICPA descriptions and recommendations regarding presentation and disclosure of prospective financial information. The Projections have not been compiled, or prepared for examination or review, by the Debtors’ independent auditors, who accordingly assume no responsibility for them. The Projections should be read in conjunction with the assumptions, qualifications and footnotes to the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the unaudited actual results reported in the monthly operating reports of the Debtors. The Projections were prepared by management in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The assumptions regarding the operations of the business leading to and after the Effective Date were prepared in January 2007 and were based, in part, on economic, competitive,

(1) These Notes should be read in conjunction with the Plan, Disclosure Statement and any amendments or supplement thereto in their entirety.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Disclosure Statement.

and general business conditions prevailing at the time, as well as management’s forecast for the industry. Except for the purposes of the Disclosure Statement, the Debtors do not, as a matter of course, publicly disclose projections as to their future revenues, earnings, or cash flow. Accordingly, the Debtors do not intend to update or otherwise revise the Projections to reflect circumstances existing since their preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions.

While presented with numerical specificity, the Projections are based upon a variety of assumptions and are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the control of the Debtors. Consequently, the inclusion of the Projections herein should not be regarded as a guaranty by the Debtors (or any other person) that the Projections will be realized, and actual results may vary materially from those presented below.

Certain of the statements made in the Projections are forward-looking and are based upon information available to the Debtors on the date hereof. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Debtors are hereby identifying important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of the Debtors. Any such statement is qualified by reference to the following cautionary statements. The Debtors believe that the material risks and uncertainties that could affect the outlook of an airline operating under chapter 11 and in a global economy include, among others, the ability of the Debtors to continue as a going concern, the ability of the Debtors to obtain and maintain any necessary financing for operations and other purposes, the ability of the Debtors to maintain adequate liquidity, the Debtors’ ability to obtain court approval with respect to motions in the chapter 11 proceedings prosecuted by it from time to time, the ability of the Debtors to develop, confirm and consummate a plan of reorganization with respect to its chapter 11 proceedings, the ability of the Debtors to obtain and maintain normal terms with vendors and service providers, the Debtors’ ability to maintain contracts that are critical to its operations, the ability of the Debtors to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the ability of the Debtors to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Debtors to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Debtors’ future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, labor strikes, work disruptions, labor negotiations both at other carriers and the Debtors, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, and inflation. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in Section X.C. of the Disclosure Statement.

A.                                    Projected Consolidated Income Statement Assumptions

1.                                       Operating Revenues

(a)                                  Passenger Revenue:

Passenger Revenue includes revenue associated with the operation of mainline aircraft by the Debtor. The Debtors’ Passenger Revenue for 2006 was $9.2 billion, an increase of 3.7% over 2005. Limited industry capacity growth and fare increases resulting from higher fuel costs were significant contributors to this improvement. Over the Projection Period, Passenger Revenue is forecast to increase

2

at an average annual rate of 1.3%, or a total of $0.5 billion. Passenger Revenue is projected to be $9.7 billion in 2010.

The Debtors’ mainline Available Seat Miles (“ASMs”) for 2006 were 85.6 billion and are projected to be 88.5 billion for 2007, an increase of 3.4%. Over the Projection Period, mainline capacity is forecast to grow at an average annual rate of 0.4%, or a total of 1.2 billion ASMs, such that mainline capacity in 2010 is projected to be 86.8 billion ASMs. During the Projection Period, domestic mainline capacity is forecast to decrease at an annual average rate of 2.7%, and mainline international capacity is forecast to increase at annual average rate of 4.3%. The decrease in mainline domestic capacity reflects the Debtors’ strategy of rebalancing its domestic fleet to include new large regional jets to be operated by regional affiliates. Internationally, the introduction of long-haul smaller aircraft results in both growth opportunities and resizing of service to existing markets.

Mainline Passenger Revenue per Available Seat Mile (“PRASM”) of 10.78¢ for 2006 is forecasted to grow by 0.6% in 2007 and at an average annual rate of 0.9% during the Projection Period. Domestic mainline PRASM is a function of Northwest’s historical performance relative to the industry, the relationship of the Gross Domestic Product (“GDP”) of the U.S. to domestic industry airline revenues and the Debtors year-over-year changes in capacity compared to industry capacity forecasts. Domestic mainline PRASM for the Debtors is forecasted to maintain its historical premium to the domestic industry.

The Debtors believe the strong correlation between domestic industry PRASM and jet fuel prices will continue, and thus material changes in jet fuel prices will influence overall industry pricing behavior over the Projection Period.

Internationally, PRASM is largely driven by the correlation of the U.S. and foreign point of sale GDP, and historical international airline industry revenues. The Debtors have also forecast the impact of network changes on PRASM at the individual market level as smaller sized aircraft are introduced to expand capacity in both the Pacific and Atlantic international markets.

(b)                                 Regional Carrier Revenue:

Regional Carrier Revenue includes lifted ticketed revenue flown on aircraft operated by regional affiliates of the Debtor. Regional affiliates include Pinnacle Airlines, Inc. (“Pinnacle”), Mesaba, and Compass Airlines, Inc. (“Compass”). Driven by the introduction of new large regional jets and the return of certain previously removed small regional jets, regional carrier revenue is projected to grow 9.2% in 2007 and 17.3% on an average annual basis over the Projection Period. Regional affiliate capacity is projected to grow 16.9% on an average annual basis, resulting in a PRASM growth of 0.4% on an average annual basis over the Projection Period. Projected Regional Carrier PRASM is derived in a manner similar to domestic mainline PRASM.

(c)                                  Cargo Revenue:

Cargo Revenue includes freight and mail revenues generated by the operation of a dedicated freighter fleet and cargo space on its passenger aircraft. The majority of revenue results from cargo originating in or destined for Asia. Cargo Revenue is forecasted to grow 0.4% during the Projection Period and reflects specific yield and volume by shipping lane, inflationary increases, and change in capacity as operated both in the passenger network and dedicated freighters.

3

(d)                                 Other Operating Revenue:

Other Operating Revenue includes MLT (a vacation wholesaler specializing in travel packages including air transportation, hotel accommodations and car rental), transportation fees (cancellation fees, excess baggage, etc.), regional carrier rent and service-related revenue, and charter revenue. Rent revenue consists of revenue collected from regional carriers (excluding Compass Airlines) for aircraft leased by the Debtors and subleased to Mesaba or Pinnacle, offset by the Debtors’ rent expense for those aircraft. Service-related revenue represents revenue received from the regional carriers for certain services provided by the Debtors. The Projections include a reclassification of regional carrier sublease rent revenues and service-related revenues from Other Operating Revenue to Regional Carrier Expense, as well as a reclassification of the Debtors’ rent expense for regional aircraft  to Aircraft Rent. Other Operating Revenue is projected to grow 2.4% from 2007 to 2010 and generally tracks the growth in Passenger Revenue flown on mainline and regional affiliate aircraft.

2.                                       Operating Expenses

(a)                                  Aircraft Fuel

Aircraft Fuel for mainline operations is projected to be the Debtors’ largest expense (approximately 28%). Fuel expense incurred by regional affiliates for the operation of regional aircraft is included in Regional Carrier Expense. Projected Aircraft Fuel cost is assumed to be $1.92 per gallon for 2007, escalating to $2.07 in 2010. The Debtors’ forecast includes projected fuel burn rates by fleet type and accounts for changes in the network over the course of the Projection Period.

High volatility in oil prices experienced over the last 18-24 months has created much less certainty in the use of forward curves for forecasting fuel costs over the Projection Period. The Debtors believe their 2006 PRASM performance and jet fuel prices were correlated. The escalating fuel price in the Projections is consistent with PRASM growth in the Debtors’ forecast. The Debtors believe, based on historical data, that material movements in fuel prices would result in changes to industry fares and/or capacity.

The Debtors have taken steps to minimize risk in their largest expense by initiating fuel efficiency improvements, re-fleeting with aircraft with significantly lower fuel burn, and entering into fuel hedging transactions for 2007. The Debtors have hedges in place for 40% of anticipated usage through a combination of fuel derivatives.

(b)                                 Salaries and related costs

Salaries, wages and benefits are projected to be the Debtors’ second largest expense, representing approximately 20% of annual operating expense during the Projection Period. These expenses are forecast based upon expected levels of operation and include the labor cost savings generated by the consensual collective bargaining agreements (“CBAs”) with the Air Line Pilots Association (“ALPA”), the International Association of Machinists and Aerospace Workers (“IAM”), the Aircraft Technical Support Association (“ATSA”), the Transport Workers Union of America (“TWU”), the Northwest Airlines Meteorologists Association (“NAMA”) and the Aircraft Mechanics Fraternal Association (“AMFA”) implemented in 2005/2006. The Projections also include the employee pay and benefit cuts from management employees and the imposed contract terms associated with its flight attendants represented by the Association of Flight Attendants-Communication Workers of America (“AFA-CWA”). In addition, the Projections include the estimated savings associated with the Debtors’ Section 1114 proceedings, pursuant to which the Debtors are seeking reductions in the costs incurred to provide medical benefits to retirees.

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The Debtors have several defined benefit pension plans and defined contribution 401(k)-type plans covering substantially all of its employees. Northwest froze future benefit accruals for its defined benefit Pension Plans for Salaried Employees, Pilot Employees, and Contract Employees effective August 31, 2005, January 31, 2006, and September 30, 2006, respectively. Replacement coverage will be provided for these employees through 401(k)-type defined contribution plans, or in the case of IAM represented employees, the IAM National Multi-Employer Plan. Effective October 1, 2006, the Company elected the special funding rules for frozen defined benefit plans allowed under the Pension Protection Act of 2006 (“2006 Pension Act”) signed into law on August 17, 2006. The special funding rules for defined benefit plans that are frozen provide for amortization of the unfunded liability over a fixed 17-year period. The unfunded liability is defined as the actuarial liability calculated using an 8.85% interest rate minus the fair market value of plan assets. The financial impact of freezing the defined benefit plans, implementing defined contribution plans, and electing the special funding rules are included in the Projections.

As part of the Debtors’ overall labor restructuring, an employee Success Sharing Program (“Program”) was implemented.  The Program has two components – a profit sharing program and a performance incentive plan.  The Projections assume pay-out under this Program of approximately $150 million per year.

(c)                                  Aircraft Maintenance:

The Debtors outsource all airframe heavy maintenance, engine overhaul, and nearly all component repair. As a result, a significant portion of total maintenance cost resides in this line item. The remainder is related to mechanic payroll associated with line maintenance which appears in Salaries, Wages and Benefits. Aircraft Maintenance through the Projection Period is specific to actual scheduled airframe checks and engine overhauls at the fleet level, as well as engine contracts reflecting per hour rates. Cost escalators were applied to reflect both inflationary increases and aging of aircraft. Aircraft maintenance is relatively flat during the Projection Period reflecting the introduction of new, more efficient aircraft.

(d)                                 Landing Fees and Other Rent:

The Debtors lease various airport and non-airport facilities for which they incur rent expenses and municipal bond servicing costs. The Projections reflect savings resulting from the planned restructuring of, and the Debtors’ ongoing efforts to optimize, their use of real estate. Landing fees are incurred as a function of arrivals/departures, aircraft weight, and rates established by the various airports served by Northwest. The Projections anticipate a 2.5% average annual increase in landing fee rates charged by the various airports served by the Debtors.

(e)                                  Depreciation and Amortization:

The Projections include depreciation and amortization using the straight-line method over the estimated useful life of the property and equipment, primarily related to flight equipment. The useful life varies between three and 32 years depending on the specific tangible asset. The Debtors also have a variety of definite life intangible assets for which they recognize amortization expense. The amortization expense attributable to these definite life intangibles is also included in the Projections. No amortization expense is recorded with respect to intangible assets with an indefinite life. The amount of depreciation and amortization expense included in the Projections is based upon the estimated fair values of these assets, reflecting the impact of the adoption of fresh start reporting on the Effective Date. The Projections assume that all aircraft deliveries taken by the Debtors during the Projection Period will be owned aircraft, and as such, the impact of the depreciation related to these incremental deliveries is included in the Projections. The adoption of fresh start reporting produces a net increase in these non-cash expenses

5

over the Projection Period, as a result of increasing the amortization expense associated with new definite life intangible assets, partially offset by a net decrease in the depreciation and amortization expense on property and equipment. Refer to the Fresh Start Reporting discussion below for details on the fresh start reporting adjustments recorded in conjunction with adopting fresh start reporting.

(f)                                    Aircraft Rent:

Aircraft Rent reflects the operating expense associated with the Debtors’ aircraft financed under operating leases. In addition, the Debtors operate various aircraft under debt financing and capital lease structures. Expenses related to these aircraft are reflected in depreciation and interest expense. The Projections include the reclassification of rent expense for aircraft subleased to Pinnacle and Mesaba by the Debtors from Other Operating Revenue to Aircraft Rent, see discussion in Other Operating Revenue.

(g)                                 Regional Carrier Expense:

Northwest has airline service agreements with three regional carriers: Pinnacle, Mesaba, and Compass. The business terms of these agreements involve capacity purchase arrangements. Under these arrangements, Northwest controls the scheduling, pricing, reservations, ticketing and seat inventories for the regional carrier operator. Northwest is  entitled to all ticket, cargo and mail revenues associated with these flights. The regional carriers are paid based on operations for certain expenses and receive reimbursement for other expenses. As part of its overall restructuring, the Debtors renegotiated the agreements with its non-consolidated regional operators; these savings are included in the Projections. The Projections also include the reclassification of regional carrier rent and service-related revenue from Other Operating Revenue to Regional Carrier Expense (see discussion in Other Operating Revenue). Regional Carrier Expense does not include operating expenses associated with Compass Airlines. As a wholly-owned subsidiary, expenses for Compass Airlines flow through to the applicable operating expense lines. Regional Carrier Expense growth over the Projection Period is largely a function of capacity growth from CRJ-900s and escalating fuel.

(h)                                 Other Expenses:

Other Expenses are primarily comprised of food, purchased services, communications, personnel expenses and supplies. These expenses generally fluctuate with the level of flying and escalate with inflationary measures. The increase of 4.2% in Other Expenses during the Projection Period is the result of the shift to more outsourcing of aircraft, passenger and cargo handling, increased international flying (which drives increased food and air navigation expenses), and anticipated investments in product improvements.

(i)                                     Interest Expense, net:

Interest expense through the Projection Period is increased by the addition of debt from new aircraft purchases and reduced by scheduled principal payments on Long-Term Obligations.

(j)                                     Income Taxes:

The Debtors assume a statutory tax rate of 36.6% through the Projection Period. The Debtors anticipate approximately $4 billion of net operating loss carryforwards (“NOLs”) as of the Effective Date available for use by Reorganized Northwest during the Projection Period. The Projections assume utilization of these NOLs, subject to statutory limitations, significantly reducing Reorganized Northwest’s cash burden with respect to the payment of income taxes. GAAP prohibits Reorganized Northwest from recording an asset for these NOLs without demonstrating sufficient recent history of net income to confirm these NOLs can be used. Since these NOLs will exist as of confirmation, American

6

Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), directs that income tax expense be recorded at the statutory rate by Reorganized Northwest with the taxes not payable in cash recorded as a reduction first to goodwill and other intangible assets until those are exhausted and then as an increase to paid-in capital.

B.                                    Projected Consolidated Balance Sheet Assumptions

1.                                       Working Capital:

Working capital is comprised of receivables, inventories (flight, maintenance, fuel, operating supplies), prepaid assets, accounts payable, advanced ticket sales (air traffic liability), and other accrued liabilities. Working capital balances are impacted slightly by the Fresh Start Adjustments below, but largely continue their historical relationships to revenue and expenses associated with the level of flying.

2.                                       Restricted Cash:

Among other items, the Projections include all of the Debtors’ vendor holdback balances in Restricted Cash.

3.                                       Net Property and Equipment:

The Projections include a $0.9 billion reduction in the carrying value of these fixed assets as a result of fresh start reporting, as highlighted in the Projected Fresh Start Balance Sheet. Over the Projection Period, Net Property and Equipment increases from $7.0 billion in 2007 to $8.2 billion in 2010, driven primarily by the acquisition of new aircraft. The Projections assume that all aircraft deliveries taken by the Debtors during the Projection Period will be owned aircraft.

4.                                       Other Assets:

Other Assets is comprised of goodwill, intangible assets, computer software, investments in affiliated companies, prepaid expenses and other miscellaneous assets. Included in the Projections are intangible assets of the Debtors, including international route authorities, customer relationships, and certain other intangibles. Refer to the Fresh Start Reporting discussion below for details on the fresh start reporting adjustments related to recording goodwill and intangible assets in conjunction with the adoption of fresh start reporting.

5.                                       Long-Term Obligations:

As detailed in section III of the Disclosure Statement, the Debtors entered into a number of post-petition financings and fleet restructurings. The Projections include the savings associated with these restructurings. The Projected Fresh Start Balance sheet outlines the debt anticipated to be discharged as of the Effective Date. On August 21, 2006, the Debtors entered into a $1.225 billion Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement (the “DIP/Exit Facility”). Subject to the Debtors meeting certain conditions, the DIP/Exit Facility can be converted into exit financing. The Projections assume that the Debtors meet the required conditions and convert the DIP/Exit Facility into exit financing.

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6.                                       Deferred Credits and Other Liabilities:

Deferred credits and other liabilities include the long-term portion of pension and health-care benefits, deferred income taxes, and the Debtors’ WorldPerks frequent flyer liabilities. The Projections include certain adjustments as outlined below in the Fresh Start Reporting section.

7.                                       Common Stockholders’ Equity:

As discussed below, fresh start reporting results in a new reporting entity with no retained earnings or deficit with pre-existing common stock being eliminated. As described in section VII.B Seabury has derived a common Pre-Money Equity Value of the Reorganized Northwest of $7 billion. The Projections include the incremental proceeds of $.75 billion from the Rights Offering and the Purchased Shares, as more fully described in section V.D., which will provide additional liquidity to the Debtor.

C.                                    Projected Consolidated Cash Flow Assumptions

1.                                       Cash From Operating Activities:

Cash flow from operating activities is projected to increase from $1.4 billion cash inflow in 2006 to $2.1 billion in 2010. Aggregate cash produced from operating activities during the Projection Period is estimated to be $7.3 billion. Improved cash flow is a result of, among other things, the projected growth in revenue throughout the Projection Period, the $2.4 billion in cost restructuring benefits (salaries and related costs, aircraft ownership, non-labor initiatives) and the introduction of new aircraft.

2.                                       Cash From Investing Activities:

Cash flow from investing activities is projected to use $4.4 billion over the Projection Period, primarily reflecting non-aircraft capital expenditures of between $175 million and $300 million per year in 2007 to 2010 to sustain existing infrastructure and support growth and $4.0 billion in aircraft capital expenditures.

3.                                       Cash Flow From Financing Activities:

The Projections anticipate raising $500 million from Financing Activities during the Projection Period and include the proceeds associated with the Rights Offering and the Purchased Shares, the financing of new aircraft and the required principal payments related to aircraft and non-aircraft debt.

D.                                    Fresh Start Reporting – Projected Consolidated Balance Sheet Assumptions

Fresh start reporting adjustments have been made to reflect the estimated adjustments necessary to adopt fresh start reporting in accordance with SOP 90-7. Fresh start reporting requires an allocation of the reorganization value of Reorganized Northwest to the entity’s assets in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations. As such, the Projections reflect the assets and liabilities of the Debtors as of the Effective Date at their estimated fair market value. Fresh start reporting also requires that all liabilities, other than deferred taxes, be stated at the present value of the amounts to be paid determined at the appropriate market interest rates.

The balance sheet adjustments set forth in the Projected Fresh Start Balance Sheet in the columns captioned a) Debt Discharge & Reclassifications, b) New Credit Facility Financing Transactions, c) New Equity Issued, and d) Fresh Start Adjustments reflect the assumed effect of Plan confirmation and consummation, including the settlement of various liabilities, securities issuances, and cash payments as

8

more thoroughly described in the Plan. Below, the Debtors highlight certain assumptions that were made in the aforementioned columns.

a) Debt Reclassification and Debt Discharge:  In the Debt Discharge and Reclassification column, certain of the items included in Liabilities Subject to Compromise are reclassified to the appropriate balance sheet account, and other liabilities are recognized in accordance with the terms of the Plan. At this time, the Debtors expect Liabilities Subject to Compromise to be approximately $16.3 billion immediately before emergence from chapter 11, of which (a) $4.1 billion will be reclassified as Pension liabilities for our defined benefit pension plans and Other Post Retirement Benefits, (b) $2.9 billion will be reclassified as Long-Term Debt, (c) $0.2 billion will be reclassified as Capital Leases, and (d) $0.1 billion will be reclassified as other liabilities. In addition, other miscellaneous deferred credits with no value to Reorganized Northwest will be written-off as a reorganization expense. The remaining projected balance of $8.9 billion in the Liabilities Subject to Compromise will be discharged with the issuance of new Common Stock in the successor Company. As a result of the various Debt Discharge and Reclassification transactions, a projected gain on extinguishment of debt of approximately $2.1 billion will be recorded in the income statement as a non-cash item. This non-cash gain does not represent new resources available to Reorganized Northwest for its use.

b) New Credit Facility Financing Transaction:  On August 21, 2006, the Debtors entered into a $1.225 billion Super Priority Debtor in Possession and Exit Credit and Guarantee Agreement (the “DIP/Exit Facility”). Subject to the Debtors meeting certain conditions, the DIP/Exit Facility can be converted into exit financing. The Projections assume that the Debtors meet the required conditions and convert the DIP/Exit Facility into exit financing. Cash raised from the new equity issuance is assumed to retire portions of the original DIP/Exit Facility.

c) New Equity Issued:  The Debtors expect to extend the right to purchase Reorganized Northwest’s new Common Stock to the Debtors unsecured creditors upon emergence from bankruptcy. Transactions associated with this new equity issuance are reflected in this column.

d) Fresh Start Adjustments:  The Projections include fresh start reporting assumptions as to the reorganized equity value of Reorganized Northwest and certain adjustments to reflect the fair market value of the Debtors’ assets and liabilities as of the Effective Date. Reorganized Northwest will be required to reflect such estimates or actual balances as of the Effective Date. Such determination will be based upon the fair value of its assets and liabilities as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates. The fresh start reporting adjustments anticipates that the fair value of the Debtors’ assets is exceeded by the reorganization value. This excess is recorded as Goodwill. The significant fresh start reporting adjustments, based on current estimates, are reflected in the Projections and are summarized as follows:

(i)                                  Working Capital:  Reorganized Northwest anticipates that its current assets are reflected at current market value. As a result, no fresh start adjustment has been included in the Projections for these assets. The Projections include additional current frequent flyer liabilities of $0.2 billion (see Other Liabilities section) and a $0.3 billion increase to the Air Traffic Liability (“ATL”).

(ii)                              Operating Property and Equipment, net:  A fresh start adjustment of approximately $0.9 billion is expected to reduce the values of the fixed assets (mainly aircraft) to their estimated fair market values.

(iii)                          Other Assets:  A fresh start adjustment of approximately $4.5 billion is expected to record identified intangible assets. These intangible assets reflect the estimated fair market value of Reorganized Northwest’s international route authorities, customer relationships, and certain other

9

intangible assets. Certain of these assets, such as the international route authorities, are expected to have an indefinite remaining life as they are considered renewable intangible assets and, therefore, will have no associated amortization included in the Projections. The carrying value of these indefinite lived intangible assets will be subject to annual impairment review under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). The various remaining intangible assets have estimated useful lives ranging from two years to eight years over which the assets are amortized.

A fresh start adjustment of approximately $8.7 billion is expected to record goodwill. Goodwill represents the excess of the reorganization value over the fair value of Reorganized Northwest’s identifiable assets. The carrying value of goodwill assets is not amortized in the Projections; however, the value will be subject to annual impairment review under SFAS No. 142.

(iv)                            Deferred Credits and Other Liabilities:  Reorganized Northwest expects to record a deferred tax liability of $1.7 billion upon emergence that will not be shielded by carry-forward NOLs. This liability represents the deferred taxes on the indefinite-lived intangible assets.

No fresh start adjustment is included in the Projections related to the remeasurement of Reorganized Northwest’s frozen pension plan. The pension liability included represents our best estimate of the Company’s pension liability at the Effective Date.

Reorganized Northwest expects to record an adjustment of $2.1 billion to record the long-term portion of the WorldPerks frequent flyer liability. This adjustment reflects an increase to reflect the fair value of the liability in a deferred revenue model. Currently, the Debtors account for this liability using an incremental cost approach, which contemplates a lower value for each award. The incremental liability recorded reflects a fresh start adjustment due to a Change in Accounting Principle. Adopting a deferred revenue approach requires the application of fair value upon confirmation.

(v)                                Total Stockholders’ Equity (Deficit):  Adopting fresh start reporting results in a new reporting entity with no retained earnings or deficit. All pre-existing common stock is eliminated and replaced by the new equity structure of Reorganized Northwest as described in the Plan. The fresh start adjustments include the write-off of existing common stock, retained deficit and other comprehensive income.

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REORGANIZED NORTHWEST CORPORATION AND CONSOLIDATED SUBSIDIARIES

Projected Income Statement

($ Millions)	2006	2007	2008	2009	2010
Passenger Revenue	9,230	9,609	9,300	9,573	9,715
Regional Carrier Revenue	1,399	1,527	2,276	2,621	2,650
Cargo Revenue	946	875	907	951	962
Other	992	759	769	796	815
Total Operating Revenue	12,568	12,771	13,252	13,942	14,141

Aircraft Fuel and Taxes	3,386	3,226	3,258	3,319	3,360
Salaries, Wages and Benefits	2,662	2,476	2,402	2,503	2,554
Aircraft Maintenance Materials and Repairs	796	791	788	785	801
Selling and Marketing	759	786	809	859	883
Other Rentals and Landing Fees	562	550	553	571	585
Depreciation and Amortization	519	503	611	685	724
Aircraft Rentals	226	379	361	380	395
Regional Carrier Expense	1,406	975	1,207	1,302	1,328
Other	1,511	1,661	1,723	1,788	1,779
Total Operating Expense	11,828	11,348	11,713	12,193	12,409

Operating Income	740	1,423	1,539	1,748	1,733

Interest Expense, net	(555)	(557)	(569)	(614)	(573)
Investment Income	109	114	114	189	226
Other	7	6	11	8	12
Total Other Income (Expense)	(439)	(437)	(444)	(417)	(335)

Income (Loss) Before Income Taxes and Non-Recurring Items	301	986	1,095	1,332	1,398
Pre-Tax Margin w/ Profit Sharing %	2.4	7.7	8.3	9.6	9.9

Non-Recurring Items	(3,165)	—	—	—	—

Income (Loss) Before Income Taxes	(2,864)	986	1,095	1,332	1,398

Income Tax Expense (Benefit)	(30)	192	401	487	512

Net Income (Loss)	(2,835)	794	694	844	886

Mainline ASMs	85,603	88,546	85,668	86,579	86,823
Consolidated ASMs	93,024	96,422	97,698	100,415	100,659

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REORGANIZED NORTHWEST CORPORATION AND CONSOLIDATED SUBSIDIARIES

Projected Statement of Cash Flows

($ Millions)	2006	2007	2008	2009	2010

Cash from Operating Activities
Net Income	(2,835)	794	694	844	886
Depreciation and Amortization	519	503	611	685	724
Pension / OPEB Contributions Less than Expense	263	106	(5)	(10)	(21)
Working Capital	225	(114)	67	82	31
Tax Expense / (Credit) - Goodwill Deduction	—	192	401	487	512
Other	3,187	(105)	(14)	(14)	(35)
Cash Flow from Operating Activity	1,360	1,375	1,754	2,075	2,097

Cash from Investing Activities
AC Acquisition	(687)	(1,403)	(1,790)	(417)	(397)
Other Capital Expenditures	(98)	(186)	(255)	(288)	(250)
Sale of Assets	17	150	281	—	—
Change in Restricted Cash	141	127	—	—	—
Other	(2)	—	—	—	—
Cash Flow from Investing Activity	(629)	(1,312)	(1,763)	(705)	(647)

Cash Flow from Financing Activities
Proceeds - AC Debt Financing	579	1,138	1,357	264	69
Proceeds - AC Sale Leaseback	—	—	—	—	—
Proceeds - Non-AC	4	—	—	—	—
Payments - AC	(652)	(622)	(716)	(336)	(722)
Payments - Non-AC	(1,092)	(56)	(175)	(124)	(60)
DIP/Exit Financing	1,225	(187)	(12)	(12)	(12)
Exit Equity	—	750	—	—	—
Other	—	—	—	—	—
Cash Flow from Financing Activity	65	1,022	454	(209)	(725)

Inc/(Dec) in Unrestricted Cash	795	1,085	444	1,161	724

Beginning Unrestricted Cash	1,263	2,058	3,143	3,587	4,748
Ending Unrestricted Cash	2,058	3,143	3,587	4,748	5,472

2

REORGANIZED NORTHWEST CORPORATION AND CONSOLIDATED SUBSIDIARIES

Projected Balance Sheet

($ Millions)
As of December 31	2006	2007	2008	2009	2010

ASSETS
CURRENT ASSETS
Cash, Cash Equivalents and Unrestricted Short-Term Investments	2,058	3,143	3,587	4,748	5,472
Restricted Cash	749	623	623	623	623
Accounts Receivable	636	636	670	700	709
Inventories (flight, maintenance and operating supplies)	233	253	271	268	271
Prepaid and Other	210	210	216	228	236
Total Current Assets	3,887	4,865	5,367	6,566	7,311

PROPERTY AND EQUIPMENT
Net Flight Equipment and Net Flight Equipment under Capital Lease	7,621	7,025	8,173	8,180	8,175
Other Property and Equipment, net	571	524	606	676	671
Total Property and Equipment	8,191	7,549	8,779	8,856	8,846

OTHER ASSETS
Investment in Affiliated Companies	42	42	49	56	64
Intangible Assets	654	5,069	4,998	4,931	4,865
Goodwill	8	8,560	8,160	7,672	7,161
Other	429	998	999	999	999
Total Other Assets	1,132	14,669	14,205	13,659	13,089

TOTAL ASSETS	13,210	27,083	28,351	29,081	29,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Air Traffic Liability	1,144	1,444	1,531	1,620	1,644
Air Traffic Liability - Frequent Flyer	413	636	636	636	636
Accrued Compensation and Benefits	301	484	486	503	512
Accounts Payable and Other	1,138	985	1,016	1,031	1,049
Current Maturities of Long-Term Debt and Capital Leases	214	903	472	794	687
Total Current Liabilities	3,209	4,452	4,141	4,584	4,529

LONG-TERM OBLIGATIONS
Long-Term Debt and Capital Leases	2,675	5,236	6,134	5,616	5,009
DIP/Exit Financing	1,225	1,038	1,026	1,013	1,001
Total Long-Term Obligations	3,900	6,274	7,159	6,629	6,010

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred Taxes	—	1,716	1,712	1,706	1,692
Pension and OPEB	86	4,333	4,328	4,318	4,297
Long-Term Air Traffic Liability - Frequent Flyer	—	2,113	2,113	2,113	2,113
Other	160	180	180	180	180
Total Deferred Credits and Other Liabilities	246	8,342	8,333	8,317	8,282

LIABILITIES SUBJECT TO COMPROMISE	13,844	—	—	—	—

PREFERRED REDEEMABLE STOCK SUBJECT TO COMPROMISE	277	—	—	—	—

COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Predecessors’ Common Stock and Paid-in Capital	493	—	—	—	—
Retained Earnings (Deficit)	(7,384)	265	968	1,802	2,675
Accumulated OCI	(1,374)	—	—	—	—
Reorganized Northwest Common Stock and Paid-in Capital	—	7,750	7,750	7,750	7,750
Total Common Stockholders’ Equity	(8,265)	8,015	8,718	9,552	10,425

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	13,210	27,083	28,351	29,081	29,246

3

REORGANIZED NORTHWEST CORPORATION AND CONSOLIDATED SUBSIDIARIES

Projected Fresh Start Balance Sheet

	(Predecessor)		New Credit Facility			(Successor)
	Projected	Debt Discharge &	Financing	New Equity	Fresh Start	Reorganized
($ millions)	June 30, 2007	Reclassification	Transactions	Issued	Adjustments	July 1, 2007

ASSETS
CURRENT ASSETS
Cash, Cash Equivalents and Unrestricted Short-Term Investments	2,662	(227)	(175)	750	—	3,010
Restricted Cash	673	—	—	—	—	673
Accounts Receivable	706	—	—	—	—	706
Inventories (flight, maintenance and operating supplies)	245	—	—	—	—	245
Prepaid and Other	211	—	—	—	—	211
Total Current Assets	4,497	(227)	(175)	750	—	4,845

PROPERTY AND EQUIPMENT
Net Flight Equipment and Net Flight Equipment under Capital Lease	7,714	—	—	—	(926)	6,788
Other Property and Equipment, net	553	—	—	—	(12)	541
Total Property and Equipment	8,267	—	—	—	(938)	7,329

OTHER ASSETS
Investments in Affiliated Companies	42	—	—	—	—	42
Intangible Assets	654	—	—	—	4,453	5,107
Goodwill	8	—	—	—	8,746	8,754
Other	532	—	—	—	—	532
Total Other Assets	1,236	—	—	—	13,199	14,435

TOTAL ASSETS	14,000	(227)	(175)	750	12,261	26,609

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Air Traffic Liability	1,471	—	—	—	300	1,771
Air Traffic Liability - Frequent Flyer	413	—	—	—	223	636
Accrued Compensation and Benefits	346	89	—	—	—	435
Accounts Payable and Other	1,016	1	—	—	—	1,017
Current Maturities of Long-Term Debt and Capital Leases	—	—	10	—	—	10
Total Current Liabilities	3,246	90	10	—	523	3,869

LONG TERM OBLIGATIONS
Long-Term Debt and Capital Leases	3,775	3,078	(1,225)	—	—	5,628
Exit Financing	—	—	1,040	—	—	1,040
Total Long-Term Obligations	3,775	3,078	(185)	—	—	6,668

DEFERRED CREDITS AND OTHER LIABILITIES
Deferred Taxes	—	—	—	—	1,716	1,716
Pension and OPEB	232	4,078	—	—	—	4,310
Long-Term Air Traffic Liability - Frequent Flyer	—	—	—	—	2,113	2,113
Other	140	43	—	—	—	183
Total Deferred Credits and Other Liabilities	372	4,121	—	—	3,829	8,322

LIABILITIES SUBJECT TO COMPROMISE	16,303	(16,303)	—	—	—	—

PREFERRED REDEEMABLE STOCK SUBJECT TO COMPROMISE	277	(277)	—	—	—	—

COMMON STOCKHOLDERS’ EQUITY (DEFICIT)
Predecessors’ Common Stock and Paid-in Capital	493	—	—	—	(493)	—
Retained Earnings (Deficit)	(9,092)	2,064	—	—	7,028	—
Accumulated OCI	(1,374)	—	—	—	1,374	—
Reorganized Northwest Common Stock and Paid-in Capital	—	7,000	—	750	—	7,750
Total Common Stockholders’ Equity (Deficit)	(9,973)	9,064	—	750	7,909	7,750

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	14,000	(227)	(175)	750	12,261	26,609

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EXHIBIT G

The dollar amount of all Claims filed against the Debtors totals approximately $129 billion. This amount has been reduced by approximately $12.4 billion by the Debtors’ filing of omnibus objections, withdrawals of Claims and resolution of Claims. The Debtors intend to object to many of the remaining Claims on the grounds that they are duplicative, late, overstated, based upon contingencies that have not occurred, or otherwise do not state a valid Claim. However, the foregoing Claims totals do not include Claims that were filed without a specified dollar amount or referred to as unliquidated Claims. While the Debtors are continuing to resolve Claims in accordance with the claims resolution procedures approved by the Bankruptcy Court, this process likely will not conclude until well after confirmation of the Debtors’ Plan. The Debtors estimate that the amount of all Allowed Claims remaining after completion of the claims resolution process will be in the range of $8.75 to $9.5 billion. This estimate is subject to significant uncertainties relating to the resolution of various Claims, including the resolution of contingent and unliquidated Claims, such as litigation Claims. As a result, there can be no assurances that the ultimate amount of such Allowed Claims will not exceed $9.5 billion. This estimate does not include any amounts for post–petition interest on Allowed unsecured Claims and also excludes administrative, priority and secured Claims.

The Debtors have resolved various Claims since the commencement of the Chapter 11 Cases. In connection with such resolutions, the Debtors have agreed to the allowance of certain Claims, and these agreements have, when required, been approved by the Bankruptcy Court.

Below is a table of the significant Allowed unsecured Claims already established or expected to be established in the Chapter 11 Cases. Please refer to Schedules 4.2, 4.3, 4.5 to the Plan for information on significant Allowed secured Claims established in the Chapter 11 Cases. This table does not include an estimate of Disputed Claims currently docketed at $0 (because the proof of claim did not include a claim amount) or Disputed Claims docketed as contingent or unliquidated. Nor does this exhibit include an estimate of Disputed Claims currently docketed as secured, administrative, or priority, but as to which Northwest believes the Claim will ultimately result as an unsecured liability.   The table also does not include Claims arising from the Series C Judgment (defined below) that are redundant of the Series C Judgment Claims (defined below) filed by the IAM and the IBT. Finally, the table does not include an estimate of new unsecured Claims resulting from future case developments, such as Claims created by future executory contract rejections.

Original Creditor	Description	Unsecured Amount

Allowed Claims - Greater than or Equal to $15M
ALPA (Air Line Pilots Association)	Collective Bargaining Agreement Restructuring	888,000,000
US Bank	1996-1 EETC Restructuring	480,000,000
Pinnacle	Airline Service Agreement Restructuring	377,500,000
HSBC Bank USA	Senior Notes - 9.875% due 2007	314,730,208
HSBC Bank USA	Senior Notes - 10.0% due 2009	303,583,333
Export Development Canada	CRJ Aircraft Restructuring	295,000,000
US Bank	US Bank 1999-1 EETC Restructuring	284,900,000
HSBC Bank USA	Senior Notes - 8.875% due 2006	276,883,623
Law Debenture Trust Co. of New York	Guarantee of Conv. Senior Notes - 7.625% due 2023	233,623,684

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IAM (International Association of Machinists and Aerospace Workers) IBT (International Brotherhood of Teamsters)	Series C Judgments	212,520,141 64,770,000
HSBC Bank USA	Senior Notes - 7.875% due 2008	207,831,250
IAM (International Association of Machinists and Aerospace Workers)	Collective Bargaining Agreement Restructuring	181,000,000
Law Debenture Trust Co. of New York	Guarantee of Conv. Senior Notes - 6.625% due 2023	151,214,583
Mesaba Aviation, Inc.	Stock Purchase and Reorganization Agreement	145,000,000
HSBC Bank USA	Debt - 9.5% QUIBS due 2039	143,590,521
Northwest Management	Compensation and Benefit Reductions	129,096,917
US Bank	A320 Aircraft Restructuring	117,887,351
HSBC Bank USA	Senior Notes - 8.7% due 2007	104,325,833
US Bank	1999-3 EETC Restructuring	86,483,860
US Bank	2000-1 EETC Restructuring	79,950,035
Export Development Canada	CRJ Aircraft Restructuring	75,711,113
US Bank	N661US Restructuring	75,000,000
JP Morgan Chase Bank, N.A. As Assignee Of General Electric Capital Corp.	N806NW, N807NW, N851NW-N853NW, N856NW, N857NW Restructurings	45,000,000
US Bank	1999-3 EETC Restructuring	44,997,240
Bombardier	Rejection of Aircraft Purchase Agreement	33,500,000
Boeing Capital Loan Corporation	N591NW-N593NW Restructurings	29,392,026
Bell Atlantic Tricon Leasing Corporation	N637US Restructuring	27,829,469
General Electric Company	N331NW-N334NW Restructurings	19,800,000
UT Finance Corporation	N588NW, N594NW, N676NW Restructurings	17,500,000
Wells Fargo Bank Northwest, NA	N550NW, N551NW, N554NW, N583NW, N584NW Restructurings	17,500,000
Special Value Opportunities Fund, LLC	N631NW, N632NW, N645NW, N646NW Restructurings	16,946,459
Worldspan L.P.	Assumption of Participating Carrier Agreement and Supplement Agreement	15,635,000
Bank of America, N.A.	N501US, N502US Restructurings	15,164,645
V18N-757, LLC	N526US Restructuring	15,000,000
	Sub-total	$5,526,867,292

Allowed Claims - Less than $15M		$133,213,826

Allowed Guaranty Claims - Greater than or Equal to $15M		$3,024,271,254

Disputed Claims - Greater than or Equal to $15M		$13,105,924,321

Disputed Claims - Less than $15M		$209,031,591

Total		$21,999,308,283

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NOTE:

The unsecured note claims, listed above as filed, may ultimately result in different Allowed amounts as a result of differences in pre-petition interest and the consideration of original issue discount. Further, certain Allowed Claims are pending Final Orders.

A.                                    Claims Arising from New Ratified Collective Bargaining Agreements

As described in section IV of the Disclosure Statement, the Debtors have reached modified collective bargaining agreements with six of their labor unions. In connection with five of these modified collective bargaining agreements, the Debtors have granted unsecured Claims to the unions in respect of the concessions made by such unions, to arise upon the Effective Date of the Plan.

On December 15, 2006, the Debtors filed a motion, upon ALPA’s request, seeking to allow ALPA to sell a portion of the claim granted to ALPA in connection with its restructured collective bargaining agreement prior to the effective date of a plan of reorganization. On December 28, 2006, the Bankruptcy Court approved this request. Thereafter, the Bankruptcy Court approved similar orders relating to the IAM, on January 11, 2007, and the ATSA, TWU and NAMA, also on January 11, 2007. The table below lists the original Claim amounts for each of the five unions and the amount of the Claim that was sold. The Debtors have filed a motion, upon ALPA’s request, seeking to allow ALPA to sell an additional 20% portion of the claim granted to ALPA in connection with its restructured collective bargaining agreement prior to the effective date of a plan of reorganization, and has agreed with each other union listed above to file motions to allow such unions to sell an additional 20% of their claim.

Union	Claim Under Restructured CBA	Claim Sold
ALPA	$888,000,000	$177,600,000
IAM	$181,000,000	$36,200,000
ATSA	$2,283,000	$456,600
TWU	$1,497,200	$299,440
NAMA	$141,700	$28,340

B.                                    Series C Judgment Claims

Prior to the Commencement Date, each of the IAM and the International Brotherhood of Teamsters (“IBT”), as the authorized representative of its respective members, brought suit in the Supreme Court of the State of New York for damages arising from the alleged breach of certain letter agreements (the “Equity Letter Agreements”) relating to, among other things, the issuance and redemption of Series C Preferred Stock (the “Series C Stock”). Each was awarded a judgment (collectively, the “Series C Judgments”) against NWA Corp. Pursuant to the Equity Letter Agreements, NWA Corp. agreed to issue shares of Series C Stock to separate trusts for each Labor Organization in exchange for certain wage and benefit concessions. Under the Equity Letter Agreements, each holder of Series C Stock had the right to “put” its shares to NWA Corp. during the sixty day period prior to August 1, 2003. In July of 2003, NWA Corp.’s board of directors determined that legal restrictions under Delaware law would not allow the Debtor to repurchase the Series C Stock at that time.

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The IBT filed Claim No. 4851, in the amount of $64,770,000, and the IAM filed Claim No. 8964, in the amount of $212,520,140.80, each respectively based on the Series C Judgment (collectively with Claim No. 4851, the “Series C Judgment Claims”). The Series C Judgment Claims are filed as unsecured and nonpriority.

The Series C Judgment Claims, totaling $277,290,140.80, are based on the two Series C Judgments. On the Effective Date, the Series C Judgment Claims shall become Allowed General Unsecured Claims in Class 1D.

C.                                    Management Claim

The Debtors filed Claim No. 11196 (the “Management Claim”) in a total amount not less than $129,096,917 on behalf of current salaried employees (the “Employees”) of the Debtors in order to preserve the Employees’ rights with respect to, as applicable, (a) the Employees’ compensation and benefit reductions agreed to as part of the 2004 Bridge Agreement reached between the Debtors and their pilots union, the Airline Pilots Association, International, and (b) the Employees’ compensation and benefit reductions agreed to as part of the 1113 negotiation process in these chapter 11 cases, calculated in the same manner as the claims granted to the unions who agreed to and ratified modified collective bargaining agreements. On the Effective Date, the Management Claim shall become an Allowed General Unsecured Claims in Class 1D and Claim No. 11197 shall be deemed withdrawn.

D.                                    Regional Airline Claims - Pinnacle and Mesaba

As discussed in section III.F of the Disclosure Statement, Northwest has airline services agreements with two regional carriers: Pinnacle and Mesaba, pursuant to which these regional carriers operate their flights under the Northwest “NW” code and operate as Northwest Airlink. During the Chapter 11 Cases, the Debtors entered into a Stock Purchase and Reorganization Agreement (“SPRA”) with Mesaba and a Stock Purchase Agreement with Mesaba’s parent, MAIR Holdings, Inc. (“MAIR”), both subject to bankruptcy court approval. Pursuant to the SPRA, Northwest Airlines will acquire all the equity interests in an entity resulting from a bankruptcy plan of reorganization of Mesaba. The Debtors also agreed to resolve all outstanding claims with MAIR and to sell to MAIR all of Northwest Airlines’ stock in MAIR. Northwest intends to enter into a new airline services agreement with Mesaba. In connection with the restructuring of the Debtors’ agreements with Mesaba, the Debtors granted Mesaba an Allowed unsecured Claim in the amount of $145 million.

The Debtors also entered into and obtained court approval for an amended airline services agreement with Pinnacle (the “Amended Pinnacle ASA”) and related agreements. Pinnacle and Northwest Airlines agreed that any plan of reorganization proposed by Northwest that contemplates that Northwest will remain in the passenger air transportation business would provide for the assumption of the Amended Pinnacle ASA. In connection with such assumption, Northwest Airlines granted an Allowed general unsecured Claim of $377.5 million to Pinnacle in full and final satisfaction of any and all Claims filed against the Debtors by Pinnacle and in satisfaction of any cure obligations upon the assumption of the Amended Pinnacle ASA.

E.                                      Unsecured Series of Notes

As of the Commencement Date, Northwest had eight issuances of unsecured notes outstanding, totaling approximately $1.69 billion. The Debtors have granted Allowed unsecured Claims to the Indenture Trustee under each of these issuances. These Claims, listed above as filed, may ultimately result in different Allowed amounts as a result of differences in pre-petition interest and the consideration of original issue discount.

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F.                                      Aircraft Claims

Since the Commencement Date, the Debtors have restructured the leases or financings relating to approximately 330 aircraft. As of December 31, 2006, the Debtors have also rejected and abandoned or otherwise removed from their operating fleet approximately 71 aircraft. The Debtors have sought to restructure or reject obligations representing approximately 50% of their fleet count and substantially completed approximately $400 million in annual aircraft ownership reductions, including interest, rent and depreciation expense. The fleet restructuring has also contributed to the significant deleveraging of the Debtors’ balance sheet. Of the $9.8 billion in aircraft debt and lease obligations as of the Commencement Date, approximately $2.5 billion has been eliminated. The Debtors’ fleet restructuring efforts have resulted in substantial savings to the Debtors, enabling the Debtors to meet their restructuring goals. In connection with such restructurings, the Debtors have also granted $1.6 billion in Allowed unsecured Claims to counterparties under aircraft financing agreements.

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